As filed with the Securities and Exchange Commission on December 2, 2025.

Registration Statement No. 333-290369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

JOSS Realty REIT, Inc.

(Exact name of registrant as specified in its governing instruments)

650 5th Avenue, Suite 2700
New York, New York 10019
(212) 710-8197

(Address, including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Larry Botel

650 5th Avenue, Suite 2700
New York, New York 10019

(212) 710-8193

(Name, Address, including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew Epstein, Esq. Kris Ferranti, Esq. Om Pandya, Esq. Clifford Chance US LLP Two Manhattan West 375 9th Avenue New York, New York 10001 (212) 878-8000	Michael Blankenship, Esq. Winston & Strawn LLP 800 Capital St. Suite 2400 Houston, Texas 77002-2925 (713) 651-2600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, dated December 2, 2025

                3,000,000 Shares

JOSS Realty REIT, Inc.

3,000,000 Shares of Common Stock

We are offering 3,000,000 shares of our common stock. All of the shares of common stock offered by this prospectus are being sold by us. This is an initial public offering. Prior to this offering, there has been no public market for our common stock. We expect the initial public offering price of our common stock to be between $4.00 and $6.00 per share.

We have applied to list our common stock on the NYSE American LLC (“NYSE American”), under the symbol “JOSS.”

We intend to elect to qualify to be taxed as a REIT under the Code, commencing with our short taxable year ending December 31, 2025. We believe that as of such date we will have been organized and will have operated in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes. We intend to continue to be organized and operate as a REIT in the future. To assist us in qualifying as a REIT, our charter prohibits, with certain exceptions, the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate of the outstanding shares of our capital stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock and capital stock. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer” for a description of the ownership and transfer restrictions applicable to our common stock.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and will be subject to reduced public company reporting requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 26 for factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page 162 of this prospectus for additional information regarding underwriting compensation.

The underwriters have the option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional 450,000 shares from us at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares of common stock to purchasers on or about      , 2025.

D. Boral Capital

The date of this prospectus is      , 2025

i

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Market Data

We use market data and industry forecasts and projections throughout this prospectus and, in particular, the sections entitled “Prospectus Summary” and “Business and Properties.” We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market data included in this prospectus are reliable, we have not independently verified this information.

Non-GAAP Financial Measures

In this prospectus, we use certain non-GAAP financial measures as supplemental performance measures of our business, including NOI, EBITDA, Adjusted EBITDA, and FFO. For definitions of these metrics, reconciliations of these metrics to our net loss for the comparable periods, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses such metrics, see “Summary Historical and Pro Forma Combined Consolidated Financial Data—Non-GAAP Financial Measures.”

ii

Certain Terms Used in This Prospectus

Unless the context otherwise requires, the following terms and phrases are used throughout this prospectus as described below:

●

“ABR” means the annualized contractual cash rent due for the last month of the reporting period, and adjusted to remove rent from properties sold during the month and to include a full month of contractual cash rent for properties acquired during the last month of the reporting period;

●	“EBITDA” means earnings before interest, taxes, depreciation and amortization;

●	“FFO” means funds from operations;

●	“formation transactions” means the formation transactions described under “Structure and Formation of our Company;”

●	“fully diluted basis” means information is presented assuming all outstanding OP units have been exchanged for shares of common stock on a one-for-one basis and all equity awards to be issued to our management and members of our board of directors in connection with this offering are outstanding (this definition is not the same as the meaning of “fully diluted” under GAAP);

●	“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board in the United States of America;

●	“JOSS,” “we,” “our,” “us” and “our Company” mean JOSS Realty REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including our operating partnership;

●	“maintenance capital expenditures” means capitalized funds used to maintain assets that will result in an extended useful life;

●	“NOI” means net operating income;

●	“OP units” means common units of partnership interest in our operating partnership;

●	“our operating partnership” means JOSS REIT Holdings, LP, a Delaware limited partnership, through which we will hold substantially all of our assets and conduct our operations;

●	“pro forma basis” means information is presented assuming the completion of this offering, the formation transactions and the other adjustments described in our unaudited pro forma consolidated balance sheet included elsewhere in this prospectus had occurred on September 30, 2025; and

●	“REIT” means real estate investment trust for U.S. federal income tax purposes.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as our combined consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “JOSS,” “Registrant,” “we,” “us,” “our” and the “Company” refer to “JOSS Realty REIT, Inc.”

Unless otherwise indicated, the information contained in this prospectus assumes that (1) the formation transactions described under “Structure and Formation of our Company” have been completed, (2) the underwriters’ option to purchase additional shares has not been exercised and (3) all information is as of September 30, 2025.

Our Company

We are a real estate investment company focused on acquiring, improving, owning and managing diverse multi-tenant office properties focusing in diverse, strong economic urban and close suburban nodes in major, top-25 Metropolitan Statistical Areas (“MSAs”).

We own 100% of the interests in two multi-tenant office properties and a 26.6% interest in one multi-tenant office property, all three of which we refer to collectively as our “initial portfolio.” The multi-tenant office properties are comprised of buildings with an aggregate of approximately 308,000 net rentable square feet and 33 total tenants, and are approximately 72% leased, based on the total rentable square footage of our initial portfolio. Our total annualized base rent from our initial portfolio for the quarter ended September 30, 2025 is $7.6 million. Our initial portfolio includes properties located in three markets within major MSAs in the Northeast and on the West Coast: Boston, Philadelphia and the San Francisco Bay Area. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Washington, D.C., Los Angeles, Miami/West Palm Beach, and New York. Our tenants come from a variety of industries, including engineering, banking, consulting, consumer retail, and healthcare, and include investment grade tenants such as Wells Fargo Bank, N.A. (“Wells Fargo”), Raymond James & Associates, Inc. (“Raymond James”), Charles Schwab & Co. Inc. (“Charles Schwab”), UBS Financial Services, Inc. (“UBS”) and Oppenheimer & Co. Inc. (“Oppenheimer”). These five tenants make up a total of 14% of our total current leased square footage. The weighted average remaining lease term (“WALT”) of our properties is 4.7 years.

JOSS Realty Partners was founded in 2005 by Larry Botel, our founder and Chief Executive Officer. Since 2005, Mr. Botel has been responsible for the acquisition, financing, operating, leasing and disposition of approximately 31 office properties valued at approximately $1.2 billion. Mr. Botel possesses a track record of more than 35 years of commercial real estate experience along with tremendous relationships within the real estate industry and an intimate knowledge of multiple commercial real estate cycles. As a result, Mr. Botel has deep and broad experience in identifying and capitalizing on opportunities in the commercial office space. Additionally, our Chief Operating Officer, Larry McCulley, has over 40 years of real estate experience and oversees our asset and property management. We intend to leverage the extensive and long-standing relationships and knowledge of Mr. Botel and Mr. McCulley in maintaining and growing our portfolio both in our initial selected markets and additional markets.

We were organized as a Maryland corporation on April 15, 2025 and intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2025.

Investment Strategy and Market Opportunity

Our investment strategy, which we have been executing since 2005, is to acquire and improve under-valued and compelling office properties in the economically diverse MSAs of the Northeast, Southeast, and Western United States.

We believe the current commercial real estate market conditions will enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions. These have been key elements of our strategy, success and track record since our inception in 2005.

Our initial portfolio includes properties located in three markets within major MSAs in the Northeast and on the West Coast: Boston, Philadelphia and the San Francisco Bay Area. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Washington, D.C., Los Angeles, Miami/West Palm Beach, and New York. We believe that the top-25 MSAs are attractive areas for investment in office properties for the following reasons.

●	Diverse economic hubs: The MSAs in which we invest are home to large international, national and regional employers across a wide range of industries including technology and finance as well as federal, state and local government offices. This diversity helps buffer against economic downturns. The tenant base of our initial portfolio features diverse industries such as engineering, banking, fitness and healthcare.

●	Desirability of living: There is a trend towards establishing offices in vibrant neighborhoods where tenants have access to amenities. Commercial properties located in walkable areas with strong access to public transportation are increasingly desirable. Studies show a strong correlation between walkable features – like mixed-use development, density, and efficient public transit access – and an increase in property values, rents, retail sales, occupancy, absorption and price resilience in downturns, resulting in increased commercial demand. Preference for urban and walkable workspaces are not limited to millennials and driven across generations

●	Population growth: Many MSAs are experiencing population and economic growth with above average employment growth forecasts, leading to increased demand for high quality office space while supply continues to decline due to the slowdown in new construction and obsolete buildings being taken offline for conversions or teardown. According to the Census Bureau, the top-25 MSAs have made up more than 50% of total GDP in the United States. A growing workforce often correlates with a demand for office environments nearby. Because of this population and economic growth, the opportunities in such MSAs, as well as the demand for Class A office space, will continue to grow.

●	Sales Volume: The volume of office building sales increased to $63.6 billion in 2024, up 20% from 2023, according to data firm MSCI, the first increase since 2021. For example, in December 2024 Norges Bank Investment Management, a giant Norwegian sovereign-wealth fund, purchased the 50.1% stake it did not own in eight office properties in Boston, San Francisco, and Washington, D.C. (MSAs in which we own properties), in a deal that valued the properties at $1.9 billion. In the third quarter, office sales volume increased 38% year-over-year to $19.4 billion.

The table below presents the top MSAs in the United States ranked by total highest gross domestic product (“GDP”). Our initial portfolio is located within the top ten MSAs by GDP.

11. SEATTLE
$ 518 B
15. MINNEAPOLIS
$ 324 B
8. BOSTON
$ 572 B
16. DETROIT
$ 305 B
1. NEW YORK
$2,162 B
3. CHICAGO
$ 824 B
10. PHILADELPHIA
$ 518 B
19. BALTIMORE
$ 241 B
4. SAN FRANCISCO
$ 729 B
6. WASHINGTON
$ 655 B
18. DENVER
$ 289 B
13. SAN JOSE
$ 404 B
20. RIVERSIDE
$ 238 B
2. LOS ANGELES
$1,227 B
14. PHOENIX
$ 362 B
17. SAN DIEGO
$ 296 B
9. ATLANTA
$ 526 B
5. DALLAS
$ 689 B
7. HOUSTON
$ 634 B
GDP per employment (log scale)
12. MIAMI
$ 484 B
$80K
$100K
$125K
$160K
$200K

Notes: 2023 CBSA dealineations. Bubble size corresponds to employment. Values outside scale limits are assigned to the limit values.
Data: Bureau of Economic Analysis, U.S. Census Bureau

Source: U.S. Census Bureau

Office Asset Class Opportunity

The investment market for commercial office properties is at an inflection point, with assets starting to trade, creating attractive metrics for the repricing of assets and positive momentum in leasing and operating fundamentals.

●	Market Pricing: We believe there are Class A office properties available in major MSAs which are priced at attractive entry points and at significant discounts to replacement cost. Furthermore, Green Street Advisors, LLC has estimated that office building values are down 37% from peak in 2022. We believe the current commercial real estate market conditions will enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth.

●	Pockets of Distress: MSCI Inc. estimates upwards of $100 billion of distressed office opportunities coming to market in 2025, more than any other real estate asset class. This provides investors with operating experience, capital and focus, such as us, an opportunity to obtain attractive assets at a substantial discount and well below replacement cost.

●	Sales Volume: The volume of office building sales increased to approximately $63.6 billion in 2024, up 20% from 2023, according to data firm MSCI. This is the first increase since 2021. According to Globe Street, in the third quarter, office sales volume increased 38% year-over-year to $19.4 billion.

●	Return of Positive Fundamentals: Office-based job growth is outpacing available office inventory and as office demand continues to recover, occupied office inventory is projected to return to 2019 levels by 2030 according to CBRE. Office space construction in the United States is down to just 13.4 million square feet delivered year-to-date, according to Cushman & Wakefield (“C&W”), the lowest first three quarters of a year since 2012. The construction pipeline is not being replenished with new office starts, as it declined by 14.1% quarter-over-quarter. The 22.5 million square feet of space under construction is the lowest total in the 21st century and represents just 0.4% of total office inventory. This sharp slowdown in the construction pipeline will help insulate the higher quality existing assets in the coming years as new deliveries shrink, further driving future scarcity and value of Class A office space.

US office demand recovery coming (slowly)

Eventually, office job growth will take up demand slack created by remote work impact

Office Employment & Occupied Stock
1.50
1.40
1.30
1.20
1.10
1.00
0.90
Office Employment and Occupied Stock Index=2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
Occupied office stock
Office-using jobs
1 Historically, office-using jobs and the occupied office space exhibited a strong correlation
2 A gap between occupied stock and office jobs opened up due to remote working
3 By 2025, five years after the pandemic, the remote working adjustment is forecast to be out-weighed by job growth; office occupied stock will start to recover
4 By 2030, office-using jobs are forecast to be 14% higher than in 2019
5 But: In 2030, occupied office stock is forecast to be back only to its 2019 peak

Source: CBRE-EA (Sum of Markets), Oxford Economics. Q2 2024, LaSalle Research & Strategy forecasts

Note: No assurances are given that these trends will continue or materialize as expected. Nothing herein constitutes a guarantee or prediction of future events or results and accordingly the information is subject to a high degree of uncertainty.

| 22

●	Lower Productivity Driving Return-to-Office: Declining productivity and lack of innovation under remote work models are pushing businesses to mandate in-office work, increasing demand for office space. According to Jones Lang LaSalle (“JLL”), workforce productivity is lagging behind prior economic recoveries which correlates to the increase in hybrid and remote work.

●

Return to office: Post-pandemic recovery and adjustments in remote work policies are expected to drive office space demand in major MSAs, as many companies are instituting return-to-office mandates. Most recently, Samsung and TD Bank have joined Amazon.com, Walt Disney, JPMorgan Chase, and countless other major employers who are mandating at least four days a week in the office. In addition to these mandates, a significant shift has taken place across the private sector: the majority of Fortune 100 employees are now subject to full five-day in-office attendance policies. Over the past year, the share of employees required to be in the office full time has increased nearly five-fold, and the average in-office requirement has grown by 25% (JLL, U.S. Office Market Dynamics, Q2 2025).

As a result, office attendance has reached its highest post-pandemic level, hitting 71% of pre-pandemic figures in recent months, according to cell phone tracking data from Placer.AI. These rising attendance levels have coincided with a rebound in office-using job growth.

Fortune 100 Office Employee Attendance Policies

Q3 2023
Fully Remote
3%
Team-Dependent/Other
10%
Fully In-Office
6%
Hybrid
81%
Q3 2025
Fully Remote
2%
Team-Dependent/Other
1%
Hybrid
41%
Fully In-Office
56%

Q3 2023	Q3 2025
Average weekly requirement: **2.8 days**	Average weekly requirement: **4.0 days**

Note: Excludes warehouse, retail and non-office roles

Source: Jones Lang LaSalle

Office Fundamentals Outlook

C&W baseline outlook

80
60
40
20
0
-20
-40
-60
-80
25%
20%
15%
10%
5%
0%
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
New Supply (MSF)
Net Absorption (MSF)
Vacancy Rate (RHS)

Source: Cushman & Wakefield

Source: Cushman & Wakefield

We believe that net absorption has materially improved in the top-25 MSAs, and that office sector performance will improve as a result. According to C&W, long-term office employment is expected to rise from 34.6 million to 37 million by 2030 with office space net absorption becoming positive in 2026. Notably, 46 of the 92 U.S. markets tracked by Cushman & Wakefield Research posted positive absorption in the third quarter of 2025—a 50% jump from the 31 markets two quarters earlier. Excluding the five weakest markets, national absorption was slightly positive (+289,000 sf) in Q3 2025.

Source: Cushman & Wakefield

C&W highlights several key trends in the office real estate sector:

Economic Resilience: The U.S. real GDP expanded at an annualized rate of 3.8% in the second quarter of 2025.

Office Space Reduction with Positive Indicators: While national office absorption remained negative in the third quarter of 2025—continuing a thirteen-quarter streak—there are growing signs of stabilization. Approximately 52% of U.S. markets experienced positive absorption quarter-over-quarter, and half of U.S. markets have recorded positive absorption over the past four quarters.

Stabilization of Sublease Space: Available sublease space has declined 14.5% since the beginning of 2024 with 55 U.S. markets having experienced YOY declines, as tenants have found sublessors or taken the space back for their own use.

Preference for High-Quality Office Spaces: Demand continues to concentrate in high-performing, well-located office assets. While gateway markets such as New York, Boston, Washington, D.C., San Francisco, and Los Angeles continue to exhibit elevated vacancy rates overall, Class A and trophy buildings in prime submarkets are capturing a disproportionate share of leasing activity and sustaining stronger occupancy. As of the third quarter of 2025, this performance gap is increasingly driven by tenant flight to quality, limited new supply, and differentiated building performance across the Class A spectrum.

Net Absorption Trends: Overall net absorption declined by 4.3 million square feet in Q3 2025, with year-to-date absorption nearing a reduction of 15.7 million square feet. This is a 69% improvement from the first three quarters of 2024 which saw a decline in net absorption of 50.4 million square feet.

We believe that this recovery provides an opportunity for a compelling repricing of our existing portfolio at an attractive basis for investors. The current market conditions will also enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions. These have been key elements of our strategy, success and track record since our inception in 2005.

Our Competitive Strengths

We believe that our investment strategy and operating model distinguish us from other owners, operators and investors of commercial real estate in several important ways, including the following:

Experienced and Aligned Management Team

Our senior management team has extensive experience acquiring, owning and operating office properties across markets and cycles, including our founders’ experience at institutional commercial real estate and private equity investment firms. Our founder, Mr. Botel, possesses a track record of more than 35 years of commercial real estate experience, tremendous relationships within the commercial office sector as well as an intimate knowledge of multiple commercial real estate cycles. Since 2005, Mr. Botel has been responsible for the acquisition, financing, operating, leasing and disposition of approximately 31 office properties valued at approximately $1.2 billion. Additionally, our Chief Operating Officer, Mr. McCulley, has over 40 years of real estate experience and oversees our asset and property management.

Our senior management team has extensive experience managing operating expenses through continued implementation of cost control initiatives and implementing repositioning and development of properties. We believe our senior management team also provides us with a significant advantage over competing buyers when pursuing acquisition opportunities given its extensive relationships with property owners, brokers and tenants within our target markets, and will facilitate our ability to execute our growth plan. We believe our extensive industry network, coupled with our history of successful acquisitions, improves our ability to source and execute attractive transactions.

Well-Positioned Initial Portfolio

We own 100% of the interests in two multi-tenant office properties and a 26.6% interest in one multi-tenant office property, all three of which we refer to collectively as our “initial portfolio.” These multi-tenant office properties are comprised of three buildings with an aggregate of approximately 308,000 net rentable square feet. As of September 30, 2025, our initial portfolio was approximately 72% leased. Our initial properties are located in vibrant communities with diverse economies, prominent universities, and local governments that are supportive of attracting business and are expected to attract entrepreneurs and large employers alike. We believe a large portion of the workforce is increasingly remaining in these markets to seek employment. The MSAs in which our initial properties are located share a number of important common attributes that are particularly attractive, such as numerous housing options, well-regarded schools and a desirable work-life balance, evidenced by short commutes and proximity to restaurants, coffee shops, bars, gyms and other retail conveniences.

None of the three buildings in our initial portfolio require extensive capital expenditures and each provides opportunities for discretionary, value-add improvements. Through our hands-on strategy, we invest in features attractive to tenants, including modern technology and amenities, and our all-in investment remains substantially below estimated replacement cost. We believe that the location of the office properties in our initial portfolio, their high occupancy levels and low capital expenditure requirements lead to our initial portfolio being well-positioned to carry out our investment strategy.

Early Identification of and Investment in Attractive Markets

Our founder, Mr. Botel, identified the potential for economic growth in our target markets and has invested in many of our initial selected markets throughout his career. We believe that economic growth in our initial selected markets will continue as employee talent continues to migrate to vibrant top MSAs and employers locate or relocate their offices to attract a younger, well-educated workforce that is increasingly residing nearby. We believe that the announcements made by Amazon, Uber, Meta and the incoming administration to shift federal government employees back into offices in our target markets validate our views of this demographic shift. We also believe that target markets will continue to be considered for corporate relocations, as well as initial locations for start-ups, and that these relocations and new businesses will further raise the profile of our target markets. Additionally, we are confident that our early and consistent presence in many target markets and our proven ability to identify desirable submarkets and locations will lead to continued execution on such opportunities.

Active and Robust Pipeline to Discounted Acquisitions

We expect that our extensive “high-touch” relationships with property owners, brokers, national and regional lenders, diverse tenants and other market participants in our initial selected markets and our reputation as a reliable counterparty will continue to provide us access to both widely marketed and off-market acquisition opportunities as well as portfolio sales. Our positive reputation with market participants distinguishes us from many competing property buyers and owners, who often do not have the same localized relationships and knowledge. Brokers reach out to us directly as our reputation and ability to execute has established us as a reliable and sophisticated counterparty. Our active and robust acquisition pipeline includes approximately 3.3 million square feet in 2024, and our 2025 pipeline includes 1.7 million square feet of multi-tenant office properties in our initial selected markets, which we have generated from these relationships and our deep knowledge of our initial selected markets.

Proactive Asset Management

Our asset management team focuses on improving each asset we acquire. Often, these improvements include lobby renovations, base building system upgrades, creation of additional shared amenities such as common area WiFi and security systems, tenant-facing technology to enable access and communication with property management, cafes, gyms, and conference centers. Our experience in implementing these improvements drives tenant satisfaction and retention along with attracting new tenants in the competitive leasing markets.

Our asset management team regularly evaluates each of our properties, including its historical and projected financial performance, tenant mix, market fundamentals, market position, and other factors, to assess whether its expected future returns justify our continued ownership, or if one or more properties should be sold in order to redeploy the proceeds into other investment opportunities.

In addition, we have demonstrated an ability to effectively identify opportune times to sell properties after executing our value-add repositioning strategy, which has in the past resulted in, and in the future is expected to result in, enhanced liquidity and the ability to fund new acquisitions from time to time.

Our Business and Growth Strategies

Our principal investment objectives are to provide our stockholders with current income in the form of dividends and to increase the cash flow and the value of our office portfolio which will ultimately increase cash flow and dividends. We intend to meet these objectives through execution of the following strategies:

Disciplined Acquisition of Office Properties

We will continue to grow in markets that meet our investment criteria through strategic and accretive acquisitions that we believe will generate substantial growth. We target specific institutional-quality properties that have an existing diverse tenant mix and robust occupancy trends which we believe would benefit from our value-add repositioning strategy, with a particular focus on the addition of amenities.

We believe there are many opportunities to acquire non-core assets at attractive price points from investors and lenders that are seeking to exit the office space or need liquidity. We believe attractive assets can be acquired at a very low basis, substantially discounted from peak valuations, and well below replacement cost. These assets tend to be under-managed and underfunded, representing an opportunity for a new investor – with operating expertise, capital, and focus – to create significant upside through active management and improvement.

Maintain a Prudent Financing Strategy

We will seek to efficiently use debt and equity financing sources to pursue new growth opportunities. We intend to target an overall debt-to-gross total assets ratio of 55%–65%, which we believe is appropriate for a real estate investment company that seeks to grow and ultimately de-lever. Over time, we expect our overall debt-to-gross total assets ratio will decrease to approximately 50%. In addition, we believe our ability to issue OP units as tax-advantaged consideration for property acquisitions will provide us a significant competitive advantage in acquiring properties.

Strong Operating Focus

We will have a hands-on approach to asset management. We currently use third parties to manage our initial portfolio. Given our intimate knowledge of property management, we are proactive in our daily engagement with our property managers. This includes careful selection of our quality third-party managers.

From 2005 to 2019, JOSS internally managed its assets. As we achieve scale in target markets, we will look to internalize the property management function in order to be advantageous to our investment management business plans.

Pursue Opportunities to Recycle Capital Efficiently

We are committed to prudent growth and expect to create value by assembling a larger portfolio of multi-tenant office properties that will benefit from positive economic and demographic trends that we believe will drive future stockholder value. However, we intend to regularly evaluate our portfolio and opportunistically and selectively sell office properties when we believe the proceeds can be efficiently redeployed into new investment opportunities that may present greater overall return prospects.

Our Initial Portfolio

As of September 30, 2025:

○	Properties = 3

○	Net Rentable Square footage = 307,820

○	Total Tenants = 33

○	ABR = $7.6M

○	Top Ten Tenants (% of ABR) = 69%

○	Occupancy = 72%

○	WALT = 4.7 Years

The following table sets forth an overview of our initial portfolio as of September 30, 2025.

Property	% Equity Interests Owned	Number of Tenants	Location	Year Acquired	Net Rentable Square Feet	% Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot
55 Walkers Brook	100%	8	Reading, MA	2018	139,249	92%	$4,126,943	$32.07
165 Township Line Road	100%	6	Jenkintown, PA	2017	102,713	47%	$1,369,095	$28.24
Napa Square	26.6%	19	Napa, CA	2016	65,858	67%	$2,140,550	$48.58
Total/Weighted Average		33			307,820	72%	$7,636,588	$34.52

55 Walkers Brook, Reading, MA (“55 Walkers Brook”)

We acquired 55 Walkers Brook in December 2018 for $32.25 million. As of September 30, 2025, the 139,249 square foot property was 92% leased to eight professional services firms across the engineering, insurance, banking and consulting industries. The largest tenant is Weston & Sampson, a leading engineering firm who occupies 32% of the property. Since acquisition, JOSS has completed 119,226 square feet of leasing activity and 100% of the property’s rent was collected throughout COVID. Upside opportunities include the ability to lease-up vacant spaces, which have seen meaningful leasing activity. The property is located in the North 128 Submarket, which is a prime, well performing, submarket of the greater Boston area and is considered a boutique property with a robust and high-quality tenant base and amenities, including a cafe and gym.

165 Township Line Road, Jenkintown, PA (“165 Township Line Road”)

We acquired 165 Township Line Road #1 and #2 in October 2017 for $12.1 million. The property contains two separate buildings. 165 Township Line #2 is a property that we have entered into contract to sell, however the sale is subject to certain conditions and may not happen on the intended timeline or at all. As of September 30, 2025, #1, the 73,032 square foot property, was 56% leased. The largest tenant is National Philanthropic Trust (“NPT”), which occupies 34% of the property and has a lease that expires in 2028. Other tenants include Raymond James, Wells Fargo, and Oppenheimer. The property is adjacent to the Jenkintown/Wyncote SEPTA train stop (30 minutes outside of Center City, Philadelphia) which offers a convenient commute from the Philadelphia area. Upside opportunities include renewing tenants at higher market rates and expanding and renewing NPT’s leases.

1401-1485 1st Street, Napa, CA (“Napa Square”)

We, along with two other investors, acquired Napa Square in April 2016 for $39.3 million. We acquired 26.6% of Napa Square as a result of the transaction. As of September 30, 2025, the 65,858 square foot property was 67% leased. The largest tenant is Wells Fargo (S&P Rated: BBB+) and occupies 10% of the property, with their lease expiring in March 2026. In addition to Wells Fargo, the property has a stable roster of investment grade and regional tenants including Charles Schwab, UBS, a prominent law firm serving Napa’s wine industry and several local high-quality wine and food artisans. The property is located in the center of downtown Napa, a major tourist area known for its high-end food and beverage attractions, and is one of three meaningful mixed-use office and retail properties in downtown Napa. Upside opportunities include continuing to lease the remaining space and maximizing rents on the retail space as downtown Napa continues to flourish.

Select Examples of Exited Assets

1315 Lincoln Blvd, Santa Monica, CA

We acquired this fully-leased boutique office asset in April 2015 for $23.7 million. The asset was one of a few Class A buildings in downtown Santa Monica with substantial parking in a highly parking constrained market. Santa Monica is a supply constrained submarket with low vacancy and minimal new construction, a key example of the markets we will seek to invest in. We implemented our hands-on operating approach, including renewing existing tenants, increasing rents, and bringing in a parking operator to improve efficiencies, all resulting in enhanced cash flow. We sold the asset in August 2017 for $30.5 million, resulting in a 17% IRR net of fees and a 1.4x multiple on invested capital (“MOIC”).

229-239 West 28th Street, New York, NY

We purchased this 153,912 square foot property in May 2007 for $48.4 million. At the time of purchase, the asset was 43% leased. We commenced a comprehensive redevelopment of the property, including converted existing loft space into office, creating 12,500 square foot floor plates with 11-foot open ceilings, adding new entrances, lobbies, elevators, bathrooms and numerous base building improvements. As a result, we were able to increase rental rates from the high teens to high $40s per square foot. We sold the property in March 2014 for $82.5 million, resulting in a 10.1% Net IRR of fees and a 1.85x MOIC. This was despite having to execute the business plan through the Great Financial Crisis of 2008.

42 South 15th Street, Philadelphia, PA

We purchased this 137,042 square foot, Class C office building in downtown Philadelphia in May 2005 for $13 million. We implemented a comprehensive renovation and repositioning plan, including lobby and common area renovation, new signature and branding, and re-tenanting the street-level retail, turning the property into a Class B+ asset. We sold the property in October 2007 for $16.8 million, resulting in a 41% Net IRR and a 2.18x MOIC.

1129 20th Street, Washington, DC

We purchased this 127,445 square foot, Class B office building in downtown Washington, D.C. in January 2006 for $45 million. We executed a redevelopment plan, which included adding two floors, which resulted in the building being upgraded to Class A. We sold the building in February 2007 for $61.8 million, resulting in a 59.2% Net IRR and a 1.66x MOIC.

Competitive Challenges

While we believe our investment strategy and operating model provide us with certain competitive strengths, our business and operations are subject to significant challenges and weaknesses, including the following:

●	Our portfolio is concentrated in certain states and MSAs, and any adverse developments or economic downturns in these geographic markets could materially and adversely affect us. As of September 30, 2025, all of our annual base rent came from properties in Philadelphia, Northern California, and Boston, exposing us to regional risks.

●	We face significant risks of tenant default and tenant vacancies, which could materially and adversely affect us. Our success depends on the financial stability of our tenants, and the loss or default of a significant tenant could result in a substantial reduction in rental revenue and property value.

●	There is substantial competition for acquiring office properties and for tenants, which could adversely affect our occupancy, rental rates, and results of operations. Many of our competitors may have greater resources or lower costs of capital than we do.

●	Our real estate investments are relatively illiquid, which could materially and adversely affect us, including our financial condition and cash flows, particularly if we are unable to dispose of properties at attractive prices or at all.

●	We have not obtained an independent third-party appraisal of the interests or assets being contributed to us, and the consideration to be paid by us in our formation transactions was not negotiated on an arm’s-length basis. As a result, the consideration we have agreed to pay may exceed the fair market value of our initial portfolio.

For a more detailed discussion of these and other risks, see “Risk Factors” beginning on page 26 of this prospectus.

Lease Distribution

As of September 30, 2025, approximately 31% of our initial portfolio’s annualized base rent was generated from leases of 2,501 – 10,000 net rentable square feet. The following charts set forth the percentage of annualized base rent of our initial portfolio under lease as of September 30, 2025.

Tenant Diversification

As of September 30, 2025, our initial portfolio was leased to 33 tenants conducting business in a variety of industries. Our five largest tenants as of September 30, 2025 were Weston & Sampson Engineers, Inc., National Philanthropic Trust, Reading Co-Operative Bank, Eliassen Group, and Cannon Cochran Management Services, Inc. Collectively, as of September 30, 2025, our five largest tenants provided approximately 50% of our initial portfolio’s annualized base rent, and our single largest tenant provided approximately 19% of our initial portfolio’s annualized base rent.

The following table summarizes the significant lease expirations within our portfolio over the next two years:

Tenant	Lease Expiry Date	Annual Base Rent (ABR)	% of Total REIT ABR	Leased Area (SF)	% of Total REIT SF
Wells Fargo (Napa Square)	31 March 2026	$306,868	4.0%	6,557	2.1%
District 1199C Training and Upgrading Fund	31 December 2026	$119,768	1.6%	5,323	1.7%

Collectively, these leases represent approximately 5.6% of our total annual base rent and 5.4% of our total leased square footage. We actively monitor upcoming lease expirations and engage with tenants regarding potential renewals or re-letting strategies to mitigate vacancy risk. There can be no assurance that we renew or replace these leases on terms that are acceptable to us.

We will continue to position our owned assets for optimal marketability to prospective tenants and be proactive in having each asset be a top performer in their respective markets. This is achieved through proactive asset management, including an emphasis on market-leading amenities, and a thoughtful approach on tenant retention and packages to secure new, high-quality tenants.

Identifying Potential New Tenants

Our process for securing a suitable replacement tenant is comprehensive and begins as early as the acquisition stage. At this point, we evaluate and select the most qualified third-party brokerage firm for each asset, considering factors such as market knowledge, track record, and alignment with the asset’s leasing objectives. If, during our ownership, the incumbent brokerage team does not meet performance expectations, we may re-evaluate and appoint a new brokerage partner.

Once engaged, the selected broker develops and implements a bespoke marketing plan for the asset. We actively support this process, which includes the creation of marketing materials, coordination of property tours, and targeted outreach to prospective tenants. Brokers also provide valuable feedback on potential building improvements or enhancements that may accelerate lease-up and improve leasing economics.

Throughout the marketing and leasing process, we maintain close oversight and collaboration with the brokerage team, holding weekly calls to review pipeline activity, discuss tour feedback, and determine next steps. JOSS remains actively involved from initial property tours through to negotiation of letters of intent (LOIs), lease execution, and tenant occupancy, ensuring a seamless and effective leasing process.

For each property, we engage designated legal counsel to draft leases using a standard template tailored to the specific asset. The lease is then modified to reflect the agreed terms of the LOI and input from tenant counsel. We review every iteration of the LOI and lease drafts, providing guidance and resolving any outstanding issues. Upon finalization, the lease is executed by the tenant and subsequently by ownership. This rigorous process is consistently followed for both new leases and renewals, ensuring a disciplined and efficient approach to tenant replacement.

Our ability to find new creditworthy tenants can be constrained by an oversupply in the market, leading to downward pressure on rents and increased incentives required to attract tenants. In addition, our process of identifying, negotiating, and securing new tenants can be time-consuming and complex, involving legal, financial, and operational considerations, which may lead to prolonged vacancy periods. For a more detailed discussion of these and other risks, see “Risk Factors” beginning on page 26 of this prospectus.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 26 of this prospectus for factors you should consider before investing in our common stock. Some of these risks include:

●	Our financial situation creates doubt whether we will continue as a going concern.

●	Multi-tenant office properties involve significant risks of tenant default and tenant vacancies, which could materially and adversely affect us.

●	We may not be able to achieve growth through acquisitions at a rate that is comparable to our historical results, which could materially and adversely affect us.

●	We face increasing competition for acquiring office properties from publicly traded REITs and companies, private institutional investors and business operators that may or may not have greater resources than we do, which could materially and adversely affect us.

●	We face significant competition for tenants, which could materially and adversely affect us, including our occupancy, rental rates, and results of operations.

●	The departure of any of our key personnel with long-standing business relationships could materially and adversely affect us.

●	Our portfolio is concentrated in certain states and MSAs and any adverse developments and/or economic downturns in these geographic markets could materially and adversely affect us.

●	We may be unable to renew leases, re-lease multi-tenant office properties as leases expire, or lease vacant spaces on favorable terms or at all, which, in each case, could materially and adversely affect us.

●	Our business is subject to significant re-leasing risk, particularly for specialty properties that are suitable for only one use.

●	Our business could be harmed if new trade protections are imposed or existing protections become more burdensome.

●	Our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could materially and adversely affect us.

●	We could face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

●	Our reliance on certain significant tenants may have a negative impact on our results of operations or financial condition if such tenants are unable or unwilling to pay rent or decide to vacate the premises.

●	Our operating results are affected by economic and regulatory changes that impact the commercial real estate market in general.

●	Our real estate investments are illiquid, which could materially and adversely affect us, including our financial condition and cash flows.

●	Inflation in the United States is expected to continue at an elevated level in the near- to medium-term, which may have an adverse impact on the valuation of our investments.

●	Insurance on our properties may not adequately cover all losses and any uninsured losses could materially and adversely affect us.

●	We have significant indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

●	Increases in interest rates could increase the amount of our debt payments and limit our ability to obtain new or replacement financing.

●	Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.

●	Our existing indebtedness contains, and any future indebtedness is likely to contain, covenants that restrict our ability to engage in certain activities.

●	Our rights and the rights of our stockholders to take action against our directors and officers are limited.

●	Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

●	Our board of directors may change our investment and financing policies without stockholder approval, and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

●	Upon the completion of this offering and the formation transactions, we will be a holding company with no direct operations and will rely on funds received from our operating partnership to pay liabilities and distributions to our stockholders.

●	We have not obtained an independent third-party appraisal of the interests or assets being contributed to us, and the consideration to be paid by us in our formation transactions was not negotiated on an arm’s-length basis.

●	There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

●	The market price and trading volume of shares of our common stock may be volatile following this offering.

●	Increases in market interest rates may result in a decrease in the value of shares of our common stock.

●	This offering is expected to be dilutive to earnings, and there may be future dilution to earnings related to shares of our common stock.

●	We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time and attention to compliance efforts.

●	Failure to qualify as a REIT would cause us to be taxed as a regular C corporation, which would substantially reduce funds available for distributions to stockholders.

●	Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.

Structure and Formation of Our Company

Our Operating Partnership

We are the sole general partner of our Operating Partnership. Substantially all of our assets will be held by, and our operations will be conducted through JOSS REIT Holdings, LP, our Operating Partnership. Following the completion of this offering and the formation transactions, we will have a total 71.9% ownership interest in our Operating Partnership (74.1% if the underwriters exercise their option to purchase additional shares of our common stock in full). Our interest in our Operating Partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage ownership. We will generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our Operating Partnership, subject to certain approval and voting rights of the limited partners, which are described more fully below in “Limited Partnership Agreement of Our Operating Partnership—General.” Our board of directors will manage our business and affairs.

Beginning on and after the date that is 12 months after the issuance of the OP units, each limited partner of our Operating Partnership will have the right to require our Operating Partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” Each redemption of OP units will increase our percentage ownership interest in our Operating Partnership and our share of its cash distributions and profits and losses. See “Limited Partnership Agreement of Our Operating Partnership — Redemption of OP Units.”

Formation Transactions

Prior to completion of this offering and the formation transactions, our properties were owned and managed by JOSS Realty Partners B, LLC and its affiliates (collectively, “JOSS Realty”). We were formed as a Maryland corporation on April 15, 2025, and our Operating Partnership was formed as a Delaware limited partnership in         , 2025. In connection with our formation, Mr. Botel has invested $1,000 in us for 100 shares of our common stock. Such shares will be repurchased by us at the closing of this offering for $1,000. We expect to effect the following formation transactions in substantially the form described below (the “formation transactions”), prior to, concurrently with or shortly after the completion of this offering.

●	We will redeem the preferred equity holder in 55 Walkers Brook Drive Venture LLC (i.e., 55 Walkers Brook Holdco LLC) in full for cash, and the entity 55 Walkers Brook Drive Venture LLC will be dissolved. Pursuant to the terms of the Operating Agreement governing 55 Walkers Brook Drive Venture LLC, the company may optionally redeem the preferred equity holder for cash at any time, for an amount equal to the preferred holder’s capital contribution, plus a 15% return, certain management fees, paydown of any amounts loaned by the preferred holder, and a make-whole amount equal to any amounts in excess of 140% of the holder’s initial capital contribution divided by the sum of all distributions received prior to the date of redemption. We expect that the aggregate cash payment to the preferred holder will be approximately $7.1 million.

●	Each of the property-owning entities 55 Walkers Brook Drive Owner, LLC, 165 Township Line Road Owner LLC, and Napa Square Owner NY LLC will be contributed to the Operating Partnership in exchange for OP units.

●	Investors in 55 Walkers Brook Drive Owner, LLC, 165 Township Line Road Owner LLC, and Napa Square Owner NY LLC will receive in-kind distributions of OP units based on their percentage ownership. In total, investors will receive an aggregate of 1,200,000 OP units in the exchange, or if such investors are not accredited investors at the time of merger, cash based on fair market valuations of the related properties. Following such contribution, each property-owning entity other than Napa Square Owner NY LLC will be dissolved.

●	We will sell 3,000,000 shares of our common stock in this offering (or 3,450,000 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).

●	We will contribute to our Operating Partnership the net proceeds from this offering and receive 3,000,000 OP units (or 3,450,000 OP units if the underwriters exercise their option to purchase additional shares of our common stock in full), in exchange.

●	We will have adopted the 2025 Plan, under which we will grant cash and equity-based incentive awards to officers and employees in order to attract, motivate and retain talent.

The amount of cash and OP units that we will pay or issue in exchange for the properties in our initial portfolio was determined by management and not through arm’s length negotiations with an independent third party. In determining the fair market value of our initial portfolio, management undertook a diligence and underwriting process that took into account, among other factors, market capitalization rates, net operating income, landlord obligations to fund future capital expenditures, lease duration, functionality and ability to release should a tenant not renew its lease, tenant creditworthiness and discount rates based on tenant creditworthiness, property location, property age, comparable sales information and capitalization rates for properties leased to tenants with similar credit profiles and lease durations, tenant operating performance and the fact that brokerage commissions would not be payable in connection with the formation transactions. No single factor was given greater weight than any other in valuing our initial portfolio. The value attributable to our initial portfolio does not necessarily bear any relationship to the value of any particular property within that portfolio. Furthermore, we did not obtain any third-party property appraisals for the properties in our initial portfolio or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we have agreed to pay in connection with the formation transactions may exceed the fair market value of our initial portfolio.

The following table sets forth the aggregate amount of OP units that will be issued to investors in each property included in the initial portfolio in connection with the formation transactions:

Property	OP Units
55 Walkers Brook	480,000
165 Township	240,000
Napa Square	480,000

Consequences of this Offering and the Formation Transactions

The following chart sets forth information about our Company, our Operating Partnership, certain related parties and the ownership interests therein on a pro forma basis.

Common Shareholders
JOSS Realty REIT, Inc.
OP Unitholders
LP Interests
GP Interests
JOSS REIT Holdings, LP
100%
55 Walkers Brook Drive Owner LLC
100%
165 Township Line Road Owner LLC
26.6% TIC
Napa Square Owner NY LLC
100%
100%
55 Walker's Brook Drive
Reading, MA
165 Township Line Road
Jenkintown, PA
Napa Square
Napa, CA

Distribution Policy

We have elected to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. To the extent we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income (determined without regard to the dividends paid deduction and including any net capital gains), we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, as a REIT, we will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make in a calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. For more information, see “U.S. Federal Income Tax Considerations.” To satisfy the requirements to qualify as a REIT and to avoid paying U.S. federal income tax on our income, we intend to make quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our stockholders.

To the extent we are prevented by provisions of our financing arrangements or otherwise from distributing 100% of our net income or otherwise do not distribute 100% of our net income, we will be subject to U.S. federal income tax, and potentially excise tax, on the retained amounts. If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from alternative sources, including working capital, borrowings, asset sales or equity capital, or reduce such distributions. Our actual results of operations will be affected by a number of factors, including the revenues we generate, our operating expenses, interest expense and unanticipated expenditures, among others.

Implications of Being an Emerging Growth Company and a smaller reporting company

We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statement, including the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion (subject to adjustment for inflation) or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act. We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our shareholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” under Rule 12b-2 of the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited consolidated financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Restrictions on Ownership and Transfer of Our Common Stock

Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary or appropriate to allow us to qualify and to preserve our status as a REIT. Furthermore, our charter prohibits, with certain exceptions, the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate of the outstanding shares of our capital stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock and capital stock. Our board of directors, in its sole discretion, may exempt a person, prospectively or retroactively, and subject to such conditions and limitations as our board of directors may deem appropriate, from these ownership limits if certain conditions are satisfied. However, our board of directors may not grant an exemption from these ownership limits if such exemption would cause us to fail to qualify as a REIT. The ownership limits may delay or impede a transaction or a change of control that might be in your best interest. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Our Tax Status

We intend to elect to qualify to be taxed as a REIT under the Code, commencing with our short taxable year ending December 31, 2025. We believe that as of such date we will have been organized and will have operated in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

Corporate Information

We were formed as a Maryland corporation on April 15, 2025. Our principal executive offices are located at 650 5th Avenue, Suite 2700, New York, New York 10019 and our telephone number is (212) 710-8193. Our website is https://www.jrpllc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

The Offering

Common stock offered by us	3,000,000 shares (plus up to an additional 450,000 shares of our common stock that we may issue and sell upon the exercise in full of the underwriters’ option to purchase additional shares).

Common stock to be outstanding after this offering	3,000,000 shares(1)

Common stock and OP units to be outstanding after this offering (excluding OP units held directly or indirectly by us) and the formation transactions	4,200,000 shares of common stock and OP units(1)(2)

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $10.75 million, or $13.00 million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and commissions and other estimated expenses, in each case, based on an assumed initial public offering price of $5.00 per share, which is the mid-point of the price range set forth on the front cover of this prospectus. We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units. We expect our operating partnership to use the net proceeds received from us to fund the cash payments in connection with the formation transactions, capital expenditures and the remainder for general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 26 and other information included in this prospectus before investing in our common stock.

Symbol	“JOSS”

(1)	Includes 3,000,000 shares of our common stock to be issued in this offering. Excludes (i) 450,000 shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares and (ii) 273,000 shares of our common stock issuable in the future under the Equity Incentive Plan, including 206,370 shares of restricted stock issued to our directors and officers in connection with this offering, as more fully described in “Executive and Director Compensation—Equity Incentive Plan.”
(2)	Includes 1,200,000 OP units to be issued in the formation transactions. OP units are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, subject to adjustment in certain circumstances, beginning twelve months after the original issuance of such units.

Summary Historical and Pro Forma Combined Consolidated Financial Data

The following summary financial data should be read in conjunction with our audited financial statements and the related notes, our unaudited condensed consolidated financial statements and related notes, our unaudited pro forma balance sheet, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The following tables sets forth summary financial data (i) on a historical combined basis for our predecessor and (ii) the unaudited pro forma balance sheet of JOSS Realty REIT, Inc. as of September 30, 2025. Our predecessor, refers to certain properties controlled by JOSS Realty Partners B, LLC and its affiliates and is comprised of certain entities and their consolidated subsidiaries that own interests in three office properties that we refer to as 55 Walkers Brook Road, 165 Township Line Road, and Napa Square. We refer to these entities and their subsidiaries as the “initial portfolio.” Each of the ownership entities currently owns, directly or indirectly, one office property. Upon completion of this offering and the formation transactions, we will acquire the initial portfolio and assume the ownership and operation of our accounting predecessor’s business. Although we have presented historical information for JOSS Realty REIT, Inc. for the period from April 15, 2025 (inception) to September 30, 2025 and as of September 30, 2025, we have not included this information below as we believe that a discussion of the results of JOSS Realty REIT, Inc. would not be meaningful.

The historical unaudited condensed combined consolidated balance sheet information as of September 30, 2025 of our accounting predecessor, the unaudited condensed combined consolidated statements of operations for the nine months ended September 30, 2025 and 2024 of our accounting predecessor, the combined consolidated balance sheet information as of September 30, 2025, December 31, 2024 and December 31, 2023 of our accounting predecessor and the combined consolidated statements of operations for the years ended December 31, 2024 and 2023 of our accounting predecessor have been derived from the historical combined consolidated financial statements and the unaudited condensed combined consolidated financial statements included elsewhere in this prospectus and include all adjustments consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods in accordance with GAAP.

Our unaudited pro forma balance sheet data as of September 30, 2025 has been derived from the unaudited pro forma balance sheet included elsewhere in this prospectus. Our unaudited pro forma balance sheet data assume the completion of this offering and the formation transactions had occurred on September 30, 2025. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been as of the date indicated, nor does it purport to represent our future financial position.

	September 30,	Pro Forma as of September 30,	December 31,
	2025	2025	2024	2023
Balance Sheet Data:
Cash	782,607	2,968,652	1,204,717	1,889,848
Total Assets	$45,069,277	$47,255,536	$46,898,635	$45,026,149
Total Liabilities	43,165,827	36,127,643	42,960,042	40,931,069
Total members’ equity	$1,903,450	$11,127,893	$3,938,593	$4,095,080

	For the nine months ended September 30,		For the years ended December 31,
	2025	2024	2024	2023
Income Statement Data
Total revenues	$4,064,899	4,671,263	6,371,871	6,733,419
Total operating expenses	3,875,441	3,776,399	4,970,044	5,583,242
Total other expenses	2,224,601	1,880,525	2,746,184	2,032,603
Net loss	$(2,035,143)	$(985,661)	$(1,344,357)	$(882,426)

RISK FACTORS

Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases), the market price of our common stock could decline significantly and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

Our financial situation creates doubt whether we will continue as a going concern.

As described in the Notes to the Financial Statements included in this prospectus, there is a substantial doubt about our ability to continue as a going concern. For the years ended December 31, 2024 and December 31, 2023, the Company had net losses of $1.3 million and $0.9 million, respectively. For the nine months ended September 30, 2025 and September 30, 2024, the Company had net losses of $2.0 million and $1.0 million, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will need to raise additional working capital. No assurance can be given that additional financing will be available, or if available, that we will be able to secure any such financing on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations.

Multi-tenant office properties involve significant risks of tenant default and tenant vacancies, which could materially and adversely affect us.

Our portfolio consists primarily of multi-tenant leased office properties and we are dependent on our tenants for substantially all of our revenue. As a result, our success depends on the financial stability of our tenants. The ability of our tenants to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes, and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status depends on the performance of their business and industry, as well as general market and economic conditions, which are outside of our control. At any given time, any tenant may experience a downturn in its business that may weaken its operating results or the overall financial condition of individual properties or its business as whole. As a result, a tenant may fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent, or declare bankruptcy. The financial failure of, or default in payment by, any tenant under its lease is likely to cause a significant or complete reduction in our rental revenue from that property and a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. The occurrence of one or more tenant defaults could materially and adversely affect us.

The weighted average remaining term of our leases is 4.7 years, excluding renewal options, which will require us to undertake more re-leasing efforts that could materially and adversely affect us.

The weighted average lease term (“WALT”) remaining term of our leases is 4.7 years, excluding renewal options, which is shorter than some other publicly-traded multi-tenant office REITs. Because any of our tenants may not renew their lease, we anticipate our rental revenues may be affected by declines in market rental rates more quickly than if our leases were for longer terms. Additionally, short-term leases may result in the turnover of our tenants sooner than our competitors. Consequently, we may need to undertake re-leasing efforts sooner and at shorter intervals than our competitors. The associated costs with these re-leasing efforts, which may, among other things, include repositioning costs, repair costs and re-tenanting costs, and the time our management team spends on the foregoing, may materially and adversely affect us.

We may not be able to achieve growth through acquisitions at a rate that is comparable to our historical results, which could materially and adversely affect us.

Our growth strategy depends significantly on acquiring new properties. Our ability to continue to grow requires us to identify and complete acquisitions that meet our investment criteria and depends on general market and economic conditions.

Changes in the volume of real estate transactions, the availability of acquisition financing, capitalization rates, interest rates, competition, market conditions or other factors may negatively impact our acquisition opportunities in 2025 and beyond. If we are unable to achieve growth through acquisitions at a rate that is comparable to our historical results, it could materially and adversely affect us. Furthermore, our acquisition volume has not always been consistent, nor can we guarantee it will be consistent in the future. As a result, our acquisition results may not meet investors’ expectations and could materially and adversely affect us.

We may not achieve the total returns we expect from our future acquisitions, which could materially and adversely affect us.

As we pursue our growth strategy, we may encounter increasingly difficult market conditions that place downward pressure on the total returns we can achieve on our investments. In addition, as part of our strategy, we may pursue investments with lower capitalization rates, which are safer but more expensive investments. Accordingly, our future acquisitions may have lower returns on equity than our previous acquisitions. To the extent that our future growth is achieved through acquisitions that yield lower returns, it could materially and adversely affect us. In addition, if we fund future acquisitions with equity issuances, the dilutive impact could outweigh the benefits of acquisitions that achieve lower returns, which also could materially and adversely affect us.

We may not be able to obtain acquisition financing or obtain other capital from third-party sources on favorable terms or at all, which could materially and adversely affect our growth prospects and our business.

In order to qualify as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at the corporate rate to the extent that we distribute less than 100% of our REIT taxable income including any net capital gain. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, or repay debt obligations from operating cash flow. Consequently, we expect to rely, in part, on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

●	general market conditions, including, but not limited to, credit availability, marketplace liquidity, inflation and increasing and/or fluctuating interest rates;

●	the market’s perception of our growth potential;

●	our current cash and debt levels;

●	our current and expected future earnings;

●	the composition and performance of our portfolio;

●	our cash flow and cash distributions; and

●	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing office properties, or satisfy our debt service obligations, any of which could materially and adversely affect us.

We face increasing competition for acquiring office properties from publicly traded REITs and companies, private institutional investors and business operators that may or may not have greater resources than we do, which could materially and adversely affect us.

The market for office properties in the United States is highly competitive. We are facing increasing competition for office properties from a diverse group of other entities engaged in real estate investment activities, including publicly traded and privately held REITs, public companies, private institutional real estate investors, sovereign wealth funds, banks, mortgage bankers, insurance companies, investment banking firms, lenders, specialty finance companies, individuals, family offices and other entities. In addition, we face competition for acquisition opportunities from business operators that prefer to own, rather than lease space. Some of our competitors are larger and may have considerably greater financial, technical, leasing, underwriting, marketing, and other resources than we do. Some competitors may have a lower cost of capital and access to funding sources that may not be available to us. In addition, other competitors may have higher risk tolerances or different risk assessments and may not be subject to the same operating constraints, including maintaining REIT status or maintaining lower yield requirements. This competition may result in fewer acquisitions, higher prices, lower yields, less desirable office properties, and acceptance of greater risk. As a result, we cannot provide any assurance that we will be able to successfully execute our growth strategy. Any failure to grow through acquisitions as a result of the increasing competition we face could materially and adversely affect us.

We face significant competition for tenants, which could materially and adversely affect us, including our occupancy, rental rates, and results of operations.

We compete for tenants to occupy our office properties in all of our markets with numerous developers, owners, and operators of office properties, as well as owner occupied businesses, many of which own office properties in the same markets in which our office properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants or we may be pressured to reduce our rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights, or below-market renewal options to retain tenants when our leases expire. Competition for tenants could decrease the rental rates we achieve and/or negatively impact the occupancy rates of our office properties, which could materially and adversely affect us.

The departure of any of our key personnel with long-standing business relationships could materially and adversely affect us.

Our success and our ability to manage anticipated future growth depend, in large part, upon the efforts of our key personnel, particularly Mr. Botel, our Chief Executive Officer, and Mr. McCulley, our Chief Operating Officer. Each has extensive market knowledge and relationships and exercise substantial influence over our operational, financing, acquisition, and disposition activity. If we lost either of their services, our network of external relationships and resources would be materially diminished.

The departure of either of our Chief Executive Officer or Chief Operating Officer, or any other member of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities, and weaken our relationships with lenders, business partners, existing and prospective tenants, and industry personnel, which could materially and adversely affect us.

No member of our management team has prior experience in operating a public company, which could materially and adversely affect us.

No member of our management team has prior experience in managing a publicly traded company. As such, our management team may encounter difficulties in successfully managing our business in a public company environment, including, among other things, effectively complying with our reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Our management team’s lack of prior experience operating a public company could materially and adversely affect us.

Our portfolio is concentrated in certain states and MSAs and any adverse developments and/or economic downturns in these geographic markets could materially and adversely affect us.

As of September 30, 2025, all of our ABR came from commercial office properties in certain states and MSAs: Philadelphia, Northern California, and Boston. These geographic concentrations could adversely affect our operating performance if conditions become less favorable in any of the states or markets within which we have a concentration of office properties. We can provide no assurance that any of our markets will grow, will not experience adverse developments, or that underlying real estate fundamentals will be favorable to owners and operators of service-oriented businesses that constitute the majority of our tenants. A downturn in the economy in the states or regions in which we have a concentration of commercial office properties, or markets within such states or regions including MSAs, or a slowdown in the demand for our tenants’ businesses caused by adverse economic, regulatory, or other conditions could adversely affect our tenants’ operating businesses in those states, regions or MSAs and impair their ability to pay rent to us, which, in turn could materially and adversely affect us.

We may be unable to renew leases, re-lease multi-tenant office properties as leases expire, or lease vacant spaces on favorable terms or at all, which, in each case, could materially and adversely affect us.

Our results of operations depend on our ability to continue to successfully lease our multi-tenant office properties, including renewing expiring leases, re-leasing office properties as leases expire, leasing vacant space, optimizing our tenant mix, or leasing office properties on more economically favorable terms. As of September 30, 2025, 4 leases representing approximately 1.5% of our ABR are scheduled to expire during 2025 and 6 leases representing approximately 8.1% of our ABR are scheduled to expire during 2026. Current tenants may decline, or may not have the financial resources available, to renew their current leases, and we cannot assure you that leases that are renewed will have terms that are as economically favorable to us as the expiring lease terms. If our tenants do not renew their leases as they expire, we cannot provide any assurance that we will be able to find new tenants at rental rates equal to or above the current average rental rates or that substantial rent abatements, leasing commissions, tenant improvement allowances, early termination rights, or below-market renewal options will not be required to attract new tenants. We may experience significant costs in connection with re-leasing a significant number of our office properties, which could materially and adversely affect us. Any failure to renew leases, re-lease office properties as leases expire, or lease vacant space could materially and adversely affect us.

Our business is subject to significant re-leasing risk, particularly for specialty properties that are suitable for only one use.

The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs. In particular, our specialty properties are designed for a particular type of tenant or tenant use. If tenants of specialty properties do not renew or default on their leases, we may not be able to re-lease properties without substantial capital improvements, which may be significant. Alternatively, we may not be able to re-lease or sell the property without such improvements or may be required to reduce the rent or selling price significantly. This potential illiquidity may limit our ability to modify quickly our portfolio in response to changes in economic or other conditions, including tenant demand. Such occurrences could materially and adversely affect us.

The costs of environmental contamination or other environmental, health or safety liabilities related to environmental laws may materially and adversely affect us.

There may be known or unknown environmental liabilities associated with properties we previously owned or operated, currently own or operate, or may acquire in the future. Under various federal, state, and local environmental laws and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from environmental matters, including the presence or release of hazardous or toxic substances, waste, or petroleum products at, on, in, under or migrating from such property, including costs to investigate, monitor, report or clean up such contamination and liability for personal injury, property damage, and/or harm to natural resources. Certain uses of some properties may have a heightened risk of environmental, health and safety liability because of the hazardous materials used in performing services on those properties, such as industrial properties or auto parts and auto service businesses using petroleum products, paint, machine solvents, and other hazardous materials. We typically undertake customary environmental diligence prior to our acquisition of any property, including obtaining Phase I environmental site assessments. The Phase I environmental site assessments evaluate the property condition of such properties using record reviews, visual inspections, and interviews, and therefore are limited in scope and may not reveal all environmental conditions affecting a property. Therefore, there could be undiscovered environmental, health and safety liabilities, including contamination, on the properties we own.

The known or potential presence of hazardous substances on a property may adversely affect our ability to sell, lease, or improve the property, or to borrow using the property as collateral. In addition, environmental laws may create liens on contaminated properties in favor of the government or private third parties for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which they may be used or which businesses may be operated, and these restrictions may require substantial expenditures.

Our environmental, health and safety liabilities may include property and natural resources damage, personal injury (including exposure), investigation, monitoring, reporting, and clean-up costs, among other potential environmental, health and safety liabilities. These costs could be substantial. Although we may obtain insurance for such liabilities for certain properties that are deemed to warrant coverage, our insurance may be insufficient to address any particular environmental or health and safety situation and we may be unable to continue to obtain insurance for these matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental, health and safety liabilities. Our ability to receive the benefits of any environmental liability insurance policy will depend on the financial stability of our insurance company and the position it takes with respect to our insurance policies. If we were to become subject to significant environmental, health or safety liabilities, we could be materially and adversely affected.

Although our leases generally require our tenants to comply with environmental law and provide that the lessee will indemnify us for any loss or expense we incur as a result of the tenant’s violation of environmental law or the presence, use or release of hazardous materials on our property attributable to the lessee, we could nevertheless be subject to liability, as a current or previous owner of real estate, including joint and several and strict liability, by virtue of our ownership interest and may be required to remove or remediate hazardous or toxic substances on, under, or in a property. Further, there can be no assurance that our tenants, or the guarantor of a lease, could or would satisfy their indemnification obligations under their leases. We may face liability regardless of our knowledge of the contamination, the timing of the contamination, the cause of the contamination, or the party responsible for the contamination of the property. The cost of compliance or defense against claims from a contaminated property could materially and adversely affect us.

Difficult conditions in commercial real estate markets, or in related financial markets and the economy generally, including market volatility, inflation, the effects of health epidemics and outbreaks of contagious diseases, and geopolitical tensions, may cause us to experience losses, and there is no assurance that these conditions will improve in the near future.

Our results of operations are materially affected by conditions in the commercial real estate markets, the financial markets and the economy generally. Difficult market conditions, as well as inflation, energy costs, geopolitical issues, health epidemics and outbreaks of contagious diseases, such as the outbreak of COVID-19, unemployment and the availability and cost of credit, can contribute to increased volatility and diminished expectations for the economy and markets. The U.S. commercial real estate market has been severely affected as employers in all of our markets and submarkets implemented remote work guidelines in response to COVID-19 and many of such companies have been slow to require a return to the office workplace. As a result, many commercial landlords experienced lease defaults, rent abatement requests, tenant vacancies and significant difficulty in locating new tenants, and there is no assurance that these conditions have fully stabilized or that existing conditions will not worsen. Further, disruptions in the mortgage markets and broader financial markets, including the occurrence of unforeseen or catastrophic events such as the effects of COVID-19 or other widespread health emergencies, geopolitical tensions or terrorist attacks, could adversely affect our business and operations. Any such disruption could adversely impact our ability to raise capital, cause increases in lease defaults and decreases in the value of our assets, cause continued interest rate volatility and movements that could make obtaining financing or refinancing our debt obligations more challenging or more expensive, and could lead to operational difficulties that could impair our ability to manage our business.

Our business could be harmed if new trade protections are imposed or existing protections become more burdensome.

The United States and other may impose additional quotas, duties, tariffs, or other measures, or may adversely adjust prevailing quota, duty, or tariff levels. Such actions could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. Countries impose, modify, and remove tariffs and other trade measures in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs, customs, and other trade measures. Trade protections, including tariffs, quotas, safeguards, duties, and customs restrictions, could increase the cost of running our business and may require us to modify our current business practices, any of which could harm our business, financial condition, and results of operations.

Vacancies in our properties may make it difficult to sell or re-lease.

Our operating office properties were approximately 72% leased at September 30, 2025. Our 10 largest customers account for a meaningful portion of our revenues. Our operating revenues are dependent upon entering into leases with, and collecting rents from, our tenants. Tenants whose leases are expiring may want to decrease the space they lease and/or may be unwilling to continue their lease. When leases expire or are terminated, replacement tenants may not be available upon acceptable terms and market rental rates may be lower than the previous contractual rental rates. Also, our tenants may approach us for additional concessions in order to remain open and operating. The granting of these concessions may adversely affect our results of operations and cash flows to the extent that they result in reduced rental rates, additional capital improvements, or allowances paid to, or on behalf of, the tenants.

In addition, one or more of our properties may incur a vacancy by the continued default of a tenant under its lease, whether as a result of the recent downturn in certain of our markets and submarkets or economic conditions more generally. Certain of our properties may be specifically suited to the particular needs of a tenant (e.g., a retail bank branch), and major renovations and expenditures may be required in order for us to re-lease vacant space for other uses. We have recently had significant difficulty obtaining new tenants for vacant space we have in our properties. If a vacancy continues for a long period of time, we may suffer reduced revenues, impacting our ability to make distributions to our stockholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Our properties may be subject to impairment charges.

We will periodically evaluate our properties for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded.

Our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could materially and adversely affect us.

To a large extent, the success of our commercial real estate business is dependent upon the performance of each property’s respective tenants. The financial performance of any one of our tenants is dependent on the tenant’s individual business, its industry and, in many instances, the performance of a larger business network that the tenant may be affiliated with or operate under. The financial performance of any one of our tenants could be adversely affected by poor management, unfavorable economic conditions in general, changes in consumer trends and preferences that decrease demand for a tenant’s products or services or other factors, including the impact of a global pandemic such as COVID-19 which affects the United States, over which neither they nor we have control.

At any given time, any tenant may experience a decline in its business that may weaken its operating results or the overall financial condition of individual properties or its business as a whole. Any such decline may result in our tenant failing to make rental payments when due, requesting a rent abatement, declining to extend a lease upon its expiration, delaying occupancy of our property or the commencement of the lease or becoming insolvent or declaring bankruptcy. We depend on our tenants to operate their businesses at the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes, make repairs and otherwise maintain our properties. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us pursuant to the applicable lease. We could be materially and adversely affected if a tenant representing a significant portion of our operating results or a number of our tenants were unable to meet their obligations to us.

We could face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

The bankruptcy of our tenants may adversely affect the income generated by our properties. If one of our tenants files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. A bankruptcy court could authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay full amounts owed under the lease. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our cash flow and results of operations.

Our reliance on certain significant tenants may have a negative impact on our results of operations or financial condition if such tenants are unable or unwilling to pay rent or decide to vacate the premises.

As of September 30, 2025, our top 10 tenants represented 69% of our annualized base rental revenues with our largest single tenant accounting for 19% of our annualized base rental revenues. The inability or refusal of any of our significant tenants to pay rent or a decision by a significant tenant to vacate their premises prior to, or at the conclusion of, their lease term could have a significant negative impact on our results of operations or financial condition if a suitable replacement tenant is not secured in a timely manner.

For the year ended December 31, 2024 and the nine months ended September 30, 2025, 100% of our net operating income for properties owned was derived from the Northeast Corridor area. Any adverse economic conditions impacting Northeast Corridor could adversely affect our overall results of operations and financial condition.

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.

We have entered into joint ventures or similar structures and may enter into additional joint ventures to acquire or improve properties. Such investments may have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over such joint venture. In addition, to the extent our participation represents a minority interest, a majority of the participants may be able to take actions which are not in our best interests because of our lack of full control. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.

In particular, we hold a 26.6% undivided interest in the Napa Square property pursuant to a tenancy-in-common agreement, or TIC Agreement. Per the TIC Agreement, all tenants-in-common hold an individual, undivided ownership interest in the property. The remaining tenants-in-common collectively have a controlling interest. However, individually, they are unable to unilaterally direct decisions regarding the management, operation, or disposition of Napa Square. Our limited ability to influence key decisions may adversely affect our investment, including our ability to implement strategic initiatives, respond to market conditions, or resolve disputes. Furthermore, actions taken by the other co-owners, or disagreements among co-owners, could negatively impact the value, performance, or liquidity of our interest in Napa Square. Consequently, there can be no assurance that our objectives with respect to this property will be achieved, and our returns from this investment may be adversely affected.

Risks Related to Investments in Real Estate

Our operating results are affected by economic and regulatory changes that impact the commercial real estate market in general.

Our core business is the ownership of commercial real estate that is leased on a long-term basis to businesses in the healthcare, restaurant, service, office, and retail sectors. Accordingly, our performance is subject to risks generally attributable to the ownership of commercial real property, including:

●	inability to collect rents from tenants due to financial hardship, including bankruptcy, financial difficulties, or lease defaults by tenants;

●	changes in global, national, regional, or local economic, demographic, or real estate market conditions in the markets in which we operate, including the supply and demand for single-tenant space in the healthcare, restaurant, service, office, and retail sectors;

●	increased competition for real property investments targeted by our investment strategy;

●	changes in consumer trends and preferences that affect the demand for products and services offered by our tenants;

●	inability to lease or sell properties upon expiration or termination of existing leases and renewal of leases at lower rental rates;

●	the subjectivity of real estate valuations and changes in such valuations over time;

●	the illiquid nature of real estate compared to most other financial assets;

●	changes in laws, government rules, regulations, and fiscal policies, including changes in tax, real estate, environmental, and zoning laws;

●	changes in interest rates and availability of financing, including changes in the terms of available financing such as more conservative loan-to-value requirements and shorter debt maturities;

●	unexpected expenditures relating to physical or weather-related damage to properties;

●	the potential risk of functional obsolescence of properties over time;

●	acts of terrorism and war;

●	acts of God and other factors beyond our control; and

●	competition from other properties.

The factors described above are out of our control, and we are unable to predict future changes in such factors. Any negative changes in these factors may cause the value of our real estate to decline, which could materially and adversely affect us.

Global and U.S. financial markets and economic conditions may materially and adversely affect us.

Our results of operations are sensitive to changes in the overall economic conditions that impact our tenants’ financial condition and leasing practices and a downturn in the economy could cause consumers to reduce their discretionary spending, which could result in tenant bankruptcies or otherwise have an adverse impact on our tenants’ ability to successfully manage their businesses and pay us amounts due under our lease agreements, thereby materially and adversely affecting us. Accordingly, adverse economic conditions such as high unemployment levels, an increase in interest rates, a decrease in available financing, high inflation, labor and workforce shortages, supply chain issues, tax rates, and fuel and energy costs may have an impact on the results of operations and financial conditions of our tenants. During periods of economic slowdown or recession, rising interest rates and declining demand for real estate may result in a general decline in rents or an increased incidence of defaults under existing leases. A lack of demand for office properties could adversely affect our ability to maintain our current tenants and gain new tenants, which may affect our growth and results of operations. Accordingly, a decline in economic conditions could materially and adversely affect us.

Our real estate investments are illiquid, which could materially and adversely affect us, including our financial condition and cash flows.

Because real estate investments are relatively illiquid, our ability to adjust our portfolio promptly in response to economic, financial, investment, or other conditions may be limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objective by sale, other disposition, or refinancing at attractive prices within any given period of time, or we may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations, or fiscal policies of the jurisdiction in which the property is located. Further, certain significant expenditures generally do not change in response to economic or other conditions, such as (i) debt service, (ii) real estate taxes, and (iii) operating and maintenance costs. The inability to dispose of a property at an acceptable price or at all, as well as the combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings and could materially and adversely affect us, including our financial condition and cash flows.

Inflation in the United States is expected to continue at an elevated level in the near- to medium-term, which may have an adverse impact on the valuation of our investments.

Heightened competition for workers, supply chain issues, the relocation of foreign production and manufacturing businesses to the U.S., and rising energy and commodity prices have contributed to increasing wages and other economic inputs. Inflation can negatively impact the profitability of real estate assets with long-term leases that do not provide for short-term rent increases or that provide for rent increases with a lower annual percentage increase than inflation. Continued inflation, particularly at higher levels, may have an adverse impact on the performance and value of our properties. During times when inflation is greater than the increases in rent provided by many of our leases, rent increases will not keep up with the rate of inflation. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us, which in turn could materially and adversely affect us.

Natural disasters, terrorist attacks, other acts of violence or war, or other catastrophic events could materially and adversely affect us.

Natural disasters, terrorist attacks, other acts of violence or war, or other catastrophic events (e.g., hurricanes, floods, earthquakes, or other types of natural disasters or wars or other acts of violence) could cause damage to our properties, materially interrupt our business operations (or those of our tenants), cause consumer confidence and spending to decrease, or result in increased volatility in the U.S. and worldwide financial markets and economy. Such occurrences also could result in or prolong an economic recession in the United States. We own properties in regions that have historically been impacted by natural disasters and it is probable such regions will continue to be impacted by such events. If a disaster occurs, we could suffer a complete loss of capital invested in, and any profits expected from, the affected properties. Any of these occurrences could materially and adversely affect us.

Disruptions in the financial and banking sectors may adversely impact our access to capital and our cost of borrowing, which could adversely affect us, our business or our results of operations.

We finance the acquisition of certain of our commercial properties with credit facilities and other financing arrangements. Disruptions and uncertainty in the financial and banking sectors, including due to recent regional bank failures and decreased consumer confidence in the banking system, may hinder our ability to access capital on reasonable terms or at all. The U.S. and global financial and banking sectors have experienced periods of increased turmoil and volatility in the recent past and may experience similar periods of disruption in the future due to factors beyond our control. Such periods of increased turmoil and volatility may adversely impact liquidity in the financial markets and make financings less attractive or, in some cases, unavailable. If our financing counterparties become capital constrained, tighten their lending standards or become insolvent, they may be unable or unwilling to fulfill their commitments to us. Several of our financing counterparties are smaller regional banks, and a material disruption to the banking system and financial markets could result in liquidity issues disproportionally affecting such lenders, which could adversely impact our access to capital and our cost of borrowing and adversely affect us, our business or our results of operations.

Recent market conditions may make it more difficult to analyze potential opportunities for our portfolio of properties.

Our success will depend, in part, on our ability to effectively analyze potential acquisition opportunities in order to assess the level of risk-adjusted returns that we should expect from any particular investment. To estimate the value of a particular property, we may use historical assumptions that may or may not be appropriate during the recent downturn in the real estate market and general economy. To the extent that we use historical assumptions that are inappropriate under current market conditions, we may overpay for a property or acquire an asset that we otherwise might not acquire, which could have a material and adverse effect on our results of operations and our ability to make distributions to our stockholders.

Risks related to climate change could have a material adverse effect on our results of operations.

The physical effects of climate change could have a material adverse effect on our properties, operations, and business. To the extent climate change causes changes in weather patterns or severity, our markets could experience increases in storm intensity (including floods, fires, tornadoes, hurricanes, droughts, or ice storms), rising sea levels, and changes in precipitation, temperature, air quality, and quality and availability of water. Over time, these conditions could result in physical damage to, or declining demand for, our properties or our inability to operate the buildings efficiently or at all. Climate change may also indirectly affect our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of required resources, including energy, other fuel sources, water, and waste removal services, and increasing the risk and severity of floods, fires, tornadoes, hurricanes, droughts, ice storms, and earthquakes at our properties. Should the impact of climate change be severe or occur for lengthy periods of time, our financial condition or results of operations could be adversely impacted. In addition, compliance with new or more stringent laws or regulations or stricter interpretations of existing laws may require material expenditure by us. For example, various federal, state, and local laws and regulations have been, or may be, implemented to mitigate the effects of climate change caused by greenhouse gas emissions. Among other things, “green” building codes may seek to reduce emissions through the imposition of standards for design, construction materials, water and energy usage and efficiency, and waste management. Such codes could require us to make improvements to our existing properties, increase the costs of maintaining or improving our existing properties or developing new properties, or increase taxes and fees assessed on us or our properties. Expenditures required for compliance with such codes may affect our cash flow and results of operations. Additionally, although we pursue a sustainability strategy, new approaches and trends regarding building resiliency emerge from time to time in this rapidly evolving focus area. Our approaches and priorities may differ from those of our peers, and the perception of the public or investors of these differences may adversely impact our portfolio attractiveness of our ability to lease space at competitive rates.

Our costs of compliance with laws and regulations may require us or our tenants to make unanticipated expenditures that could reduce the investment return of our stockholders.

All real property and the operations conducted on real property are subject to numerous federal, state, and local laws and regulations. We cannot predict what laws or regulations will be enacted in the future, how future laws or regulations will be administered or interpreted, or how future laws or regulations will affect us or our properties. For example, we may be required to make substantial capital expenditures to comply with applicable fire and safety regulations, building codes, the Americans with Disabilities Act (“ADA”), environmental regulations, and other land use regulations, and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking improvements of any of our existing properties. Compliance with new laws or regulations, or stricter interpretation of existing laws, may require us or our tenants to incur significant expenditures, impose significant liability, restrict or prohibit business activities, and could materially adversely affect us.

Compliance or failure to comply with the Americans with Disabilities Act or other federal, state, and local regulatory requirements could result in substantial costs.

The ADA generally requires that certain buildings, including office buildings, be made accessible to disabled persons. We believe that we are currently in compliance with these requirements. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers or the addition of access enhancements, it could adversely impact our earnings and cash flows, thereby impacting our ability to service debt and make distributions to our stockholders.

In addition, our properties are subject to various federal, state, and local regulatory requirements, such as state and local fire, health, and life safety requirements. We are currently in compliance with these requirements. If we fail to comply with these requirements, we could incur fines or other monetary damages. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.

Insurance on our properties may not adequately cover all losses and any uninsured losses could materially and adversely affect us.

Our tenants are generally required to maintain comprehensive insurance coverage for the properties they lease from us. Pursuant to such leases, our tenants are generally required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insureds and/or loss payees (or mortgagee, in the case of our lenders) on their property policies. To the extent that our tenants do not name us as additional insureds on their liability policies, this may create a risk for us regarding coverage for any losses or liabilities associated with such properties. Additionally, most tenants are required to maintain casualty coverage and most are required to carry limits at 100% of replacement cost, although some of our leases allow tenants to self-insure their insurance obligations for casualty losses. Depending on the location of the property, losses of a catastrophic nature, such as those caused by casualty, earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism, or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged. In addition, if uninsured damage to a property occurs or a loss exceeds policy limits and we do not have adequate cash to fund repairs, we may be forced to sell the property at a loss or to borrow capital to fund the repairs.

Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds received may not be adequate to restore our economic position with respect to the affected real property. Also, if we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in or anticipated future returns from our properties due to material uninsured losses could materially and adversely affect us.

Risks Related to Our Indebtedness

We have significant indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of September 30, 2025, we had $34.3 million of total consolidated indebtedness outstanding, of which $34.3 million was secured. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness.” Total debt payments for the remainder of 2025 are $7.7 million. We expect to meet these repayment requirements primarily through financing activity or net cash from operating activities. Our organizational documents contain no limitations regarding the maximum level of indebtedness that we may incur or keep outstanding. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to our common stockholders currently contemplated or necessary to maintain our status as a REIT. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	cash interest expense and financial covenants relating to our indebtedness may limit or eliminate our ability to make distributions to our common stockholders;

●	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon investment opportunities or meet operational needs;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

●	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

●	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

●	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

●	we may be restricted from accessing some of our excess cash flow after debt service if certain of our customers fail to meet certain financial performance metric thresholds;

●	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

●	our default under any loan with cross default provisions could result in a default on other indebtedness.

The occurrence of any of these events could materially and adversely affect us. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Increases in interest rates could increase the amount of our debt payments.

As of September 30, 2025, we had $34.3 million of our outstanding consolidated indebtedness that is fixed-rate debt. Increases in interest rates could increase our interest expense on future fixed rate borrowings. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.

Credit markets have experienced over the past several years, and may continue to experience, significant price volatility, displacement and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. Such circumstances could materially impact liquidity in the financial markets, making financing terms for borrowers less attractive, and potentially result in the unavailability of various types of debt financing. As a result, we may be unable to obtain debt financing on favorable terms or at all or fully refinance maturing indebtedness with new indebtedness. Reductions in our available borrowing capacity or inability to obtain credit when required or when business conditions warrant could materially and adversely affect us.

Our existing indebtedness contains, and any future indebtedness is likely to contain, covenants that restrict our ability to engage in certain activities.

The agreements governing our borrowings contain or are likely to contain financial and other covenants with which we are or will be required to comply and that limit or are likely to limit our ability to operate our business. These covenants, as well as any additional covenants to which we may be subject in the future because of additional borrowings, could cause us to have to forego investment opportunities, reduce or eliminate distributions to our common stockholders or obtain financing that is more expensive than financing we could obtain if we were not subject to the covenants. In addition, the agreements governing our borrowing may have cross default provisions, which provide that a default under one of our debt financing agreements would lead to a default on all of our debt financing agreements.

The covenants and other restrictions under our debt agreements may affect, among other things, our ability to:

●	incur indebtedness;

●	create liens on assets;

●	sell or substitute assets;

●	modify certain terms of our leases;

●	manage our cash flows; and

●	make distributions to equity holders, including our common stockholders.

Additionally, these restrictions may adversely affect our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment, all of which may materially and adversely affect us.

Secured indebtedness exposes us to the possibility of foreclosure, which could result in the loss of our investment in certain of our subsidiaries or in a property or group of properties or other assets subject to indebtedness and limits our ability to raise future capital.

We have granted certain of our lenders security interests in certain of our assets, including equity interests in certain of our subsidiaries and in certain of our real property. Incurring secured indebtedness, including mortgage indebtedness, increases our risk of asset and property losses because defaults on indebtedness secured by our assets, including equity interests in certain of our subsidiaries and in certain of our real property, may result in foreclosure actions initiated by lenders and ultimately our loss of the property or other assets securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could have a material adverse effect on the overall value of our portfolio of properties and more generally on us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If the outstanding balance of the indebtedness secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could materially and adversely affect us, including hindering our ability to meet the REIT distribution requirements imposed by the Code. As a result, our substantial secured indebtedness could have a material adverse effect on us.

Risks Related to Our Organizational Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the Maryland General Corporation Law (the “MGCL”), our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter requires us to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers,” and we intend to enter into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that any of our directors or officers are exculpated from, or indemnified against, liability but whose actions impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

●	Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our preferred stock, or 9.8% in value of the aggregate of the outstanding shares of all classes or series of our stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third party from acquiring control of us if our board of directors does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests.

●	Our Board of Directors Has the Power to Cause Us to Issue Additional Shares of Our Stock Without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without common stockholder approval, amend our charter to increase or decrease the aggregate number of our shares of common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve payment of a premium price for our shares of common stock or that stockholders may otherwise consider to be in their best interests.

Certain provisions of Maryland law may limit the ability of a third-party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

●	“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

●	“control share” provisions that provide that holders of “control shares” of our Company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, our board of directors has by resolution exempted from the provisions of the Maryland Business Combination Act business combinations between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which we do not have. In accordance with the MGCL, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the provision of Subtitle 8 that permits our board of directors to classify itself.

Our board of directors may change our investment and financing policies without stockholder approval, and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Although we are not required to maintain a particular leverage ratio, we generally intend to target an overall debt-to-gross total assets ratio of 55%–65%, that over time, will decrease to approximately 50%. However, from time to time, our debt-to gross total assets ratio may exceed our targets. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially and adversely affect us.

Upon the completion of this offering and the formation transactions, we will be a holding company with no direct operations and will rely on funds received from our operating partnership to pay liabilities and distributions to our stockholders.

Upon the completion of this offering and the formation transactions, we will be a holding company and will conduct substantially all of our operations through our operating partnership. We will not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any distributions we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we will be a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

In connection with our future acquisition of properties or otherwise, we may issue units of our operating partnership to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own units of our operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

We have not obtained an independent third-party appraisal of the interests or assets being contributed to us, and the consideration to be paid by us in our formation transactions was not negotiated on an arm’s-length basis.

The valuation of the initial portfolio was not based on an appraisal conducted by an independent third-party, nor was the transaction the result of an arm’s length negotiation. As a result, there can be no assurance that the consideration paid or received reflects the fair market value of the initial portfolio. This could adversely affect our financial condition and results of operations if the properties are later determined to be overvalued or if we are unable to generate expected returns. Additionally, the absence of an independent valuation may raise concerns among investors and regulators regarding the transparency and fairness of the formation transaction, which could negatively impact our reputation and the market price of our common stock.

Conflicts of interest exist or could arise in the future with our operating partnership or its partners.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our Company under applicable Maryland law in connection with their direction of the management of our Company. At the same time, we, as general partner of our operating partnership, have duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Under Delaware law, the general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. These duties as general partner of our operating partnership to the partnership and its partners may come into conflict with the interests of our Company. Under the partnership agreement of our operating partnership, the limited partners of our operating partnership will expressly agree that the general partner of our operating partnership is acting for the benefit of the operating partnership, the limited partners of our operating partnership and our stockholders, collectively. The general partner is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the interests of the limited partners of our operating partnership, on the other, the partnership agreement of our operating partnership will provide that any action or failure to act by the general partner that gives priority to the separate interests of us or our stockholders that does not result in a violation of the contractual rights of the limited partners of our operating partnership under the partnership agreement will not violate the duties that the general partner owes to our operating partnership and its partners.

Additionally, the partnership agreement of our operating partnership will expressly limit our liability by providing that we and our directors, officers, agents and employees will not be liable or accountable to our operating partnership or its partners for money damages. In addition, our operating partnership will be required to indemnify us, as general partner, our directors, officers and employees, employees of our operating partnership and any other persons whom we, as general partner, may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless it is established by a final judgment that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee, the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses) or the indemnitee is found to be liable to our operating partnership, and then only with respect to each such claim.

No reported decision of a Maryland appellate court has interpreted provisions that are similar to the provisions of the partnership agreement of our operating partnership that modify the fiduciary duties of the general partner of our operating partnership, and we have not obtained an opinion of counsel regarding the enforceability of the provisions of the partnership agreement that purport to waive or modify the fiduciary duties and obligations of the general partner of our operating partnership.

Our management team are involved in the management and/or ownership of other real estate properties and entities, some of which may compete with us for investment opportunities.

Our management team are involved in the management and/or ownership of other real estate properties and entities, some of which may compete with us for investment opportunities. In addition, certain members of management own interests in the Napa Square property that will not be contributed to the company. As a result, their time and attention may be divided between our operations and those of the other entities and interests. This may result in conflicts of interest, particularly with respect to the allocation of investment opportunities, resources, and management focus. There can be no assurance that our management will always act in our best interests or that such conflicts will be resolved in our favor. Any failure by our management to appropriately allocate their time or to resolve conflicts of interest in our favor could have a material adverse effect on our business, financial condition, and results of operations.

We currently invest, and in the future may invest in joint ventures and face risks stemming from our partial ownership interests in such properties, which could materially and adversely affect the value of any such joint venture investments.

We currently own a partial ownership in one property, and may in the future invest in additional real estate through joint ventures. Our venture partners may have rights to take actions over which we have no control, or the right to withhold approval of actions that we propose, either of which could adversely affect our interests in the related joint ventures, and in some cases, our overall financial condition and results of operations. A venture partner may have economic and/or other business interests or goals that are incompatible with our business interests or goals and that venture partner may be in a position to take action contrary to our interests. In addition, such venture partners may default on their obligations, including loans secured by property owned by the joint venture that could have an adverse impact on the financial condition and operations of the joint venture. Such defaults may result in our fulfilling the defaulting partners’ obligations that may, in some cases, require us to contribute additional capital to the ventures. Furthermore, the success of a project may be dependent upon the expertise, business judgment, diligence, and effectiveness of our venture partners in matters that are outside our control. Thus, the involvement of venture partners could adversely impact the development, operation, ownership, financing, or disposition of the underlying properties.

Our bylaws designate the Circuit Court for Baltimore City, Maryland, and the United States District Court for the District of Maryland, Northern Division, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit our stockholders’ ability to bring a claim in a judicial forum that the stockholders believe is a more favorable judicial forum for disputes with us or our directors, officers or other employees.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if such court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, including, without limitation, (i) any derivative action or proceeding brought on our behalf, other than any action arising solely under federal securities laws, (ii) any action asserting a claim based on an alleged breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, or (b) any other action asserting a claim that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is more favorable for disputes against us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Risks Related to this Offering and Ownership of Shares of Our Common Stock

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. We have applied to have our common stock listed on the NYSE American, subject to official notice of issuance. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of shares of our common stock may be volatile following this offering.

The market price of shares of our common stock may fluctuate. In addition, the trading volume in shares of our common stock may fluctuate and cause significant price variations to occur. If the market price of shares of our common stock declines significantly, you may be unable to resell your shares of our common stock at or above the public offering price. We cannot assure you that the market price of shares of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the market price or trading volume of shares of our common stock include:

●	actual or anticipated declines in our quarterly operating results or distributions;

●	changes in government regulations;

●	changes in laws affecting REITs and related tax matters;

●	reductions in our FFO or earnings estimates;

●	publication of research reports about us or the real estate industry;

●	increases in market interest rates that lead purchasers of shares of our common stock to demand a higher yield;

●	future equity issuances, or the perception that they may occur, including issuances of common stock upon exercise or vesting of equity awards or redemption of OP units;

●	changes in market valuations of similar companies;

●	adverse market reaction to any increased indebtedness we incur in the future;

●	additions or departures of key management personnel;

●	actions by institutional stockholders;

●	differences between our actual financial and operating results and those expected by investors and analysts;

●	changes in analysts’ recommendations or projections;

●	speculation in the press or investment community; and

●	the realization of any of the other risk factors presented in this prospectus.

There can be no assurance that we will be able to make or maintain cash distributions, and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

We intend to make cash distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. Our ability to continue to make distributions in the future may be adversely affected by the risk factors described in this prospectus. There can be no assurance that we will be able to make or maintain distributions and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders. There can be no assurance that rents from our properties will increase, or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. In addition, any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, EBITDA, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant.

If we do not have sufficient cash available for distributions, we may need to fund the shortage out of working capital or borrow to provide funds for such distributions, which would reduce the amount of proceeds available for real estate investments and increase our future interest costs. Our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

We may use a portion of the net proceeds from this offering to make distributions to our stockholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds from this offering, we may fund distributions to our stockholders out of the net proceeds, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could materially and adversely affect us. In addition, funding distributions from the net proceeds from this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

Increases in market interest rates may result in a decrease in the value of shares of our common stock.

One of the factors that will influence the price of shares of our common stock will be the distribution yield on shares of our common stock (as a percentage of the price of shares of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

Broad market fluctuations could negatively impact the market price of shares of our common stock.

The stock market may experience extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us in particular. These broad market fluctuations could reduce the market price of shares of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.

This offering may be dilutive to earnings, and there may be future dilution to earnings related to shares of our common stock.

This offering may have a dilutive effect on our earnings per share and FFO per share. The market price of shares of our common stock could decline as a result of issuances or sales of a large number of shares of our common stock in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of substantial amounts of shares of our common stock may be at prices below the initial public offering price of the shares of our common stock offered by this prospectus and may result in further dilution in our earnings and FFO per share and/or materially and adversely impact the market price of our common stock. See “Dilution.”

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time and attention to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of becoming a public company upon the completion of this offering. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, related regulations of the U.S. Securities and Exchange Commission (“SEC”) and requirements of the NYSE American, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, operations and financial statements. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

These reporting and other obligations will place significant demands on our management and our administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and other controls, reporting systems and procedures. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to public companies could be impaired.

If we fail to implement and maintain an effective system of internal control over financial reporting, we may not be able to accurately determine or disclose our financial results. As a result, our stockholders could lose confidence in our financial results.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. As a publicly-traded company, we will be required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file with, or submit to, the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. They include controls and procedures designed to ensure that information required to be disclosed in reports filed with, or submitted to, the SEC is accumulated and communicated to management, including our principal executive and principal financial officers, to allow timely decisions regarding required disclosure. Effective disclosure controls and procedures are necessary for us to provide reliable reports, effectively prevent and detect fraud, and to operate successfully as a public company. Designing and implementing effective disclosure controls and procedures is a continuous effort that requires significant resources and devotion of time. We may discover deficiencies in our disclosure controls and procedures that may be difficult or time consuming to remediate in a timely manner. Any failure to maintain effective disclosure controls and procedures or to timely effect any necessary improvements thereto could cause us to fail to meet our reporting obligations (which could affect the listing of our common stock on the NYSE American). Additionally, ineffective disclosure controls and procedures could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reports filed with, or submitted to, the SEC, which would likely have a negative effect on the market price of our common stock.

We previously identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future, which could materially adversely affect us and our ability to accurately and timely report our financial results.

As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness required adjustments to our financial statements during the audit.

As of and for the years ended December 31, 2024 and 2023, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting relating to our predecessor’s control activities, which were not designed and implemented effectively with respect to the review and approval of certain journal entries and supporting schedules meant to reconcile income-tax basis financial information to complete and accurate US GAAP compliant financial statements. This material weakness resulted in errors that were identified in connection with the audit of our predecessor’s combined consolidated financial statements. The identified material weakness required adjustments to our financial statements.

The Company has plans to implement measures designed to improve internal controls over financial reporting to remediate the control deficiencies outlined above that led to the material weaknesses, including strengthening reviews by its finance team and expanding its accounting and finance team to add additional qualified accounting and finance resources, which may include expanding the use of third-party consultants that possess the required expertise to assist management with its review.

The Company cannot assure you that the measures it has taken to date, and actions it may take in the future, will be sufficient to remediate the control deficiency that led to the material weakness in its internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither its management nor an independent registered public accounting firm has performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. If the Company is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, identifies any additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, the accuracy and timing of the Company’s financial reporting may be adversely affected, the Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the Company’s financial reporting, and the market price of the Company’s common stock may decline as a result.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, including as a result of the material weakness identified by management and discussed above.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting, including new and revised financial and IT-related controls that we have been designing, implementing and operating, may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies in our internal control over financial reporting, including any material weakness which may occur in the future, could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Future offerings of debt, which would be senior to shares of our common stock upon liquidation, and/or preferred equity securities that may be senior to shares of our common stock for purposes of distributions or upon liquidation, may materially and adversely affect the market price of shares of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities (or causing our operating partnership to issue debt securities). Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to our common stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Our stockholders are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk of our future offerings reducing the market price of our common stock.

Future redemption obligations may materially and adversely affect the market price of shares of our common stock and may reduce future distributions.

Certain continuing investors hold direct or indirect interests in us or our operating partnership with special redemption rights that may allow them to require us or the operating partnership to redeem their shares of our common stock or OP units for cash at the fair market value (based on the value of our common stock), subject to a minimum price for such shares or units, or, to require us or the operating partnership to pay such continuing investor at the option of the continuing investor, any combination of cash, OP units and/or shares of our common stock that equal the excess of the minimum price over the fair market value of the OP units and/or shares of our common stock as of the election date. In the event such continuing investors invoke these special redemption rights, we and/or our operating partnership or its subsidiaries will be obligated to satisfy such redemptions, which will dilute the ownership interest of our common stockholders. Such amounts could be material and could materially and adversely affect the market price of shares of our common stock and reduce future distributions to our stockholders.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” and “smaller reporting companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions:

●	we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act;

●	we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the Jumpstart Our Business Startups Act (“JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that such company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period, and as a result, our financial statements may not be comparable with similarly situated public companies. We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if our gross revenue exceeds $1.235 billion in any fiscal year, (2) if we become a large accelerated filer, with at least $700 million of equity securities held by non-affiliates, or (3) if we issue more than $1.0 billion in non-convertible notes in any three-year period.

We also qualify as a “smaller reporting company,” under Rule 12b-2 of the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited consolidated financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

We cannot predict if investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We expect to have outstanding 3,000,000 shares of our common stock (or 3,450,000 shares of our common stock if the underwriters exercise in full their option to purchase additional shares).

The shares of our common stock that we are selling in this offering may be resold immediately in the public market unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act. The OP units to be issued in the formation transactions will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Our directors, director nominees, officers and certain holders of our common stock have agreed, subject to certain exceptions, not to sell or otherwise dispose of any of their common stock or OP units (which may be exchanged for common stock) from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the underwriters’ prior written consent. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, upon completion of this offering, our charter will provide that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share. Moreover, under Maryland law and as will be provided in our charter, a majority of our entire board of directors will have the power to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without common stockholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us.

A lack of research analyst coverage or restrictions on the ability of analysts associated with the co-managers of this offering to publish during certain time periods, including when we report our results of operations, could materially and adversely affect the market price and liquidity of our common stock.

We cannot assure you that research analysts, including those associated with the underwriters of this offering, will initiate or maintain research coverage of us or our common stock. In addition, regulatory rules prohibit research analysts associated with the co-managers of this offering from publishing or otherwise distributing a research report or from making a public appearance regarding us for 15 days prior to and after the expiration, waiver or termination of any lock-up agreement that we or certain of our stockholders have entered into with the underwriters of this offering. Accordingly, it could be the case that research concerning our results of operations or the possible effects on us of significant news or a significant event will not be published or will be published on a delayed basis. A lack of research or the inability of certain research analysts to publish research relating to our results of operations or significant news or a significant event in a timely manner could materially and adversely affect the market price and liquidity of our common stock.

Risks Related to Our REIT Status and Other Tax Risks

Failure to qualify as a REIT would cause us to be taxed as a regular C corporation, which would substantially reduce funds available for distributions to stockholders.

We intend to elect to qualify to be taxed as a REIT under the Code, commencing with our short taxable year ending December 31, 2025. We believe that we have been organized and we intend to operate in a manner to qualify for taxation as a REIT for U.S. federal income tax purposes and will continue to enable us to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. However, we cannot assure you that we will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. The complexity of these provisions and of the applicable regulations (as in effect from time to time) of the United States Department of the Treasury under the Code is greater in the case of a REIT, like us, that holds assets through a partnership. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock and the composition of our gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

If we fail to qualify as a REIT in any taxable year, and are unable to obtain relief under certain statutory provisions, we will face material tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

●	we would be subject to regular United States federal corporate income tax on our net income for the years we did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing our taxable income);

●	we could be subject to increased state and local taxes for such periods;

●	unless we are entitled to relief under applicable statutory provisions, neither we nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which we were disqualified; and

●	for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, we could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it could adversely affect the value of our common stock. If we fail to qualify as a REIT, we would no longer be required to make distributions to our stockholders.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash available for distribution to our stockholders.

Even if we have qualified and continue to qualify as a REIT for U.S. federal income tax purposes, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, we may hold some of its assets through one or more taxable REIT subsidiaries (“TRS”). Any TRSs or other taxable corporations in which we own an interest will be subject to U.S. federal, state and local corporate taxes. In addition, REITs are subject to certain excise taxes on transactions with TRSs that do not meet certain requirements, and no assurance can be provided that we would not be subject to these taxes. Any of these taxes would decrease cash available for distributions to stockholders.

If our operating partnership or any other subsidiary partnership or limited liability company fails to qualify as a partnership or disregarded entity for U.S. federal income tax purposes, we could fail to qualify as a REIT and would suffer adverse consequences.

We believe that our operating partnership will be organized and operated in a manner so as to be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. As a partnership, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated that partner’s share of our operating partnership’s income. No assurance can be provided, however, that the Internal Revenue Service, or the IRS, will not challenge the status of our operating partnership or any other subsidiary partnership or limited liability company in which we own an interest as a partnership or disregarded entity for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership or limited liability company as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we could fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, could cease to qualify as a REIT. Also, the failure of our operating partnership or of any such other subsidiary partnership or limited liability company to qualify as a partnership or disregarded entity would cause it to become subject to U.S. federal corporate income tax, which would reduce significantly the amount of its cash available for debt service and for distribution to its partners or members, including us.

Our operating partnership has a carryover tax basis on certain of its assets as a result of certain transactions, and the amount that we have to distribute to stockholders therefore may be higher.

Certain of our operating partnership’s assets were acquired in tax-deferred transactions and have carryover tax bases that are lower than the fair market values of these assets at the time of the acquisition. As a result of this lower aggregate tax basis, our operating partnership will recognize higher taxable gain upon the sale of these assets and our operating partnership will be entitled to lower depreciation deductions on these assets than if it had purchased these assets in taxable transactions at the time of the acquisition. Such lower depreciation deductions and increased gains on sales allocated to us generally will increase the amount of our required distribution under the REIT rules, and will decrease the portion of any distribution that otherwise would have been treated as a “return of capital” distribution.

Our property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.

Even if we qualify as a REIT for U.S. federal income tax purposes, we are required to pay state and local property taxes on certain of our assets. The property taxes on our assets may increase as property tax rates change or as our assets are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common stock, and ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

REIT distribution requirements could adversely affect our ability to execute our business plans, including because we may be required to borrow funds to make distributions to stockholders or otherwise depend on external sources of capital to fund such distributions.

We generally must distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) in order to continue to qualify as a REIT. To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income(including any net capital gains), we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we may elect to retain and pay income tax on our net long-term capital gain. In that case, if we so elect, a stockholder would be taxed on its proportionate share of our undistributed long-term gain and would receive a credit or refund for its proportionate share of the tax we paid. A stockholder, including a tax-exempt or non-U.S. stockholder, would have to file a U.S. federal income tax return to claim that credit or refund. Furthermore, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws.

We intend to make distributions to our stockholders to comply with the REIT requirements of the Code and to avoid corporate income tax and the 4% excise tax. We may be required to make distributions to our stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

If we do not have other funds available, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, pay dividends in the form of “taxable stock dividends” or find another alternative source of funds to make distributions sufficient to enable us to distribute enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or adversely affect the value of our common stock.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.

To continue to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. As discussed above, we may be required to make distributions to you at disadvantageous times or when we do not have funds readily available for distribution. Additionally, we may be unable to pursue investments that would be otherwise attractive to us in order to satisfy the requirements for qualifying as a REIT.

At the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, U.S. government securities and qualified real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than U.S. government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than U.S. government securities and qualified real estate assets) and no more than 20% (25% beginning in 2026) of the value of our gross assets may be represented by securities of one or more TRSs. Finally, no more than 25% of our assets may consist of debt investments that are issued by “publicly offered REITs” and would not otherwise be treated as qualifying real estate assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and being subject to adverse tax consequences, unless certain relief provisions apply. As a result, compliance with the REIT requirements may hinder our ability to operate solely on the basis of profit maximization and may require us to liquidate investments from our portfolio, or refrain from making otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to stockholders.

The prohibited transactions tax may limit our ability to engage in transactions, including disposition of assets, which would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of dealer property, other than foreclosure property. We may be subject to the prohibited transaction tax upon a disposition of real property. Although a safe-harbor exception to prohibited transaction treatment is available, we cannot assure you that we can comply with such safe harbor or that we will avoid owning property that may be characterized as “dealer property” (i.e., held primarily for sale to customers in the ordinary course of our trade or business). Consequently, we may choose not to engage in certain sales of real property or may conduct such sales through a TRS.

We may recognize substantial amounts of REIT taxable income, which we would be required to distribute to our stockholders, in a year in which we are not profitable under GAAP or other economic measures.

We may recognize substantial amounts of REIT taxable income in years in which we are not profitable under GAAP or other economic measures as a result of the differences between GAAP and tax accounting methods. For instance, certain of our assets may be marked-to-market for GAAP purposes but not for tax purposes, which could result in losses for GAAP purposes that are not recognized in computing our REIT taxable income. Additionally, we may deduct our capital losses only to the extent of our capital gains in computing our REIT taxable income for a given taxable year. Consequently, we could recognize substantial amounts of REIT taxable income and would be required to distribute such income to you in a year in which we are not profitable under GAAP or other economic measures.

Dividends payable by REITs may be taxed at higher rates.

Dividends payable by REITs may be taxed at higher rates than dividends of non-REIT corporations. The maximum U.S. federal income tax rate for qualified dividends paid by domestic non-REIT corporations to U.S. stockholders that are individuals, trusts or estates is generally 20%. Dividends paid by REITs to such stockholders are generally not eligible for that rate, but such stockholders may deduct up to 20% of ordinary dividends (i.e., dividends not designated as capital gain dividends or qualified dividend income) received from a REIT. Although this deduction reduces the effective tax rate applicable to certain dividends paid by REITs, such tax rate may still be higher than the tax rate applicable to regular corporate qualified dividends. This may cause investors to view REIT investments as less attractive than investments in non-REIT corporations, which in turn may adversely affect the value of stock of REITs, including our stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to corporate dividends, which could negatively affect the value of certain of our assets.

Legislative or regulatory tax changes could adversely affect us or our stockholders.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Any such change could result in an increase in our, or our stockholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations, and the amount of cash available for the payment of dividends. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation, or administrative interpretation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements included in this prospectus are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, those factors described in “Risk Factors” beginning on page 26 of this prospectus. The “Risk Factors” section should not be construed as exhaustive and should be read in conjunction with other cautionary statements included elsewhere in this prospectus.

You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results, performance, and achievements will differ materially from the expectations expressed in or referenced by this prospectus will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us, the underwriters, or any other person that the objectives and strategies set forth in this prospectus will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $10.75 million, or $13.00 million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and commissions and other estimated expenses, in each case, based on an assumed initial public offering price of $5.00 per share, which is the mid-point of the price range set forth on the front cover of this prospectus. We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units.

We expect our operating partnership to use the net proceeds received from us to fund the cash payments in connection with the formation transactions, capital expenditures and the remainder for general corporate purposes. We expect to use approximately $7.1 million of the proceeds towards repayment of the preferred equity in 55 Walkers Brook, $3.8 million in connection with capital expenditures for existing properties and the remainder for general corporate purposes, including expenses associated with this offering. Please see page 118 for additional information regarding the terms of the preferred equity in 55 Walkers Brook.

Pending the permanent use of the net proceeds from these offerings, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to qualify for taxation as a REIT for federal income tax purposes.

DISTRIBUTION POLICY

We have elected to qualify as a REIT for U.S. federal income tax purposes. To qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. To the extent we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income (determined without regard to the dividends paid deduction and including any net capital gains), we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, as a REIT, we will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make in a calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. For more information, see “U.S. Federal Income Tax Considerations.” To satisfy the requirements to qualify as a REIT and to avoid paying U.S. federal income tax on our income, we intend to make quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our stockholders.

Although we anticipate initially making quarterly distributions to our stockholders, the timing, form and amount of distributions, if any, to our stockholders will be at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, EBITDA, Adjusted EBITDA, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law, including restrictions on distributions under Maryland law, and such other factors as our board of directors deems relevant. In addition, our charter allows us to issue preferred stock that could have a preference on distributions and could limit our ability to make distributions to our common stockholders.

If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from alternative sources, including working capital, borrowings, asset sales or equity capital, or reduce such distributions. Our actual results of operations will be affected by a number of factors, including the revenues we generate, our operating expenses, interest expense and unanticipated expenditures, among others. For more information regarding risk factors that could materially and adversely affect us and our ability to make cash distributions. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our stockholders, see “Risk Factors.”

CAPITALIZATION

The following table sets forth our historical cash and cash equivalents and capitalization as of September 30, 2025 and our pro forma cash and cash equivalents and capitalization as of September 30, 2025 to give effect to this offering, the formation transactions and the other adjustments described in the below, based on the mid-point of the price range set forth on the front cover of this prospectus. This table should be read in conjunction with the sections entitled “Use of Proceeds,” “Summary Historical and Pro Forma Combined Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2025
	Historical	Unaudited Pro Forma
Cash and restricted cash:
Cash	$704	$2,968,652
Restricted cash	$-	$536,963
Total cash and restricted cash	$704	$3,505,615
Debt:
Mortgage notes payable, net	$-	$34,129,185
Total debt	$-	$34,129,185
Stockholders’ equity:
Common stock, $0.01 par value per share; 100,000,000 shares authorized, 100 shares issued and outstanding, actual; 100,000,000 shares authorized and 3,000,000 shares issued and outstanding, pro forma(1)	$-	$30,000
Additional paid-in capital	-	11,098,664
Accumulated deficit	(771)	(771)
Total stockholders’ equity	$(771)	$11,127,893
Total capitalization	$(771)	$45,257,078

(1)	Pro forma common stock outstanding includes 3,000,000 shares of our common stock to be issued in this offering. The above excludes (i) 450,000 shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares and (ii) 273,000 shares of our common stock issuable in the future, including 206,370 shares of restricted stock issued to our directors and officers in connection with this offering, under the Equity Incentive Plan, as more fully described in “Certain Relationships and Related Party Transactions—Equity Incentive Plan”, which represents 7% of the total pro forma common stock and OP units that are expected to be outstanding upon the consummation of the Company’s public offering.

DILUTION

Dilution After This Offering

Purchasers of our common stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value per share of our common stock from the initial public offering price. Net tangible book value per share represents the amount of total tangible assets less total tangible liabilities, divided by the number of outstanding shares of common stock, assuming the exchange of OP units for shares of our common stock on a one-for-one basis. As of September 30, 2025, we had a net tangible book value of approximately $(771), or $(7.71) per share. After giving effect to the sale of our common stock by us in this offering, the application of the aggregate net proceeds received by us therefrom, completion of the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus, our pro forma net tangible book value as of September 30, 2025 would have been $11.1 million, or $3.71 per share of common stock (assuming the exchange of OP units for shares of common stock on a one-for-one basis). This amount represents an immediate increase in net tangible book value of $11.42 per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $1.29 per share from the public offering price of $5.00 per share of common stock to our new investors. The following table illustrates this per share dilution.

Initial public offering price per share		$5.00
Net tangible book value per share as of September 30, 2025, before the formation transactions and this offering	$(7.71)
Net increase in net tangible book value per share attributable to the formation transactions and this offering	$11.42
Pro forma net tangible book value per share after the formation transactions and this offering(1)		$3.71
Dilution in pro forma net tangible book value per share to new investors(2)		$1.29

(1)	The pro forma net tangible book value per share after the formation transactions, this offering and other pro forma adjustments was determined by dividing net tangible book value of approximately $11,127,893 by 3,000,000 shares of common stock and OP units to be outstanding after the formation transactions, this offering and other pro forma adjustments, assuming the exchange of OP units (not including 1,200,000 OP units for shares of common stock on a one-for-one basis). This excludes the shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares, the related proceeds and additional common stock reserved for future issuance under the Equity Incentive Plan.
(2)	The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after the formation transactions, this offering and other pro forma adjustments from the assumed initial public offering price paid by a new investor for our common stock.

Assuming the underwriters exercise their option to purchase additional shares of common stock in full, our pro forma net tangible book value as of September 30, 2025 would have been $13,377,893, or $3.88 per share of common stock. This represents an immediate dilution in pro forma net tangible book value of $1.12 per share of common stock to new investors.

Differences Between New Investors and Continuing Investors

The table below summarizes, as of September 30, 2025, on a pro forma basis after giving effect to the formation transactions and this offering, the differences between the number of shares of common stock (3,000,000) and OP units (including 900,000 OP units held by the continuing investors following the formation transactions and the new investors purchasing shares in this offering, the total consideration paid and the average price per share of common stock or OP unit paid by the continuing investors following the formation transactions and paid in cash by the new investors purchasing shares in this offering (based on the net tangible book value attributable to the continuing investors in the formation transactions).

With No Over-Allotment Option Exercise

	Common Stock/OP Units Issued		Pro Forma Net Tangible Book Value of Contribution/Cash(1)		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Continuing investors(2)	900,000	21.57%	$2,399,977	21.57%	$2.67
Restricted share grants(3)	273,000	6.54%	727,993	6.54%	2.67
New investors	3,000,000	71.89%	7,999,923	71.89%	5.00
Total(4)	4,173,000	100.00%	$11,127,893	100.00%	$2.67

(1)	Represents pro forma net tangible book value as of September 30, 2025 after giving effect to the formation transactions and this offering.
(2)	Includes 900,000 OP units to be issued in connection with the formation transactions, which represents 75% of the previous investors receiving OP units and continuing to be investors subsequent to the formation transactions.
(3)	Includes 273,000 shares of our common stock issuable in the future under the Equity Incentive Plan, as more fully described in “Certain Relationships and Related Party Transactions—Equity Incentive Plan”, which represents 7% of the total pro forma common stock and OP units that are expected to be outstanding upon the consummation of the Company’s public offering.
(4)	Includes (i) 3,000,000 shares of common stock to be sold in this offering (ii) 900,000 OP units to be issued in connection with the formation transactions, and (iii) 273,000 restricted share grants to be provided to the Company’s management team and directors.

With Full Over-Allotment Option Exercise

	Common Stock/OP Units Issued		Pro Forma Net Tangible Book Value of Contribution/Cash(1)		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Continuing investors(2)	900,000	19.34%	$2,586,767	19.34%	$2.87
Restricted share grants(3)	304,500	6.54%	875,189	6.54%	2.87
New investors	3,450,000	74.12%	9,915,938	74.12%	5.00
Total(4)	4,654,500	100.00%	$13,377,893	100.00%	$2.87

(1)	Represents pro forma net tangible book value as of September 30, 2025 after giving effect to the formation transactions and this offering.
(2)	Includes 900,000 OP units to be issued in connection with the formation transactions, which represents 75% of the previous investors receiving OP units and continuing to be investors subsequent to the formation transactions.
(3)	Includes 304,500 shares of our common stock issuable in the future under the Equity Incentive Plan, as more fully described in “Certain Relationships and Related Party Transactions—Equity Incentive Plan”, which represents 7% of the total pro forma common stock and OP units that are expected to be outstanding upon the consummation of the Company’s public offering.
(4)	Includes (i) 3,450,000 shares of common stock to be sold in this offering (ii) 900,000 OP units to be issued in connection with the formation transactions, and (iii) 304,500 restricted share grants to be provided to the Company’s management team and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JOSS REALTY REIT, INC.

You should read the following discussion of our results of operations and financial condition in connection with our condensed combined consolidated financial statements and notes thereto of our predecessor as of December 31, 2024 and 2023 and the unaudited condensed combined consolidated financial statements and notes thereto of our predecessor for the nine months ended September 30, 2025 and 2024. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors. See the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections above.

Management’s discussion and analysis of financial condition and results of operations are based upon our unaudited condensed financial statements as of September 30, 2025 and for the period from April 15, 2025 (inception) to September 30, 2025 which have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates on a regular basis. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

JOSS Realty REIT, Inc. (the “Company”) is a Maryland corporation formed on April 15, 2025 (inception). The Company has not yet commenced operations. Upon the completion of the Formation Transactions, as described below, the Company expects to conduct its business through a traditional UPREIT structure in which substantially all its assets are owned by subsidiaries of JOSS Realty Holdings, LP (the “Operating Partnership”). The Company will be the general partner of the Operating Partnership. Any activity of the Company relates to the Company’s formation and preparation for its Initial Public Offering. The Company will not generate any operating revenues until after the completion of the Initial Public Offering and the completion of the Formation Transactions, at the earliest.

Prior to the completion of the proposed Initial Public Offering and the completion of the Formation Transactions, each of the properties that are expected to be contributed to the Operating Partnership are owned by JOSS Realty Partners B, LLC. While JOSS Realty Partners B, LLC owns and controls other certain properties, the properties included in the Formation Transactions, referred to as its initial portfolio, are as follows:

55 Walkers Brook Road (Reading, Massachusetts)

165 Township Line Road (Jenkintown, Pennsylvania)

The Formation Transactions further include JOSS Realty Partners B, LLC’s investment in Napa Square (Napa, California), for which it owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”).

The Proposed Initial Public Offering

The Company is planning to complete an offering (the “Proposed Initial Public Offering”) whereby the ownership interests in the properties outlined in the initial portfolio will be contributed to the Operating Partnership in exchange for ownership interests in the Operating Partnership (the “Proposed Exchange”).

The Operating Partnership

Following the completion of the Proposed Initial Public Offering and the Formation Transactions, as outlined below, substantially all the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. The Company will be the sole general partner of the Operating Partnership. As of the date of these condensed unaudited interim financial statements, the limited partnership agreement between the Company and the Operating Partnership, which governs the Operating Partnership, has not yet been executed.

Formation Transactions

Each property that is controlled by JOSS Realty Partners B, LLC within the initial portfolio will be owned by the Operating Partnership upon the completion of the Offering and the Formation Transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations in which JOSS Realty Partners B, LLC and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “Ownership Entities.” The condensed unaudited interim financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related Formation Transactions, the current owners of the following will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to the Company or the Operating Partnership in exchange for partnership units of the Operating Partnership:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

c.	Napa Square (Napa, California)

The amount of cash and Operating Partnership Units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third-party.

Upon the completion of the Formation Transactions, the Company will indirectly own the equity interests in the initial portfolio.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Proposed Initial Public Offering. Following the Proposed Initial Public Offering and the execution of the Formation Transactions, all of our assets will be held by, and all of our operations will be conducted through, the Operating Partnership. There has been no significant change in our financial or trading position and no material adverse change has occurred since April 15, 2025, our inception.

Liquidity and Capital Resources

Our liquidity needs have been satisfied prior to the completion of the Proposed Initial Public Offering through funding provided by the properties that are currently controlled by JOSS Realty Partners B, LLC within the initial portfolio.

Going Concern

As of September 30, 2025, we did not have any operations. Furthermore, we did not have any cash or working capital. These conditions raise substantial doubt about our ability to continue as a going concern. Our plans are to address this uncertainty through a Proposed Initial Public Offering. There is no assurance that our plans to complete the Proposed Initial Public Offering will be successful.

Recently Issued Accounting Literature

See Note 2 of our audited financial statements as of April 15, 2025 (inception) included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Upon the closing of the Proposed Exchange, we would become an emerging growth company and could delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We plan to elect the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We would cease to qualify as an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF JOSS REALTY

You should read the following discussion and analysis of our financial condition, results of operations and cash flows together with the unaudited condensed combined consolidated financial statements as of and for the nine months ended September 30, 2025 and related notes, and the combined consolidated financial statements as of and for the year ended December 31, 2024 and related notes included elsewhere in this prospectus.

Where appropriate, the following discussion includes analysis of the effects of our formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma combined consolidated financial statements located elsewhere in this prospectus.

This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors. See the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections above.

Management’s discussion and analysis of financial condition and results of operations are based upon our unaudited condensed combined consolidated financial statements as of and for the nine months ended September 30, 2025 and 2024 and our combined consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these estimates on a regular basis. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We are a real estate investment company focused on acquiring, improving, owning and managing diverse multi-tenant office properties focusing in diverse, strong economic urban and close suburban nodes in major, top-25 Metropolitan Statistical Areas (“MSAs”).

JOSS Realty (the “Company”) refers to certain properties owned by JOSS Realty Partners B, LLC (“JOSS B”) and its affiliates on a combined consolidated basis. The unaudited condensed combined consolidated financial information as of and for the nine months ended September 30, 2025 and 2024 and combined consolidated financial information as of and for the years ended December 31, 2024 and 2023 herein include the accounts and operations of the following entities and their respective properties, which we consider to be the historical financial performance of the accounting predecessor:

a.	55 Walkers Brook, Reading, MA (“55 Walkers Brook”)

b.	165 Township Line Road, Jenkintown, PA (“165 Township Line Road”)

The unaudited condensed combined consolidated financial information as of and for the nine months ended September 30, 2025 and 2024 and combined consolidated financial information as of and for the years ended December 31, 2024 and 2023 further include the Company’s investment in 1401-1485 1st Street, Napa, CA (“Napa Square”), for which it owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”).

The Company’s primary investment objectives are to increase the cash flow and value of its portfolio of office properties thereby increasing the value of its equity for its limited partners. To accomplish these goals, the Company intends to continue focusing on its investment strategy, which it has been executing since 2005, to acquire and improve under-valued and compelling office properties in the economically diverse MSA’s of the Northeast, Mid-Atlantic, Southeast, and the West.

The Company

We own 100% of the interests in two multi-tenant office properties and 26.6% ownership in a multi- tenant office property, all of which we refer to collectively as our “initial portfolio.” These properties are as follows:

55 Walkers Brook - We acquired 55 Walkers Brook in December 2018 for $32.25 million.

165 Township Line Road - We acquired 165 Township Line Road in October 2017 for $12.1 million.

Napa Square - We acquired a 26.6% equity interest in Napa Square in April 2016 for $11.0 million, inclusive of $5.0 million in cash and our proportionate share of a term loan agreement for a total of $5.9 million.

On June 20, 2025, 165 Township Line Road entered into an Agreement and Purchase of Sale (the “Agreement”) to sell certain building and land assets included within this property to a third-party. The Agreement contains standard provisions associated with the sale of building and land assets and provides a purchase price of $2.5 million. Subsequent to the closing of the sale, 165 Township Line Road will only hold ownership in one building asset. The closing of the sale is to occur no later than 30 days after approvals have been obtained from all parties specified in the Agreement, but no later than December 31, 2025. As of September 30, 2025, the sale had yet to close.

As of September 30, 2025, the multi-tenant office properties are comprised of three buildings with an aggregate of approximately 308,000 net rentable square feet and 33 total tenants, and are approximately 72% leased, based on the total rentable square footage of our initial portfolio. Our initial portfolio includes properties located in three markets within major MSAs in the Northeast and on the West Coast: Boston, Philadelphia and the San Francisco Bay Area. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Washington D.C., Los Angeles, Miami/West Palm Beach, and New York. Our tenants come from a variety of industries, including engineering, banking, consulting, consumer retail, and healthcare, and include investment grade tenants such as Wells Fargo, Raymond James, Charles Schwab, UBS and Oppenheimer. These five tenants make up a total of 14% of our total current leased square footage. The weighted average lease term of our properties is 4.7 years.

We believe that current return to office momentum provides an opportunity for a compelling repricing of our existing portfolio at an attractive basis for investors. The current market conditions will also enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions.

The Proposed Exchange

The Company is planning to complete an exchange (the “Proposed Exchange”) whereby the Company’s and certain of its limited partners’ ownership interests in the properties outlined in its initial portfolio will be contributed to a Delaware limited partnership in exchange for ownership interests in the limited partnership (the “Operating Partnership”). This contribution will be completed through the execution of the formation transactions as further outlined below.

The Operating Partnership

Following the completion of the Proposed Exchange and the formation transactions, as outlined below, substantially all the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. JOSS Realty REIT, Inc., the company that is completing an initial public offering and for which the Company is a predecessor, will be the sole general partner of the Operating Partnership, a related party.

Formation Transactions

Each property owned by the Company will be owned by the Operating Partnership upon the completion of the Proposed Exchange and the formation transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations, in which JOSS B and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “Ownership Entities.”

The Company will take steps to contribute its ownership interests in its initial portfolio to the Operating Partnership. The amount of cash and OP units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third party. In determining the fair market value of its initial portfolio, management undertook a diligence process that took into account, among other factors, market capitalization rates, net operating income, landlord obligations to fund future capital expenditures, lease duration, functionality and ability to release should a tenant not renew its lease, tenant creditworthiness and discount rates based on tenant creditworthiness, property location, property age, comparable sales information and capitalization rates for properties leased to tenants with similar credit profiles and lease durations, tenant operating performance and the fact that brokerage commissions would not be payable in connection with the formation transactions. No single factor was given greater weight than any other in valuing the Company’s initial portfolio. The value attributable to its initial portfolio does not necessarily bear any relationship to the value of any particular property within that portfolio. Furthermore, the Company did not obtain any third-party property appraisals for the properties in the initial portfolio or any other independent third-party valuations or fairness opinions in connection with the formation transactions.

Upon the completion of the formation transactions, JOSS Realty REIT, Inc. will indirectly own the equity interests in the Company’s initial portfolio. Furthermore, JOSS Realty REIT, Inc. will operate all the properties within this portfolio through its property managers.

Investment Strategy

Our investment strategy is to acquire and improve undervalued and compelling office properties in the economically diverse MSAs of the Northeast, Mid-Atlantic, Southeast, and West Coast.

We believe the current commercial real estate market conditions will enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions. These have been key elements of our strategy, success and track record since our inception in 2005. We cannot assure you that we will achieve our investment objectives.

Our initial portfolio includes properties located in three markets within major MSAs in the Northeast, Mid-Atlantic, and West Coast. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Los Angeles, Miami/West Palm Beach, and New York. We believe that the top 25 MSAs are attractive areas for investment in office properties for the following reasons.

●	Diverse economic hubs: The MSAs in which we invest are home to large international, national and regional employers across a wide range of industries including technology, media, and finance. This diversity helps buffer against economic downturns. The tenant base of our initial portfolio features diverse industries such as engineering, banking, fitness and healthcare.

●	Desirability of living: There is a trend towards establishing offices in vibrant neighborhoods where tenants have access to amenities. Commercial properties located in walkable areas with strong access to public transportation are increasingly desirable. Studies show a strong correlation between walkable features – like mixed-use development, density, and efficient public transit access – and an increase in property values, rents, retail sales, occupancy, absorption and price resilience in downturns, resulting in increased commercial demand. Preference for urban and walkable workspaces are not limited to millennials and driven across generations.

●	Population growth: Many MSAs are experiencing population and economic growth with above average employment growth forecasts, leading to increased demand for high quality office space while supply continues to decline due to the slowdown in new construction and obsolete buildings being taken offline for conversions or teardown. According to the Census Bureau, in 2024 the top 25 MSAs have made up more than 50% of total GDP in the United States. A growing workforce often correlates with a demand for office environments nearby. Because of this population and economic growth, the opportunities in such MSAs, as well as the demand for Class A office space, will continue to grow.

●	Sales Volume: The volume of office building sales increased to $63.6 billion in 2024, up 20% from 2023, according to data firm MSCI, the first increase since 2021. For example, in December 2024 Norges Bank Investment Management, a giant Norwegian sovereign-wealth fund, purchased the 50.1% stake it did not own in eight office properties in Boston, San Francisco, and Washington, D.C., in a deal that valued the properties at $1.9 billion, which are areas in which we currently own properties. In the second quarter of 2025, single-asset office transaction volume reached $12.0 billion.

Factors that May Impact Our Operating Results

Rental Revenue

We derive revenues primarily from rents, expense reimbursements and other income received from tenants under existing leases at each of our properties. Tenant reimbursements consist of payments made by tenants to us under contractual lease obligations to reimburse a portion of the property operating expenses and real estate taxes incurred at each property. The amount of net rental revenue and reimbursements that we receive depends principally on our ability to lease available space, re-lease space to new tenants upon the scheduled or unscheduled termination of leases, renew expiring leases and maintain or increase our rental rates. Factors that could affect our rental revenue in the future include, but are not limited to: local, regional or national economic conditions; an oversupply of, or a reduction in demand for, suburban office space; changes in market rental rates; our ability to provide adequate services and maintenance at our properties; and fluctuations in interest rates that could adversely affect our rental revenue in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants’ industries could impair our ability to lease vacant space and renew or re-lease space as well as the ability of our tenants to fulfill their lease commitments and could adversely affect our ability to maintain or increase the occupancy at our properties.

Leasing

Our operating office properties were 72% leased at September 30, 2025. Our operating revenues are dependent upon entering into leases with, and collecting rents from, our tenants. Tenants whose leases are expiring may want to decrease the space they lease and/or may be unwilling to continue their lease. When leases expire or are terminated, replacement tenants may not be available upon acceptable terms and market rental rates may be lower than the previous contractual rental rates. Also, our tenants may approach us for additional concessions in order to remain open and operating. The granting of these concessions may adversely affect our results of operations and cash flows to the extent that they result in reduced rental rates, additional capital improvements, or allowances paid to, or on behalf of, the tenants.

Tenant Credit Risk

The economic condition of our tenants may deteriorate, which could negatively impact their ability to fulfill their lease commitments and in turn adversely affect our ability to maintain or increase the occupancy level and/or rental rates of our properties. Existing and/or potential tenants also may shift to a more cautionary mode with respect to leasing and look to consolidate space, reduce overhead and preserve operating capital, while others may defer strategic decisions, including entering into new, long-term leases at properties.

We consistently monitor the credit quality of our portfolio by seeking to lease space to creditworthy tenants that meet our underwriting and operating guidelines and we actively monitor tenant creditworthiness following the initiation of a lease. When we assess tenant credit quality, we (i) review relevant financial information, including financial ratios, net worth, revenue, cash flows, leverage and liquidity; (ii) evaluate the depth and experience of the tenant’s management team; and (iii) assess the strength/growth of the tenant’s industry. This evaluation assists us in determining whether to lease to such potential tenant and, if so, the initial tenant security deposit. The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe the credit risk of our portfolio is mitigated by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify and address potential problem tenants.

Market Conditions

As of September 30, 2025, all of our annual base rent came from commercial office properties in certain states and MSAs. These geographic concentrations could affect our operating performance. See “Risks Related to Our Business and Properties” included elsewhere within this registration statement.

Operating Expenses

Operating expenses generally consist of repairs and maintenance, insurance, real estate taxes, security, utilities, and property-related payroll. Factors that may affect our ability to control these operating costs include: increases in insurance premiums, changes in tax rates, the cost of periodic repair, renovation costs and the cost of re-leasing space, the cost of compliance with governmental regulation, including zoning and tax laws, and the potential for liability under applicable laws. As noted above, we generally lease our properties to tenants pursuant to long-term leases that require the tenant to pay all property operating expenses. Recoveries from tenants are recognized as revenue on an accrual basis over the periods in which the related expenditures are incurred. Tenant reimbursements and operating expenses are recognized on a gross basis because we (i) control the goods and services, the purchase of which, gives rise to the reimbursement obligation, (ii) have discretion in selecting the vendors and suppliers and (iii) bear the credit risk in the event the tenants do not reimburse us.

The expenses of owning and operating a property are not necessarily reduced when circumstances, such as market factors and competition, cause a reduction in income from the property. If revenues drop, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes and maintenance, generally will not be materially reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. As a result, if revenues decrease in the future, static operating costs may adversely affect our future cash flow and results of operations. If similar economic conditions exist in the future, we may experience future losses.

As a public company, our annual general and administrative expenses are anticipated to be meaningfully higher than those incurred since our inception due to, among other costs, board of directors’ fees and expenses, directors and officers insurance, legal compliance cost, reporting costs in accordance with the standards of the Securities and Exchange Commission (the “SEC”), incremental audit and tax fees and other costs of operating a public company. Increases in costs from any of the foregoing factors may adversely affect our future results and cash flows.

Interest Rates

We expect that the interest rates associated with our debt will be generally fixed. As such, we do not expect that future changes in interest rates will impact our overall performance. While we may seek to manage our exposure to future changes in rates through refinancings which could include variable rates, we would look to enter into interest rate swap agreements or interest rate caps to mitigate risk.

Lease Expirations

Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets as well as the desirability of our individual properties. As of September 30, 2025, in addition to approximately 86,607 rentable square feet of currently available space in our office buildings, leases (other than month-to-month leases) representing 3,009, or 1.0% of our total rentable square feet and 1.5% of our total annualized rent, were scheduled to expire during the year ending December 31, 2025.

We expect to renew leases scheduled to expire during the year ending December 31, 2025 consistent with our historical renewal rate. We calculate our “renewal rate” as the total square footage under renewal and expansion leases (without giving effect to incremental square footage under expansion leases or new leases) executed during the applicable period divided by the total square footage under renewable leases scheduled to expire during such period. We define “renewable leases” as all leases scheduled to expire during the applicable period, excluding terminated/defaulted leases, short-term/swing space leases and leases associated with known vacates at the time of acquisition.

The following table sets forth certain historical information regarding our renewal rates during the periods set forth below.

	Nine months ended	Nine months ended	Year ended	Year ended
	September 30,	September 30,	December 31,	December 31,
	2025	2024	2024	2023
Total scheduled lease expirations	2	9	13	8
Terminated/defaulted leases	1	-	-	1
Short-term/swing space leases	-	1	1	1
Known vacates	1	2	5	3
Renewable leases	1	8	12	6
Lease renewals	0	7	8	4
Renewal rate	0%	88%	67%	67%

Critical Accounting Estimates

Our discussion and analysis of the historical financial condition and results of operations are based upon the Company’s unaudited condensed combined consolidated financial statements as of and for the nine months ended September 30, 2025 and 2024 and the combined consolidated financial statements as of and for the years ended December 31, 2024 and 2023, which have been prepared in accordance with US GAAP. The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a robust summary of the significant accounting policies in the notes to the combined consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023 beginning on page F-1 of this prospectus.

We have summarized below those critical accounting estimates that require material subjective or complex judgments and that have either had the most significant impact on our financial condition and results of operations or are reasonably likely to have a significant impact on our financial condition and results of operations. We evaluate these estimates each reporting period, based upon information currently available and on various assumptions that we believe are reasonable as of the date hereof. Other companies in similar businesses may use different estimation assumptions and methodologies, which may impact the comparability of our results of operations and financial conditions to those of other companies.

Purchase Price Allocation of Acquired Properties

For acquisitions that are determined to be an asset acquisition, the purchase price (including related acquisition costs) is capitalized as part of the cost basis. We allocate the purchase price between land, buildings and improvements, site improvements, and identifiable intangible assets and liabilities such as amounts related to in-place leases and origination costs acquired, above- and below-market leases, based upon their fair values. The allocation of the purchase price requires judgment and significant estimates. The fair value of the land and building assets is determined on an as-if-vacant basis. Above- and below-market leases are based upon a comparison between existing leases upon acquisition and current market rents for similar real estate. The fair value of above- and below-market leases is equal to the aggregate present value of the spread between the contract and the market rate of each of the in-place leases over their remaining term. The fair values of in-place leases and origination costs are determined based on the estimates of carrying costs during the expected lease-up periods and costs that would be incurred to put the existing leases in place under the same market terms and conditions.

We use multiple sources to estimate fair value, including information obtained about each property as a result of our pre-acquisition due diligence and marketing and leasing activities. We also consider information and other factors that impact the determination of fair value such as market conditions, industry conditions that the tenant operates in, and characteristics of the real estate (e.g., location, size, value of comparative rental rates).

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The net recoverable amount represents the undiscounted estimated future cash flow expected to be earned from the long-lived asset. In the case of real estate, the undiscounted estimated future cash flows are based on expected cash flows from the use and eventual disposition of the property. We estimate fair value using data such as operating income, estimated capitalization rates or multiples, and with regards to assets held for sale, negotiated selling price, less estimated costs of disposal.

Results of Operations

For the nine months ended September 30, 2025 and 2024

The following table summarizes the unaudited condensed combined consolidated historical results of operations of the Company for the nine months ended September 30, 2025 and 2024:

	For the nine months ended September 30,		Change	Change
	2025	2024	($)	(%)
Revenues:
Revenues	$4,064,899	$4,671,263	(606,364)	-13%
Operating expenses:
Property operating expenses	1,521,782	1,636,238	(114,457)	-7%
Real estate taxes	473,457	452,937	20,520	5%
Repairs and maintenance	339,159	337,107	2,052	1%
Management fees	91,314	113,102	(21,788)	-19%
Other operating expenses	202,433	217,089	(14,656)	-7%
Depreciation and amortization	1,247,296	1,019,926	227,370	22%
Total operating expenses	3,875,441	3,776,399
Income from operations	189,458	894,864
Other expenses:
Interest expense	2,208,574	1,788,841	419,733	23%
Loss on equity method investment	16,027	91,684	(75,657)	-83%
Total other expenses	2,224,601	1,880,525
Net loss	$(2,035,143)	$(985,661)

Revenues

The decrease of approximately $0.6 million, or 13%, relates primarily to recoveries from tenants. In the 2025 period, we refunded overcharges from 2024 operating expenses, as actual costs came in lower than the amounts originally estimated and billed. In contrast, in the 2024 period, we charged additional recoveries from tenants because actual 2023 expenses exceeded the budgeted amounts.

Operating expenses:

Property operating expenses

Property operating expenses were $1.5 million and $1.6 million for the nine months ended September 30, 2025 and 2024. The decrease in Property operating expenses was primarily due to decreased leasing activity and lower occupancy levels at the properties. The lower occupancy has led to decreases in associated costs for maintenance, utilities, and other property-related expenses.

Real estate taxes

Real estate taxes of approximately $0.5 million were comparable for the nine months ended September 30, 2025 and 2024. The Company plans to continue to appeal tax assessments in the future where it believes it can be successful.

Repairs and maintenance

Repairs and maintenance were approximately $0.3 million for the nine months ended September 30, 2025 and 2024. The Company plans to continue monitoring the yearly expenses. Increases and decreases in these costs are primarily due to the timing and necessity of repairs and maintenance to keep the properties operating and are not driven by the number of leased units in a property.

Management fees

Management fees paid to the property managers for the Company’s initial portfolio were comparable for the nine months ended September 30, 2025 and 2024. The Company enters into management agreements with different parties. These agreements automatically renew unless they are cancelled by either party. There were no material changes to any of the management agreements to cause a significant fluctuation in management fees.

Other operating expenses

Other operating expenses were approximately $0.2 million for the nine months ended September 30, 2025 and 2024. The Company’s other operating expenses remained materially consistent when comparing the two periods.

Depreciation and amortization

Depreciation and amortization were $1.2 million and $1.0 million for the nine months ended September 30, 2025 and 2024, respectively. The increase in depreciation and amortization is primarily associated with increased investments in real estate assets throughout 2024, for which, the Company has incurred additional depreciation expense during the nine months ended September 30, 2025.

Non-operating expenses:

Interest expense

Interest expense was $2.2 million for the nine months ended September 30, 2025 as compared to $1.8 million for the nine months ended September 30, 2024. The increase in interest expense of $0.4 million, or 23%, is primarily due to additional interest incurred by the company on its mandatorily redeemable preferred debt, and additional debt incurred by 55 Walkers Brook Drive.

Loss on equity method investments

The Company owns 26.6% of the outstanding equity of Napa Square. The Company’s loss from its equity method investment decreased $76 thousand for the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024 due to less operating expenses during the nine months ended September 30, 2025.

For the years ended December 31, 2024 and 2023

The following table summarizes the combined consolidated historical results of operations of the Company for the years ended December 31, 2024 and 2023:

	For the years ended December 31,		Change	Change
	2024	2023	($)	(%)
Revenues:
Revenues	6,371,871	6,733,419	(361,548)	-5%
Operating expenses:
Property operating expenses	2,194,158	1,864,943	329,215	18%
Real estate taxes	588,581	780,297	(191,716)	-25%
Repairs and maintenance	413,681	427,283	(13,602)	-3%
Management fees	141,648	169,094	(27,446)	-16%
Other operating expenses	246,917	283,689	(36,772)	-13%
Depreciation and amortization	1,385,059	2,057,936	(672,877)	-33%
Total operating expenses	4,970,044	5,583,242
Income from operations	1,401,827	1,150,177
Other expenses:
Interest expense	2,640,199	1,916,515	723,684	38%
Loss on equity method investment	105,985	116,088	(10,103)	-9%
Total other expenses	2,746,184	2,032,603
Net loss	$(1,344,357)	$(882,426)

Revenues

Revenue was $6.4 million for the year ended December 31, 2024 as compared to $6.7 million for the year ended December 31, 2023. Revenues decreased $0.4 million, or 5%. The decrease is attributable to one lease termination that occurred in 2023 at our 165 Township Line property. Lease terminations impact tenant recoveries as the associated expenses for services such as maintenance, utilities, and property taxes are no longer recouped from the tenants once they vacate. With this lease ending, the property no longer receives recoveries for these costs, leading to a reduction in overall tenant recoveries for the period.

Operating expenses:

Property operating expenses

Property operating expenses were $2.2 million for the year ended December 31, 2024 as compared to $1.9 million for the year ended December 31, 2023. Property operating expenses increased $0.3 million, or 18%. The increase in Property operating expenses was primarily due to increased leasing activity and higher occupancy levels at the properties, particularly at 55 Walkers Brook Road. The higher occupancy has led to increases in associated costs for maintenance, utilities, and other property-related expenses.

Real estate taxes

Real estate taxes decreased by 25% to $0.6 million for the year ended December 31, 2024, from $0.8 million for the year ended December 31, 2023. The decrease in real estate taxes was primarily due to portfolio-wide reductions in tax assessments resulting from successful appeals performed by the Company. The Company plans to continue to appeal tax assessments in the future where it believes it can be successful.

Repairs and maintenance

Repairs and maintenance remained consistent at $0.4 million for both the years ended December 31, 2024 and 2023. These costs are variable where fluctuations in costs are not primarily driven by the number of leased units in a property.

Management fees

Management fees paid to the property managers for the Company’s initial portfolio were comparable for the years ended December 31, 2024 and 2023. The Company enters into management agreements with different parties. These agreements automatically renew unless they are cancelled by either party. There were no changes to any of the management agreements to cause a significant fluctuation in management fees.

Other operating expenses

Other operating expenses were approximately $0.3 million for the years ended December 31, 2024 and 2023. Management was not aware of any significant transactions which would cause a significant fluctuation in other operating expenses for these periods.

Depreciation and amortization

Depreciation and amortization were $1.4 million for the year ended December 31, 2024 as compared to $2.1 million for the year ended December 31, 2023. Depreciation and amortization decreased $0.7 million, or 33%, due to a significant amount of property being fully depreciated during the year ended December 31, 2023.

Non-operating expenses:

Interest expense

Interest expense was $2.6 million for the year ended December 31, 2024 as compared to $1.9 million for the year ended December 31, 2023. There were no new significant debt instruments issued nor were there any significant refinancings that occurred during those periods then ended. However, interest expense increased due to interest accrued on the Company’s mandatorily redeemable preferred equity and the issuance of a preferred dividend that was accrued of approximately $0.6 million relating to the Company’s 55 Walkers Brook property.

Loss on equity method investments

The Company owns 26.6% of the outstanding equity of Napa Square. The Company’s loss from its equity method investment of $0.1 million was comparable for the years ended December 31, 2024 and 2023.

Non-GAAP Financial Measures

Net Operating Income

NOI is a metric we use to measure the operating performance of our initial portfolio, and consists of property-related revenue (which includes rental revenue and tenant reimbursement revenue) less operating expenses (which includes property operating expenses, real estate taxes, repairs and maintenance, and other operating expenses), excluding non-cash amounts recorded for straight-line rents including related provision for doubtful accounts. Net Operating Income should not be considered as alternatives to net loss determined in accordance with GAAP. We use this metric internally as a performance measure and believe it provides useful information to investors regarding our results of operations because it reflects only those income and expense items that are incurred at the property level, excluding general and administrative expenses. Therefore, we believe this metric is a useful measure for evaluating the operating performance of our real estate assets. Further, we believe this metric is useful to investors as a performance measure because, when compared across periods, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net loss. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. NOI excludes certain components from net loss to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates may distort operating performance at the property level. Other real estate companies may use different methodologies for calculating NOI, and accordingly, our presentation of NOI may not be comparable to other real estate companies’ presentations of this metric.

The following tables present a reconciliation of our net loss to NOI for the periods presented:

	Nine months ended September 30, 2025	Nine months ended September 30, 2024
Net loss	$(2,035,143)	$(985,661)
Add:
Depreciation and amortization	1,247,296	1,019,926
Operating expenses	2,536,831	2,643,371
Interest expense	2,208,574	1,788,841
Add/subtract:
Straight line rents	(298,180)	59,949
Recovery (provision) for credit losses	-	-
NOI	$3,659,378	$4,526,425

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are metrics we use to measure our operating performance. Adjusted EBITDA represents EBITDA, as further adjusted to eliminate the impact of transaction related costs and non-cash compensation expense. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss determined in accordance with GAAP. Other real estate companies may use different methodologies for calculating EBITDA and Adjusted EBITDA or similar metrics, and accordingly, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other real estate companies. EBITDA and Adjusted EBITDA may be useful because they help investors and lenders meaningfully evaluate and compare our operating performance from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and, in the case of Adjusted EBITDA, the impact of transaction-related costs), certain non-cash expenses (primarily depreciation and amortization on our assets and non-cash compensation expense) that may vary from period to period based on our acquisition activities. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, and neither EBITDA nor Adjusted EBITDA is necessarily indicative of cash available to fund cash needs. In future periods, we also may exclude other items from Adjusted EBITDA that we believe may help investors compare our results. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations, and cash flows.

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Nine months ended September 30, 2025	Nine months ended September 30, 2024
Net loss	$(2,035,143)	$(985,661)
Add:
Depreciation and amortization	1,247,296	1,019,926
Interest expense	2,208,574	1,788,841
EBITDA
Add/subtract:
Transaction related costs	-	-
Adjusted EBITDA	$1,420,727	$1,823,106

Funds From Operations (“FFO”)

FFO is a supplemental measure of our performance. We present FFO calculated in accordance with the current definition of FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies.

NAREIT defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures.

Because values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions (in contrast to the systematic decline reflected in depreciation charges required under GAAP), many investors consider FFO to be a useful alternative view of our operating performance, particularly with respect to our rental properties.

FFO is presented as supplemental financial measures and does not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO or use other definitions of FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. FFO should be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, and FFO is not necessarily indicative of cash available to fund cash needs. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations, and cash flows.

The following tables present a reconciliation of our net loss to FFO for the periods presented:

	Nine months ended September 30, 2025	Nine months ended September 30, 2024
Net loss	$(2,035,143)	$(985,661)
Add:
Real estate depreciation and amortization	1,052,257	852,792
Loss from equity method investments	16,027	91,684
FFO available to Members	$(966,859)	$(41,185)

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including our ongoing commitments to repay debt, fund our operations, acquire properties, make distributions to our stockholders, and other general business needs.

We currently expect that our principal sources of funds to meet short-term and long-term liquidity requirements for working capital, acquisitions, developments or redevelopment of properties, tenant improvements, maintenance and other capital expenditures, leasing costs, and repayment of outstanding debt will include:

●	Cash flow from operations;

●	Cash on hand;

●	Borrowings under our new credit facilities we intend to enter into in connection with this offering and the formation transactions;

●	Other forms of unsecured and secured financing;

●	Net proceeds from the sale of properties; and

●	Proceeds from common or preferred equity and/or debt offerings (including this offering).

Cash flow from operations is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates achieved on our leases, the collectability of rent, recoveries from our tenants and the level of our operating and other costs.

To date, the Company has funded its operations primarily through its normal operations, the issuance of preferred equity, and further contributions from its limited partners. For further information regarding the terms of the Company’s preferred equity issued, please see the Company’s unaudited combined consolidated financial statements and audited combined consolidated financial statements presented elsewhere within this prospectus.

The Company has further financed the purchase of certain real estate investment assets by issuing mortgage notes. The terms of the Company’s mortgage notes outstanding are outlined within Note 5 within our unaudited condensed combined consolidated financial statements as of and for the nine months ended September 30, 2025 and 2024 and Note 6 within the combined consolidated audited financial statements as of and for the years ended December 31, 2024 and 2023, presented elsewhere within this prospectus.

The Company relies on its cash generated from operations and further contributions from its investors to fund its operations. As of September 30, 2025, the Company had cash of $782,607. The Company’s cash from its operations are expected to meet its capital requirements in the near future. For the next twelve months, the Company will be required to make repayments on its outstanding mortgage notes of $13,869,633, which is inclusive of interest payments on 55 Walkers Brooks Road, the repayment of the principal of the 165 Township Loan and Security Agreement, and the repayment of the Company’s 26.6% equity portion of the principal associated with the Napa Loan. The significant terms of the Company’s outstanding mortgage notes are further outlined below:

55 Walkers Brooks Road

On October 26, 2018, the Company entered into a loan agreement (the “55 Walkers Initial Loan Agreement”) with East Boston Savings Bank for a total principal of $20,962,500. The 55 Walkers Initial Loan Agreement accrued interest annually with a fixed interest rate of 4.70% for the fixed term of the loan. On April 19, 2024, the Company entered into an amendment to the 55 Walkers Initial Loan Agreement (the “Amended Loan Agreement”) with Rockland Trust Company, the successor to East Boston Savings Bank. This amendment extended the maturity date of the loan held by this property to April 19, 2027. It further increased the fixed interest rate to 7.12%. Payments of principal and interest relating to the Amended Loan Agreement are due on a monthly basis in arrears on the 20th day of each calendar month.

In connection with the amendment to the loan agreement on April 19, 2024, as discussed above, the Company further entered into a secondary loan commitment with Rockland Trust Company (the “Secondary Loan Agreement”) for a total of $1,000,000 in proceeds. The proceeds of the Secondary Loan Agreement are to be provided to the Company from time to time following the satisfaction of certain conditions, including permits and approvals regarding tenant improvements to the property. Subject to the satisfaction of receiving these permits and approvals, Rockland Trust Company would disburse funds relating to these tenant improvements to the Company. Future requests of advances can be made by the Company, which are subject to the same terms and conditions. As of September 30, 2025, the Company has been provided proceeds of 755,655.

165 Township Road

On October 20, 2017, the Company entered into a loan and security agreement (the “Security Agreement”) with Beneficial Bank for a total principal of $9,225,000. The Security Agreement accrues interest annually at a rate of 4.50% per year. $8,558,000 of the Security Agreement was advanced to the Company for the acquisition of 165 Township Road. The balance of the Security Agreement, or $667,000 was to be used for tenant improvements and leasing commissions that would be advanced subject to the satisfaction of certain administrative requirements.

Monthly principal and interest payments relating to the Security Agreement are due in monthly installments in arrears. The Security Agreement can be prepaid at any time. If the Security Agreement is prepaid before its maturity date, the Company would incur a prepayment premium equal to 1.0% of the total prepayment. The Security Agreement was initially due April 1, 2025. The Company amended the Security Agreement on April 8, 2025 to further extend the maturity date of the Security Agreement to July 1, 2025. The Company further amended the Security Agreement on July 21, 2025 to further extend the maturity date of the Security agreement to October 1, 2025. The Company further amended the Security Agreement on October 15, 2025, and deposited $60,758 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security agreement to November 1, 2025. The Company further amended the Security Agreement on November 20, 2025, and deposited $78,704 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security agreement to January 1, 2026. The Security Agreement is subject to customary covenants.

In connection with the closing of this offering we intend to enter into a comprehensive refinancing for the mortgages on the 55 Walkers Brook and 165 Township Road properties. See Business—Description of Certain Debt—New Term Loan.

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the financial statements are issued. The Company’s cash requirements include, but are not limited to, working capital requirements and the repayment of the Company’s outstanding mortgage notes outlined above. The Company has concluded that there is substantial doubt about its ability to continue without being able to refinance its current outstanding mortgage notes, or the completion of the transactions as outlined herein.

The Company is searching for additional lenders to refinance its mortgage notes outstanding and currently does not have any restrictions or limitations on obtaining any additional lenders for such a refinancing. The Company plans on using the proceeds of this offering to repay portions of its outstanding debt but plans on relying on its operations to fund its working capital needs.

Cash Flows

For the nine months ended September 30, 2025 and 2024

Our cash and restricted cash balance was $1,319,570 at September 30, 2025 and $2,139,935 as of September 30, 2024. The following summary discussion of our cash flows is based on our unaudited condensed combined consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

	For the three months ended September 30,		Change	Change
	2025	2024	($)	(%)
Cash proceeds provided by (used in):
Operating activities	$(543,700)	$(274,680)	$(269,020)	98%
Investing activities	(193,730)	(1,321,971)	1,128,241	-85%
Financing activities	(82,935)	1,833,266	(1,916,201)	-105%

Net cash used in operating activities

Net cash used in operating activities was approximately $0.5 million for the nine months ended September 30, 2025 as compared to $0.3 million for the nine months ended September 30, 2024.

For the nine months ended September 30, 2025, cash used in operating activities was primarily comprised of a net loss of $2.0 million and approximately $0.4 million of cash used for the Company’s working capital, partially offset by noncash depreciation and amortization expense of $1.2 million and noncash accrued interest associated with the Company’s preferred equity instruments of $0.7 million.

As it relates to the Company’ working capital, the Company’s cash used in operating activities for the nine months ended September 30, 2025 was primarily due to timing of payments made to external parties related to its prepaid expenses and other current assets and accounts payable and accrued liabilities, partially offset by cash provided by deferred rent receivables.

For the nine months ended September 30, 2024, cash used in operating activities was primarily comprised of a net loss of $1.0 million and approximately $0.6 million of cash used for the Company’s working capital, partially offset by noncash depreciation and amortization expense of $1.0 million, and noncash accrued interest associated with the Company’s preferred equity instruments of $0.2 million

As it relates to the Company’s working capital, the Company’s cash used in operating activities for the nine months ended September 30, 2024 was primarily due to timing of payments made to external parties related to its prepaid expenses and other current assets and accounts payable and accrued liabilities, partially offset by cash provided by deferred rent receivables.

The Company’s total cash flows from operations primarily fluctuate due to the net income or loss recognized, depreciation of the Company’s investments in its real estate, and if there are any noncash dividends associated with its mandatorily redeemable preferred equity for its 55 Walkers Brook property.

●	The Company’s net income or loss can fluctuate due to the execution of new tenant lease agreements or rent escalation clauses included within its current tenant lease agreements. The Company’s operating expenses tend to be fixed and do not fluctuate significantly with revenue.

●	The Company’s depreciation on its investments in real estate can decrease significantly as those investments in real estate reach the end of their useful life. If the Company replaces these investments in real estate, depreciation on these investments in real estate can significantly increase.

The Company’s noncash dividends associated with its mandatorily redeemable preferred equity are based upon the contractual requirements surrounding its preferred equity agreements. The mandatorily redeemable preferred equity accrues preferred dividends of 11% per year. We expect to redeem the preferred equity in full in connection with this offering and the formation transactions, resulting in an expected cash outflow of $7.1 million.

Net cash used in investing activities

There was $0.2 million cash used in investing activities for the nine months ended September 30, 2025 as compared to $1.3 million for the nine months ended September 30, 2024. The decrease in cash used in investing activities for the nine months ended September 30, 2025 as compared to the prior year period is due less investments in real estate assets during the nine months ended September 30, 2025.

Net cash provided by financing activities

Net cash used in financing activities was $0.1 million for the nine months ended September 30, 2025 as compared to $1.8 million of cash provided by financing activities for the nine months ended September 30, 2024.

For the nine months ended September 30, 2025, cash used in financing activities consisted of repayments of the Company’s various debt instruments of approximately $0.4 million, and payments of interest on the Company’s mandatorily redeemable preferred equity of approximately $0.5 million. This was offset by issuances of mortgage notes under the Secondary Loan Agreement at 55 Walkers Brook Road of approximately $0.8 million.

For the nine months ended September 30, 2024, cash provided by financing activities consisted of contributions from the members of the Company in the amount of approximately $1.2 million and the issuance of mandatorily redeemable preferred equity of $1.0 million. This was partially offset by repayments of the Company’s different debt instruments of $0.4 million.

For the years ended December 31, 2024 and 2023

Our cash and restricted cash balance was $2,139,935 at December 31, 2024 and $2,727,857 as of December 31, 2023. The following summary discussion of our cash flows is based on our combined consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

	For the years ended December 31,		Change	Change
	2024	2023	($)	(%)
Cash proceeds provided by (used in):
Operating activities	$743,723	$1,843,641	$(1,099,918)	(60)%
Investing activities	(2,773,678)	(354,493)	(2,419,185)	682%
Financing activities	$1,442,033	$(613,810)	$2,055,843	(335)%

Net cash provided by operating activities

Net cash provided by operating activities was approximately $0.7 million for the year ended December 31, 2024 as compared to $1.8 million for the year ended December 31, 2023.

For the year ended December 31, 2024, cash provided by operating activities was primarily comprised of a net loss of $1.3 million, offset by noncash depreciation and amortization expense of $1.4 million, noncash accrued interest associated with the Company’s preferred equity instruments of $0.6 million, and the amortization of deferred financing costs of $0.3 million. It also included approximately $0.3 million of cash used in operating activities relating to the Company’s working capital.

The Company’s cash provided by operating activities for the year ended December 31, 2024 was driven by cash used within deferred rent receivables of $0.3 million and cash used within prepaid expenses of $0.8 million, which was offset by cash provided by accounts payable and accrued liabilities of $0.9 million. As the Company’s long term leases with its tenants age, the deferred rent receivable decreases. As the Company enters into new long term leases with new tenants – or renews its leases with its existing tenants, that include future rent escalation clauses, the deferred rent receivable balance will increase, and will decline over the term of the lease. The Company further incurred an increased amount of leasing commissions during the year ended December 31, 2024, which increased its overall prepaid expenses for the same period ended. As the Company enters into new leases with its tenants, if the leases greater than twelve months, the Company capitalizes the respective leasing commissions and amortizes them over the lease term. Lastly, cash was provided by the Company’s accounts payable and accrued expenses, which was driven primarily by the timing of payments. The Company expects this change to fluctuate as the Company remits payment for its outstanding current liabilities and the timing of the remittance of payment.

For the year ended December 31, 2023, cash used in operating activities was comprised of a net loss of $4.3 million, offset by noncash depreciation and amortization expense of $2.1 million and other noncash items of $0.1 million. It also included approximately $0.5 million of cash provided by operating activities relating to the Company’s working capital.

The Company’s cash provided by operating activities for the year ended December 31, 2023 was driven by cash used for prepaid expenses of $0.3 million, offset by cash provided by accounts payable and accrued liabilities of $0.8 million. The Company incurred an increased amount of leasing commissions during the year ended December 31, 2023, which increased its overall prepaid expenses for the same period ended. As the Company enters into new leases with its tenants, if the leases are greater than twelve months, the Company capitalizes the respective leasing commissions and amortizes them over the lease term. Cash was provided by the Company’s accounts payable and accrued expenses, which was driven primarily by the timing of payments. The Company expects this change to fluctuate as the Company remits payment for its outstanding current liabilities and the timing of the remittance of payment. Additionally, this cash provided by the Company’s accounts payable and accrued expenses increased further due to rent that was prepaid by the Company’s tenants, which is recorded as a liability until the rental period for which the payment is attributed, begins.

The Company’s total cash flows from operations primarily fluctuate due to the net loss recognized, depreciation of the Company’s investments in its real estate, and if there are any noncash dividends associated with its mandatorily redeemable preferred equity for its 55 Walkers Brook property.

●	The Company’s net income or loss can fluctuate due to the execution of new tenant lease agreements or rent escalation clauses included within its current tenant lease agreements. The Company’s operating expenses tend to be fixed and do not fluctuate significantly with revenue.

●	The Company’s depreciation on its investments in real estate can decrease significantly as those investments in real estate reach the end of their useful life. If the Company replaces these investments in real estate, depreciation on these investments in real estate can significantly increase.

The Company’s noncash dividends associated with its mandatorily redeemable preferred equity are based upon the contractual requirements surrounding its preferred equity agreements. The mandatorily redeemable preferred equity accrues preferred dividends of 11% per year. We expect to redeem the preferred equity in full in connection with this offering and the formation transactions, resulting in an expected cash outflow of $6.9 million.

Net cash used in investing activities

Cash used in investing activities was approximately $2.8 million for the year ended December 31, 2024 as compared to approximately $0.4 million for the year ended December 31, 2023. The increase in cash used in investing activities is due to additions to investments in real estate assets during the year ended December 31, 2024. There were no significant investments in real estate assets that were completed during the year ended December 31, 2023.

Net cash provided by (used in) financing activities

Net cash provided by financing activities was approximately $1.4 million for the year ended December 31, 2024 as compared to cash used in financing activities of $0.6 million for the year ended December 31, 2023.

For the year ended December 31, 2024, cash provided by financing activities consisted of repayments of the Company’s various debt instruments of $0.7 million. This was offset by issuances of incremental preferred equity investments of $1.0 million as it relates to the Company’s 55 Walkers Brook property, and incremental capital contributions of properties in the amount of $1.2 million made by members of the Company.

For the year ended December 31, 2023, cash used in financing activities consisted of repayments of the Company’s different debt instruments of $0.6 million.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

All of the Company’s outstanding debt utilizes simple fixed interest rates and are not subject to significant increases or declines in market rates. However, continued increases in interest rates could increase the cost of new indebtedness, and could materially and adversely affect our results of operations, financial condition, liquidity, and cash flows.

Concentration of Credit Risk

The Company deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold the Company’s cash are financially sound and, accordingly, minimal credit risk exists with respect to cash.

Recently Issued Accounting Literature

See Note 3 of our audited combined consolidated financial statements included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Upon the closing of the exchange, we would become an emerging growth company and could delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We plan to elect the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We would cease to qualify as an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs, which we refer to as “prior real estate programs,” sponsored by JOSS Realty REIT, Inc., JOSS Realty Partners B, LLC or their affiliates. Investors in our shares should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior real estate programs. Investors who purchase our shares will not thereby acquire any ownership interest in any of the entities to which the following information relates.

Experience and Background of JOSS Realty Partners B, LLC

JOSS Realty Partners was founded in 2005 by Larry Botel, our founder and Chief Executive Officer. Since 2005, Mr. Botel has been responsible for the acquisition, financing, operating, leasing and disposition of approximately 31 office properties valued at approximately $1.2 billion. Mr. Botel possesses a track record of more than 35 years of commercial real estate experience along with tremendous relationships within the real estate industry and an intimate knowledge of multiple commercial real estate cycles. As a result, Mr. Botel has deep and broad experience in identifying and capitalizing on opportunities in the commercial office space. Additionally, our Chief Operating Officer, Larry McCulley, has over 40 years of real estate experience and oversees our asset and property management. We intend to leverage the extensive and long-standing relationships and knowledge of Mr. Botel and Mr. McCulley in maintaining and growing our portfolio both in our initial selected markets and additional markets.

From 2005 to 2019, JOSS Realty Partners internally managed its assets. As we achieve scale in target markets, we will look to internalize the property management function in order to be advantageous to our investment management business plans. Our initial portfolio is currently externally managed, and the table below provides the compensation arrangements for each party currently managing the properties in our initial portfolio:

Agreement/Property	Management Fee	Capital/Tenant Improvement Fees	Payroll/Expense Reimbursement
55 Walkers Brook Drive	2.5% of gross collections or $4,000/month	5% up to $100,000, 3% over $100,000	On-site payroll (approved budget); expenses
165 Township Line Road	3% of Gross Income or $3,500/month	By separate written agreement only	On-site payroll (approved budget); expenses
Napa Square	3% of gross revenue or $2,500/month + $1,350/month for manager	3% (capital), 5% (tenant improvements)	On-site payroll (approved budget); expenses

Prior Performance of JOSS Realty Partners B, LLC

JOSS Realty – Program and Portfolio Overview (Past 10 Years)

Metric	Value
Number of Programs Sponsored	15
Total Capital Raised	$93.96 million
Number of Investors	599
Total Properties Acquired	12
Total Properties Sold	3
Aggregate Purchase Price	$421.84 million
Properties by Region	12 (North East), 2 (North West), 1 (South West)
Commercial Property Breakdown (by %)	84.8% Shopping Centers/Office, 9.3% Mixed Use Office & Retail, 5.5% Residential & Retail, 0.4% Retail
Property Age/Status (by %)	37.0% New, 61.1% Previously Owned, 1.9% Development
Property Type (by %)	100% Commercial

Material Adverse Developments on Prior Vehicles

Certain of the prior JOSS real estate programs have been affected from time to time by general economic conditions, capital market trends and other external factors during their respective operating periods. However, there have been no major adverse business developments or conditions experienced by any prior JOSS real estate programs that would be material to investors.

BUSINESS AND PROPERTIES

Our Company

We are a real estate investment company focused on acquiring, improving, owning and managing diverse multi-tenant office properties focusing in diverse, strong economic urban and close suburban nodes in major, top-25 MSAs.

We own 100% of the interests in two multi-tenant office properties and a 26.6% interest in one multi-tenant office property, all three of which we refer to collectively as our “initial portfolio.” The multi-tenant office properties are comprised of three buildings with an aggregate of approximately 308,000 net rentable square feet and 33 total tenants, and are approximately 72% leased, based on the total rentable square footage of our initial portfolio. Our total annualized base rent from our initial portfolio as of the quarter ended September 30, 2025 is $7.6 million. Our initial portfolio includes properties located in three markets within major MSAs in the Northeast and on the West Coast: Boston, Philadelphia and the San Francisco Bay Area. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Washington, D.C., Los Angeles, Miami/West Palm Beach, and New York. Our tenants come from a variety of industries, including engineering, banking, consulting, consumer retail, and healthcare, and include investment grade tenants such as Wells Fargo, Raymond James, Charles Schwab, UBS and Oppenheimer. These five tenants make up a total of 14% of our total current leased square footage. The WALT of our properties is 4.7 years.

JOSS Realty Partners was founded in 2005 by Larry Botel, our founder and Chief Executive Officer. Since 2005, Mr. Botel has been responsible for the acquisition, financing, operating, leasing and disposition of approximately 31 office properties valued at approximately $1.2 billion. Mr. Botel possesses a track record of more than 35 years of commercial real estate experience along with tremendous relationships within the real estate industry and an intimate knowledge of multiple commercial real estate cycles. As a result, Mr. Botel has deep and broad experience in identifying and capitalizing on opportunities in the commercial office space. Additionally, our Chief Operating Officer, Larry McCulley, has over 40 years of real estate experience and oversees our asset and property management. We intend to leverage the extensive and long-standing relationships and knowledge of Mr. Botel and Mr. McCulley in maintaining and growing our portfolio both in our initial selected markets and additional markets.

We were organized as a Maryland corporation on April 15, 2025 and intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2025.

Investment Strategy and Market Opportunity

Our investment strategy, which we have been executing since 2005, is to acquire and improve under-valued and compelling office properties in the economically diverse MSAs of the Northeast, Southeast, and Western United States.

We believe the current commercial real estate market conditions will enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions. These have been key elements of our strategy, success and track record since our inception in 2005.

Our initial portfolio includes properties located in three markets within major MSAs in the Northeast and on the West Coast: Boston, Philadelphia and the San Francisco Bay Area. We intend to seek additional opportunities in the MSAs where we currently own properties, and other MSAs such as Washington, D.C., Los Angeles, Miami/West Palm Beach, and New York. We believe that the top-25 MSAs are attractive areas for investment in office properties for the following reasons.

●	Diverse economic hubs: The MSAs in which we invest are home to large international, national and regional employers across a wide range of industries including technology and finance as well as federal, state and local government offices. This diversity helps buffer against economic downturns. The tenant base of our initial portfolio features diverse industries such as engineering, banking, fitness and healthcare.

●	Desirability of living: There is a trend towards establishing offices in vibrant neighborhoods where tenants have access to amenities. Commercial properties located in walkable areas with strong access to public transportation are increasingly desirable. Studies show a strong correlation between walkable features – like mixed-use development, density, and efficient public transit access – and an increase in property values, rents, retail sales, occupancy, absorption and price resilience in downturns, resulting in increased commercial demand. Preference for urban and walkable workspaces are not limited to millennials and driven across generations

●	Population growth: Many MSAs are experiencing population and economic growth with above average employment growth forecasts, leading to increased demand for high quality office space while supply continues to decline due to the slowdown in new construction and obsolete buildings being taken offline for conversions or teardown. According to the Census Bureau, the top-25 MSAs have made up more than 50% of total GDP in the United States. A growing workforce often correlates with a demand for office environments nearby. Because of this population and economic growth, the opportunities in such MSAs, as well as the demand for Class A office space, will continue to grow.

●	Sales Volume: The volume of office building sales increased to $63.6 billion in 2024, up 20% from 2023, according to data firm MSCI, the first increase since 2021. For example, in December 2024 Norges Bank Investment Management, a giant Norwegian sovereign-wealth fund, purchased the 50.1% stake it did not own in eight office properties in Boston, San Francisco, and Washington, D.C., (MSAs in which we own properties) in a deal that valued the properties at $1.9 billion. In the third quarter of 2025, office transaction volume increased 38% year-over-year to $19.4 billion.

The table below presents the top MSAs in the United States ranked by total highest gross domestic product (“GDP”). Our initial portfolio is located within the top ten MSAs by GDP.

Source: U.S. Census Bureau

Office Asset Class Opportunity

The investment market for commercial office properties is at an inflection point, with assets starting to trade, creating attractive metrics for the repricing of assets and positive momentum in leasing and operating fundamentals.

●	Market Pricing: We believe there are Class A office properties available in major MSAs which are priced at attractive entry points and at significant discounts to replacement cost. Furthermore, Green Street Advisors, LLC has estimated that office building values are down 37% from peak in 2022. We believe the current commercial real estate market conditions will enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth.

●	Pockets of Distress: MSCI Inc. estimates upwards of $100 billion of distressed office opportunities coming to market in 2025, more than any other real estate asset class. This provides investors with operating experience, capital and focus, such as ourselves, an opportunity to obtain attractive assets at a substantial discount and well below replacement cost.

●	Sales Volume: The volume of office building sales increased to $63.6 billion in 2024, up 20% from 2023, according to data firm MSCI. This is the first increase since 2021. According to Globe Street, in the third quarter of 2025, office transaction volume increased 38% year-over-year to $19.4 billion.

●	Return of Positive Fundamentals: Office-based job growth is outpacing available office inventory and as office demand continues to recover, occupied office inventory is projected to return to 2019 levels by 2030 according to CBRE. Office space construction in the United States is down to 13.4 million square feet delivered year-to-date, according to Cushman & Wakefield (“C&W”), for the first three quarters of a year since 2012. The construction pipeline is not being replenished with new office starts, as it declined by 14.1% quarter-over-quarter. The 22.5 million square feet of space under construction is the lowest total in the 21st century and represents 0.4% of total office inventory. This sharp slowdown in the construction pipeline will help insulate the higher quality existing assets in the coming years as new deliveries shrink, further driving future scarcity and value of Class A office space.

●	Lower Productivity Driving Return-to-Office: Declining productivity and lack of innovation under remote work models are pushing businesses to mandate in-office work, increasing demand for office space. According to Jones Lang LaSalle (“JLL”), workforce productivity is lagging behind prior economic recoveries which correlates to the increase in hybrid and remote work.

●

Return to office: Post-pandemic recovery and adjustments in remote work policies are expected to drive office space demand in major MSAs, as many companies are instituting return-to-office mandates. Most recently Samsung and TD Bank have joined Amazon.com, Walt Disney, JPMorgan Chase, and countless other major employers who are mandating at least four days a week in the office. In addition to these mandates, a significant shift has taken place across the private sector: the majority of Fortune 100 employees are now subject to full five-day in-office attendance policies. Over the past year, the share of employees required to be in the office full time has increased nearly five-fold, and the average in-office requirement has grown by 25% (JLL, U.S. Office Market Dynamics, Q2 2025).

As a result, office attendance has reached its highest post-pandemic level, hitting 71% of pre-pandemic figures in recent months, according to cell phone tracking data from Placer.AI. These rising attendance levels have coincided with a rebound in office-using job growth.

Source: Jones Lang LaSalle

Source: Cushman & Wakefield

We believe that net absorption has materially improved in the top-25 MSAs, and that office sector performance will improve as a result. According to C&W, long-term office employment is expected to rise from 34.7 million to 36.7 million by 2030 with office space net absorption becoming positive in 2026. Notably, 46 of the 92 U.S. markets tracked by Cushman & Wakefield Research posted positive absorption in the third quarter of 2025, a 50% increase from the 31 markets two quarters earlier. Excluding the five weakest markets, national absorption was marginally positive (+289,000 square feet) in the third quarter of 2025.

Source: Cushman & Wakefield

C&W highlights several key trends in the office real estate sector:

Economic Resilience: The U.S. real GDP expanded at an annualized rate of 3.0% in the second quarter of 2025.

Office Space Reduction with Positive Indicators: While national office absorption remained negative in the third quarter of 2025—continuing a thirteen-quarter streak—there are growing signs of stabilization. Approximately 52% of U.S. markets experienced positive absorption quarter-over-quarter, and half of U.S. markets have recorded positive absorption over the past four quarters.

Stabilization of Sublease Space: Available sublease space has declined 14.5% since the beginning of 2024 with 55 U.S. markets having experienced year-over-year declines, as tenants have found sublessors or taken the space back for their own use.

Preference for High-Quality Office Spaces: Demand continues to concentrate in high-performing, well-located office assets. While gateway markets such as New York, Boston, Washington, D.C., San Francisco, and Los Angeles continue to exhibit elevated vacancy rates overall, Class A and trophy buildings in prime submarkets are capturing a disproportionate share of leasing activity and sustaining stronger occupancy. As of the third quarter of 2025, this performance gap is increasingly driven by tenant flight to quality, limited new supply, and differentiated building performance across the Class A spectrum.

Net Absorption Trends: Overall net absorption declined by 4.3 million square feet in the third quarter of 2025, with year-to-date absorption nearing a reduction of 15.7 million square feet. This is a 69% improvement from the first three quarters of 2024 which experienced a decline in net absorption of 50.4 million square feet.

We believe that this recovery provides an opportunity for a compelling repricing of our existing portfolio at an attractive basis for investors. The current market conditions will also enable us to strategically capitalize on attractive new acquisitions and achieve accretive growth. For new acquisitions, we will target boutique office assets in sustainable, desirable locations. We believe that many of these will be value-add properties where we will strategically invest capital and reposition assets to be best in class in its competitive set, highlighting asset strengths, new amenity programs, and capital available for tenant improvements and leasing commissions. These have been key elements of our strategy, success and track record since our inception in 2005.

Our Competitive Strengths

We believe that our investment strategy and operating model distinguish us from other owners, operators and investors of commercial real estate in several important ways, including the following:

Experienced and Aligned Management Team

Our senior management team has extensive experience acquiring, owning and operating office properties across markets and cycles, including our founders’ experience at institutional commercial real estate and private equity investment firms. Our founder, Mr. Botel, possesses a track record of more than 35 years of commercial real estate experience, tremendous relationships within the commercial office sector as well as an intimate knowledge of multiple commercial real estate cycles. Since 2005, Mr. Botel has been responsible for the acquisition, financing, operating, leasing and disposition of approximately 31 office properties valued at approximately $1.2 billion. Additionally, our Chief Operating Officer, Mr. McCulley, has over 40 years of real estate experience and oversees our asset and property management.

Our senior management team has extensive experience managing operating expenses through continued implementation of cost control initiatives and implementing repositioning and development of properties. We believe our senior management team also provides us with a significant advantage over competing buyers when pursuing acquisition opportunities given its extensive relationships with property owners, brokers and tenants within our target markets, and will facilitate our ability to execute our growth plan. We believe our extensive industry network, coupled with our history of successful acquisitions, improves our ability to source and execute attractive transactions.

Well-Positioned Initial Portfolio

We own 100% of the interests in two multi-tenant office properties and a 26.6% interest in one multi-tenant office property, all three of which we refer to collectively as our “initial portfolio.” These multi-tenant office properties are comprised of three buildings with an aggregate of approximately 308,000 net rentable square feet. As of September 30, 2025, our initial portfolio was approximately 72% leased. Our initial properties are located in vibrant communities with diverse economies, prominent universities, and local governments that are supportive of attracting business and are expected to attract entrepreneurs and large employers alike. We believe a large portion of the workforce is increasingly remaining in these markets to seek employment. The MSAs in which our initial properties are located share a number of important common attributes that are particularly attractive, such as numerous housing options, well-regarded schools and a desirable work-life balance, evidenced by short commutes and proximity to restaurants, coffee shops, bars, gyms and other retail conveniences.

None of the three buildings in our initial portfolio require extensive capital expenditures and each provides opportunities for discretionary, value-add improvements. Through our hands-on strategy, we invest in features attractive to tenants, including modern technology and amenities, and our all-in investment remains substantially below estimated replacement cost. We believe that the location of the office properties in our initial portfolio, their high occupancy levels and low capital expenditure requirements lead to our initial portfolio being well-positioned to carry out our investment strategy.

Early Identification of and Investment in Attractive Markets

Our founder, Mr. Botel, identified the potential for economic growth in our target markets and has invested in many of our initial selected markets throughout his career. We believe that economic growth in our initial selected markets will continue as employee talent continues to migrate to vibrant top MSAs and employers locate or relocate their offices to attract a younger, well-educated workforce that is increasingly residing nearby. We believe that the announcements made by Amazon, Uber, Meta and the incoming administration to shift federal government employees back into offices in our target markets validate our views of this demographic shift. We also believe that target markets will continue to be considered for corporate relocations, as well as initial locations for start-ups, and that these relocations and new businesses will further raise the profile of our target markets. Additionally, we are confident that our early and consistent presence in many target markets and our proven ability to identify desirable submarkets and locations will lead to continued execution on such opportunities.

Active and Robust Pipeline to Discounted Acquisitions

We expect that our extensive “high-touch” relationships with property owners, brokers, national and regional lenders, diverse tenants and other market participants in our initial selected markets and our reputation as a reliable counterparty will continue to provide us access to both widely marketed and off-market acquisition opportunities as well as portfolio sales. Our positive reputation with market participants distinguishes us from many competing property buyers and owners, who often do not have the same localized relationships and knowledge. Brokers reach out to us directly as our reputation and ability to execute has established us as a reliable and sophisticated counterparty. Our active and robust acquisition pipeline includes approximately 3.3 million square feet in 2024, and our 2025 pipeline includes 1.7 million square feet of multi-tenant office properties in our initial selected markets, which we have generated from these relationships and our deep knowledge of our initial selected markets.

Proactive Asset Management

Our asset management team focuses on improving each asset we acquire. Often, these improvements include lobby renovations, base building system upgrades, creation of additional shared amenities such as common area WiFi and security systems, tenant-facing technology to enable access and communication with property management, cafes, gyms, and conference centers. Our experience in implementing these improvements drives tenant satisfaction and retention along with attracting new tenants in the competitive leasing markets.

Our asset management team regularly evaluates each of our properties, including its historical and projected financial performance, tenant mix, market fundamentals, market position, and other factors, to assess whether its expected future returns justify our continued ownership, or if one or more properties should be sold in order to redeploy the proceeds into other investment opportunities.

In addition, we have demonstrated an ability to effectively identify opportune times to sell properties after executing our value-add repositioning strategy, which has in the past resulted in, and in the future is expected to result in, enhanced liquidity and the ability to fund new acquisitions from time to time.

Our Business and Growth Strategies

Our principal investment objectives are to provide our stockholders with current income in the form of dividends and to increase the cash flow and the value of our office portfolio which will ultimately increase cash flow and dividends. We intend to meet these objectives through execution of the following strategies:

Disciplined Acquisition of Office Properties

We will continue to grow in markets that meet our investment criteria through strategic and accretive acquisitions that we believe will generate substantial growth. We target specific institutional-quality properties that have an existing diverse tenant mix and robust occupancy trends which we believe would benefit from our value-add repositioning strategy, with a particular focus on the addition of amenities.

We believe there are many opportunities to acquire non-core assets at attractive price points from investors and lenders that are seeking to exit the office space or need liquidity. We believe attractive assets can be acquired at a very low basis, substantially discounted from peak valuations, and well below replacement cost. These assets tend to be under-managed and underfunded, representing an opportunity for a new investor – with operating expertise, capital, and focus – to create significant upside through active management and improvement.

Maintain a Prudent Financing Strategy

We will seek to efficiently use debt and equity financing sources to pursue new growth opportunities. We intend to target an overall debt-to-gross total assets ratio of 55%–65%, which we believe is appropriate for a real estate investment company that seeks to grow and ultimately de-lever. Over time, we expect our overall debt-to-gross total assets ratio will decrease to approximately 50%. In addition, we believe our ability to issue OP units as tax-advantaged consideration for property acquisitions will provide us a significant competitive advantage in acquiring properties.

Strong Operating Focus

We will have a hands-on approach to asset management. We currently use third parties to manage our initial portfolio. Given our intimate knowledge of property management, we are proactive in our daily engagement with our property managers. This includes careful selection of our quality third party managers.

We enter into management agreements with these third parties. Under these agreements, the property manager is responsible for operating and managing the property and for maximizing the income derived from it. The property manager also collects all rents associated with any tenants within the properties we own.

We retain the authority to make all major policy and operational decisions related to the operations of each property. The property managers are required to prepare and submit annual operating budgets, capital budgets, maintenance plans, and plans for repair, maintenance, and leasing. We review and approve these budgets before they are implemented.

The agreements are structured with an initial term of one year and automatically renew for successive one-year periods unless terminated earlier. Termination may occur:

●	By either party with 30 days’ prior written notice;

●	Immediately by the owner for cause, including material breach, gross negligence, or fraud; or

●	Upon the sale of the property.

The table below provides the compensation arrangements for each party currently managing the properties in our initial portfolio.

Agreement/Property	Management Fee	Capital/Tenant Improvement Fees	Payroll/Expense Reimbursement
55 Walkers Brook Drive	2.5% of gross collections or $4,000/month	5% up to $100,000, 3% over $100,000	On-site payroll (approved budget); expenses
165 Township Line Road	3% of Gross Income or $3,500/month	By separate written agreement only	On-site payroll (approved budget); expenses
Napa Square	3% of gross revenue or $2,500/month + $1,350/month for manager	3% (capital), 5% (tenant improvements)	On-site payroll (approved budget); expenses

From 2005 to 2019, JOSS internally managed its assets. As we achieve scale in target markets, we will look to internalize the property management function in order to be advantageous to our investment management business plans.

Pursue Opportunities to Recycle Capital Efficiently

We are committed to prudent growth and expect to create value by assembling a larger portfolio of multi-tenant office properties that will benefit from positive economic and demographic trends that we believe will drive future stockholder value. However, we intend to regularly evaluate our portfolio and opportunistically and selectively sell office properties when we believe the proceeds can be efficiently redeployed into new investment opportunities that may present greater overall return prospects.

Our Initial Portfolio

As of September 30, 2025:

○	Properties = 3

○	Net Rentable Square footage = 307,820

○	Total Tenants = 33

○	ABR = $7.6M

○	Top Ten Tenants (% of ABR) = 69%

○	Occupancy = 72%

○	WALT = 4.7 Years

The following table sets forth an overview of our initial portfolio as of September 30, 2025.

Property	% Equity Interests Owned	Number of Tenants	Location	Year Acquired	Net Rentable Square Feet	% Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot
55 Walkers Brook	100%	8	Reading, MA	2018	139,249	92%	$4,126,943	$32.07
165 Township Line Road	100%	6	Jenkintown, PA	2017	102,713	47%	$1,369,095	$28.24
Napa Square	26.6%	19	Napa, CA	2016	65,858	67%	$2,140,550	$48.58
Total/Weighted Average		33			307,820	72%	$7,636,588	$34.52

The following table provides a detailed financial and leasing analysis of the initial portfolio across different years (2019-2035).

55 WBD																		Total / Avg
Years	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
SF Leased	139,356	114,563	114,563	107,663	107,663	128,666
SF Vacant	0	24,793	24,793	31,693	31,693	10,583
Total SF	139,356	139,356	139,356	139,356	139,356	139,249

Occupancy Rate	100.00%	82.21%	82.21%	77.26%	77.26%	92.40%												85.22%

Total Effective Rent	$4,013,305	$3,770,783	$3,399,854	$3,218,911	$3,306,342	$3,526,931
Total Escalation Income	$49,370	$39,303	$24,477	$50,813	$449,724	$156,884
Rent Concessions	$-946,442	$-211,156	$0	$-27,564	$-25,163	$-408,609
Total Tenant Revenue	$3,116,233	$3,598,930	$3,424,331	$3,242,159	$3,730,903	$3,275,206

Average Effective Annual Rent/SF	$22.36	$25.83	$24.57	$23.27	$26.77	$23.52												$24.39

Number of Tenants Expiring							-	-	-	1	2	-	1	2	-	2	-	8
SF of Tenants Expiring							5,469	-	-	20,130	12,148	-	44,278	25,363	-	21,278	-	128,666
Annual Rent of Tenants Expiring							$208,509	$0	$0	$644,160	$386,298	$0	$1,421,324	$755,572	$0	$711,080	$0	$4,126,943
Percentage of Gross Annual Rent Expiring							5.1%	0.0%	0.0%	15.6%	9.4%	0.0%	34.4%	18.3%	0.0%	17.2%	0.0%	100.0%

NAPA																		Total / Avg
Years	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
SF Leased	58,776	57,485	56,621	40,894	37,754	40,890
SF Vacant	7,082	8,373	9,237	24,501	27,641	24,968
Total SF	65,858	65,858	65,858	65,395	65,395	65,858

Occupancy Rate	89.25%	87.29%	85.97%	62.53%	57.73%	62.09%												74.14%

Total Effective Rent	$2,486,897	$2,414,068	$2,704,596	$2,202,543	$1,828,023	$1,948,951
Total Escalation Income	$660,995	$663,701	$884,055	$744,216	$523,861	$546,349
Rent Concessions	$-28,673	$-31,605	$-78,615	$-22,030	$-106,688	$-24,529
Total Tenant Revenue	$3,119,219	$3,046,164	$3,510,036	$2,924,728	$2,245,196	$2,470,771

Average Effective Annual Rent/SF	$47.36	$46.25	$53.30	$44.72	$34.33	$37.52												$43.91

Number of Tenants Expiring							4	5	1	5	1	1	-	1	-	-	1	19
SF of Tenants Expiring							3,009	11,238	3,447	12,840	3,739	4,080	-	1,799	-	-	3,906	44,058
Annual Rent of Tenants Expiring							$116,043	$498,789	$230,171	$578,369	$223,368	$226,685	$0	$91,356	$0	$0	$175,770	$2,140,550
Percentage of Gross Annual Rent Expiring							5.4%	23.3%	10.8%	27.0%	10.4%	10.6%	0.0%	4.3%	0.0%	0.0%	8.2%	100.0%

165 Township																		Total / Avg
Years	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
SF Leased	102,713	97,117	97,117	97,117	97,117	52,431
SF Vacant	0	5,596	5,596	5,596	5,596	50,282
Total SF	102,713	102,713	102,713	102,713	102,713	102,713

Occupancy Rate	100.00%	94.55%	94.55%	94.55%	94.55%	51.05%												88.21%

Total Effective Rent	$2,654,604	$2,496,604	$2,495,543	$2,593,358	$2,640,864	$2,324,238
Total Escalation Income	$96,797	$38,050	$-5,703	$190,674	$133,297	$91,513
Rent Concessions	$-21,074	$-203,449	$-81,833	$-30,918	$-55,150	$-35,581
Total Tenant Revenue	$2,730,328	$2,331,205	$2,408,006	$2,753,114	$2,719,011	$2,380,170

Average Effective Annual Rent/SF	$26.58	$22.70	$23.44	$26.80	$26.47	$23.17												$24.86

Number of Tenants Expiring							-	1	1	1	2	1	-	-	-	-	-	6
SF of Tenants Expiring							-	5,323	2,199	25,074	9,104	6,789	-	-	-	-	-	48,489
Annual Rent of Tenants Expiring							$0	$119,768	$56,075	$752,220	$259,464	$181,569	$0	$0	$0	$0	$0	$1,369,095
Percentage of Gross Annual Rent Expiring							0.0%	8.7%	4.1%	54.9%	19.0%	13.3%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%

REIT																		Total / Avg
Years	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
SF Leased	300,845	269,165	268,301	245,674	242,534	221,987
SF Vacant	7,082	38,762	39,626	61,790	64,930	85,833
Total SF	307,927	307,927	307,927	307,464	307,464	307,820

Occupancy Rate	97.70%	87.41%	87.13%	79.90%	78.88%	72.12%												83.86%

Total Effective Rent	$9,154,806	$8,681,454	$8,599,992	$8,014,811	$7,775,229	$7,800,120
Total Escalation Income	$807,163	$741,054	$902,828	$985,703	$1,106,881	$794,746
Rent Concessions	$-996,189	$-446,209	$-160,448	$-80,512	$-187,001	$-468,719
Total Tenant Revenue	$8,965,780	$8,976,299	$9,342,372	$8,920,001	$8,695,109	$8,126,147

Average Effective Annual Rent/SF	$29.12	$29.15	$30.34	$29.01	$28.28	$26.40												$28.72

Number of Tenants Expiring							4	6	2	7	5	2	1	3	-	2	1	33
SF of Tenants Expiring							8,478	16,561	5,646	58,044	24,991	10,869	44,278	27,162	-	21,278	3,906	221,213
Annual Rent of Tenants Expiring							$324,551	$618,557	$286,245	$1,974,749	$869,130	$408,254	$1,421,324	$846,927	$0	$711,080	$175,770	$7,636,588
Percentage of Gross Annual Rent Expiring							4.2%	8.1%	3.7%	25.9%	11.4%	5.3%	18.6%	11.1%	0.0%	9.3%	2.3%	100.0%

55 Walkers Brook, Reading, MA (“55 Walkers Brook”)

We acquired 55 Walkers Brook in December 2018 for $32.25 million. As of September 30, 2025, the 139,249 square foot property was 92% leased to eight professional services firms across the engineering, insurance, banking and consulting industries. The largest tenant is Weston & Sampson, a leading engineering firm who occupies 32% of the property. Since acquisition, JOSS has completed 119,226 square feet of leasing activity and 100% of the property’s rent was collected throughout COVID. Upside opportunities include the ability to lease-up vacant spaces, which have seen meaningful leasing activity. The property is located in the North 128 Submarket, which is a prime, well performing, submarket of the greater Boston area and is considered a boutique property with a robust and high-quality tenant base and amenities, including a cafe and gym.

165 Township Line Road, Jenkintown, PA (“165 Township Line Road”)

We acquired 165 Township Line Road #1 and #2 in October 2017 for $12.1 million. The property contains two separate buildings. 165 Township Line #2 is a property that we have entered into contract to sell, however the sale is subject to certain conditions and may not happen on the intended timeline or at all. As of September 30, 2025, #1 the 73,032 square foot property was 56% leased. The largest tenant is National Philanthropic Trust (“NPT”), which occupies 34% of the property and has a lease that expires in 2028. Other tenants include Raymond James, Wells Fargo, and Oppenheimer. The property is adjacent to the Jenkintown/Wyncote SEPTA train stop (30 minutes outside of Center City, Philadelphia) which offers a convenient commute from the Philadelphia area. Upside opportunities include renewing tenants at higher market rates and expanding and renewing NPT’s leases.

1401-1485 1st Street, Napa, CA (“Napa Square”)

We, along with two other investors, acquired Napa Square in April 2016 for $39.3 million. We acquired 26.6% of Napa Square as a result of the transaction. As of September 30, 2025, the 65,858 square foot property was 67% leased. The largest tenant is Wells Fargo (S&P Rated: BBB+) and occupies 10% of the property, with their lease expiring in March 2026. In addition to Wells Fargo, the property has a stable roster of investment grade and regional tenants including Charles Schwab, UBS, a prominent law firm serving Napa’s wine industry and several local high-quality wine and food artisans. The property is located in the center of downtown Napa, a major tourist area known for its high-end food and beverage attractions, and is one of three meaningful mixed-use office and retail properties in downtown Napa. Upside opportunities include continuing to lease the remaining space and maximizing rents on the retail space as downtown Napa continues to flourish.

Initial Portfolio Classifications

Each asset has been categorized in accordance with industry conventions, including Building Owners and Managers Association standards, brokerage commentary, and a review of key building characteristics such as age, infrastructure, finishes, location, and tenant profile. The classifications are as follows:

●	55 Walkers Brook Drive, Reading, MA – Class A:

A modern, 139,249 SF suburban office property located in the high-performing North 128 corridor of Boston. The building features contemporary finishes, ample parking, and a strong tenant roster, including Weston & Sampson. The property demonstrated leasing durability during the COVID-19 pandemic and maintains a high occupancy rate.

●	165 Township Line Road, Jenkintown, PA – Class B+:

This 102,713 SF asset comprises two buildings in a transit-oriented suburban Philadelphia location. The primary building is approximately 56% leased to tenants such as National Philanthropic Trust, while the secondary building, which may be sold for redevelopment, currently has limited leasing activity. The asset offers repositioning potential and lease-up upside.

●	Napa Square, Napa, CA – Class A:

A 65,858 SF mixed-use property located in downtown Napa, one of the region’s most desirable locations. The property features a strong mix of office and retail tenants, including UBS, Wells Fargo, Charles Schwab, and U.S. Bank, and benefits from limited competition as one of only three mixed-use assets in Napa. The asset is considered institutional quality, supported by its tenancy, location, and build quality.

Building classification has historically influenced leasing dynamics within our portfolio. Class A buildings, such as Walkers Brook and Napa Square, have demonstrated strong tenant retention and leasing velocity, attracting higher-credit tenants and achieving higher base rents with fewer concessions. In contrast, Class B+ assets, such as Township Line, often require more intensive leasing efforts and tenant improvements, but present significant value creation opportunities through repositioning and lease-up.

For example, in a prior JOSS investment at 229 West 28th Street, a Class C loft was transformed into a boutique Class B+ creative office through comprehensive redevelopment, resulting in occupancy increasing from 43% to 100% and a substantial uplift in rental rates, supporting a profitable sale. Similarly, at 1315 Lincoln Blvd in Santa Monica, Class A quality and market positioning enabled JOSS to command above-market rents, retain tenants, and achieve a strong net IRR.

Select Examples of Exited Assets

1315 Lincoln Blvd, Santa Monica, CA

We acquired this fully-leased boutique office asset in April 2015 for $23.7 million. The asset was one of a few Class A buildings in downtown Santa Monica with substantial parking in a highly parking constrained market. Santa Monica is a supply constrained submarket with low vacancy and minimal new construction, a key example of the markets we will seek to invest in. We implemented our hands-on operating approach, including renewing existing tenants, increasing rents, and bringing in a parking operator to improve efficiencies, all resulting in enhanced cash flow. We sold the asset in August 2017 for $30.5 million, resulting in a 17% IRR net of fees and a 1.4x multiple on invested capital (“MOIC”).

229-239 West 28th Street, New York, NY

We purchased this 153,912 square foot property in May 2007 for $48.4 million. At the time of purchase, the asset was 43% leased. We commenced a comprehensive redevelopment of the property, including converted existing loft space into office, creating 12,500 square foot floor plates with 11-foot open ceilings, adding new entrances, lobbies, elevators, bathrooms and numerous base building improvements. As a result, we were able to increase rental rates from the high teens to high $40s per square foot. We sold the property in March 2014 for $82.5 million, resulting in a 10.1% Net IRR of fees and a 1.85x MOIC. This was despite having to execute the business plan through the Great Financial Crisis of 2008.

42 South 15th Street, Philadelphia, PA

We purchased this 137,042 square foot, Class C office building in downtown Philadelphia in May 2005 for $13 million. We implemented a comprehensive renovation and repositioning plan, including lobby and common area renovation, new signature and branding, and re-tenanting the street-level retail, turning the property into a Class B+ asset. We sold the property in October 2007 for $16.8 million, resulting in a 41% Net IRR and a 2.18x MOIC.

1129 20th Street, Washington, DC

We purchased this 127,445 square foot, Class B office building in downtown Washington, D.C. in January 2006 for $45 million. We executed a redevelopment plan, which included adding two floors, which resulted in the building being upgraded to Class A. We sold the building in February 2007 for $61.8 million, resulting in a 59.2% Net IRR and a 1.66x MOIC.

Competitive Challenges

While we believe our investment strategy and operating model provide us with certain competitive strengths, our business and operations are subject to significant challenges and weaknesses, including the following:

●	Our portfolio is concentrated in certain states and MSAs, and any adverse developments or economic downturns in these geographic markets could materially and adversely affect us. As of September 30, 2025, all of our annual base rent came from properties in Philadelphia, Northern California, and Boston, exposing us to regional risks.

●	We face significant risks of tenant default and tenant vacancies, which could materially and adversely affect us. Our success depends on the financial stability of our tenants, and the loss or default of a significant tenant could result in a substantial reduction in rental revenue and property value.

●	There is substantial competition for acquiring office properties and for tenants, which could adversely affect our occupancy, rental rates, and results of operations. Many of our competitors may have greater resources or lower costs of capital than we do.

●	Our real estate investments are relatively illiquid, which could materially and adversely affect us, including our financial condition and cash flows, particularly if we are unable to dispose of properties at attractive prices or at all.

●	We have not obtained an independent third-party appraisal of the interests or assets being contributed to us, and the consideration to be paid by us in our formation transactions was not negotiated on an arm’s-length basis. As a result, the consideration we have agreed to pay may exceed the fair market value of our initial portfolio.

For a more detailed discussion of these and other risks, see “Risk Factors” beginning on page 26 of this prospectus.

Lease Distribution

As of September 30, 2025, approximately 31% of our initial portfolio’s annualized base rent was generated from leases of 2,501 – 10,000 net rentable square feet. The following charts set forth the percentage of annualized base rent of our initial portfolio under lease as of September 30, 2025.

Tenant Diversification

As of September 30, 2025, our initial portfolio was leased to 33 tenants conducting business in a variety of industries. Our five largest tenants as of September 30, 2025 were Weston & Sampson Engineers, Inc., National Philanthropic Trust, Reading Co-Operative Bank, Eliassen Group, and Cannon Cochran Management Services, Inc. Collectively, as of September 30, 2025, our five largest tenants provided approximately 50% of our initial portfolio’s annualized base rent, and our single largest tenant provided approximately 19% of our initial portfolio’s annualized base rent.

The following table summarizes the significant lease expirations within our portfolio over the next two years:

Tenant	Lease Expiry Date	Annual Base Rent (ABR)	% of Total REIT ABR	Leased Area (SF)	% of Total REIT SF
Wells Fargo (Napa Square)	31 March 2026	$306,868	4.0%	6,557	2.1%
District 1199C Training and Upgrading Fund	31 December 2026	$119,768	1.6%	5,323	1.7%

Collectively, these leases represent approximately 5.6% of our total annual base rent and 5.4% of our total leased square footage. We actively monitor upcoming lease expirations and engage with tenants regarding potential renewals or re-letting strategies to mitigate vacancy risk.

We will continue to position our owned assets for optimal marketability to prospective tenants and be proactive in having each asset be a top performer in their respective markets. This is achieved through proactive asset management, including an emphasis on market-leading amenities, and a thoughtful approach on tenant retention and packages to secure new, high-quality tenants.

Identifying Potential New Tenants

Our process for securing a suitable replacement tenant is comprehensive and begins as early as the acquisition stage. At this point, we evaluate and select the most qualified third-party brokerage firm for each asset, considering factors such as market knowledge, track record, and alignment with the asset’s leasing objectives. If, during our ownership, the incumbent brokerage team does not meet performance expectations, we may re-evaluate and appoint a new brokerage partner.

Once engaged, the selected broker develops and implements a bespoke marketing plan for the asset. We actively support this process, which includes the creation of marketing materials, coordination of property tours, and targeted outreach to prospective tenants. Brokers also provide valuable feedback on potential building improvements or enhancements that may accelerate lease-up and improve leasing economics.

Throughout the marketing and leasing process, we maintain close oversight and collaboration with the brokerage team, holding weekly calls to review pipeline activity, discuss tour feedback, and determine next steps. JOSS remains actively involved from initial property tours through to negotiation of letters of intent (LOIs), lease execution, and tenant occupancy, ensuring a seamless and effective leasing process.

For each property, we engage designated legal counsel to draft leases using a standard template tailored to the specific asset. The lease is then modified to reflect the agreed terms of the LOI and input from tenant counsel. We review every iteration of the LOI and lease drafts, providing guidance and resolving any outstanding issues. Upon finalization, the lease is executed by the tenant and subsequently by ownership. This rigorous process is consistently followed for both new leases and renewals, ensuring a disciplined and efficient approach to tenant replacement. Our ability to find new creditworthy tenants can be constrained by an oversupply in the market, leading to downward pressure on rents and increased incentives required to attract tenants. In addition, our process of identifying, negotiating, and securing new tenants can be time-consuming and complex, involving legal, financial, and operational considerations, which may lead to prolonged vacancy periods. For a more detailed discussion of these and other risks, see “Risk Factors” beginning on page 26 of this prospectus.

Description of Certain Debt

The following is a summary of the material provisions of the loan agreements evidencing our material debt to be outstanding upon the completion of this offering and the completion of the formation transactions (based on pro forma balances as of September 30, 2025). The following is only a summary and it does not include all of the provisions of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Napa Square

The Napa Square property currently has an outstanding loan in the amount of $22,300,000, based on the balance as of September 30, 2025. This loan has a fixed interest rate at 10 Year Treasury + 2.05% or (4.04%) and is scheduled to mature on April 1, 2026, subject to no extensions. The loan agreement contains a debt service coverage ratio requirement that is tested quarterly, as well as a debt service coverage ratio requirement and a loan-to-value ratio requirement that are tested each time we exercise an option to extend the maturity date of the loan. In addition, pursuant to the terms of the Napa Square loan, we must also meet certain liquidity and net worth requirements that are tested annually and the loan agreement contains cross-default provisions with respect to certain of our other indebtedness.

We hold a 26.6% undivided interest in the Napa Square property pursuant to the TIC Agreement. Per the TIC Agreement, all tenants-in-common hold an individual, undivided ownership interest in the property. Each TIC interest is pledged as collateral under the Napa Square mortgage and may be foreclosed on in case of default. While we do not anticipate any immediate issues, it is important to note that if another borrower under the mortgage were to default, such default could trigger a cross-default or enforcement action by the lender that may adversely affect our interest in the property, subject to the lender’s remedies as set forth in the loan documents.

55 Walkers Brooks Road

On October 26, 2018, the Company entered into a loan agreement (the “55 Walkers Initial Loan Agreement”) with East Boston Savings Bank for a total principal of $20,962,500. The 55 Walkers Initial Loan Agreement accrued interest annually with a fixed interest rate of 4.70% for the fixed term of the loan. On April 19, 2024, the Company entered into an amendment to the 55 Walkers Initial Loan Agreement (the “Amended Loan Agreement”) with Rockland Trust Company, the successor to East Boston Savings Bank. This amendment extended the maturity date of the loan held by this property to April 19, 2027. It further increased the fixed interest rate to 7.12%. Payments of principal and interest relating to the Amended Loan Agreement are due on a monthly basis in arrears on the 20th day of each calendar month.

In connection with the amendment to the loan agreement on April 19, 2024, as discussed above, the Company further entered into a secondary loan commitment with Rockland Trust Company (the “Secondary Loan Agreement”) for a total of $1,000,000 in proceeds. The proceeds of the Secondary Loan Agreement are to be provided to the Company from time to time following the satisfaction of certain conditions, including permits and approvals regarding tenant improvements to the property. Subject to the satisfaction of receiving these permits and approvals, Rockland Trust Company would disburse funds relating to these tenant improvements to the Company. Future requests of advances can be made by the Company, which are subject to the same terms and conditions.

165 Township Road

On October 20, 2017, the Company entered into a loan and security agreement (the “Security Agreement”) with Beneficial Bank for a total principal of $9,225,000. The Security Agreement accrues interest annually at a rate of 4.50% per year. $8,558,000 of the Security Agreement was advanced to the Company for the acquisition of 165 Township Road. The balance of the Security Agreement, or $667,000 was to be used for tenant improvements and leasing commissions that would be advanced subject to the satisfaction of certain administrative requirements.

Monthly principal and interest payments relating to the Security Agreement are due in monthly installments in arrears. The Security Agreement can be prepaid at any time. If the Security Agreement is prepaid before its maturity date, the Company would incur a prepayment premium equal to 1.0% of the total prepayment. The Security Agreement was initially due April 1, 2025. The Company amended the Security Agreement on April 8, 2025 to further extend the maturity date of the Security Agreement to July 1, 2025. The Company further amended the Security Agreement on July 21, 2025 to further extend the maturity date of the Security Agreement to October 1, 2025. The Company further amended the Security Agreement on October 15, 2025, and deposited $60,758 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security agreement to November 1, 2025. The Company further amended the Security Agreement on November 20, 2025, and deposited $78,704 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security agreement to January 1, 2026. The Security Agreement is subject to customary covenants.

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the financial statements are issued. The Company’s cash requirements include, but are not limited to, working capital requirements and the repayment of the Company’s outstanding mortgage notes outlined above. The Company has concluded that there is substantial doubt about its ability to continue without being able to refinance its current outstanding mortgage notes.

The Company is searching for additional lenders to refinance its mortgage notes outstanding and currently does not have any restrictions or limitations on obtaining any additional lenders for such a refinancing. The Company plans on using the proceeds of this offering to repay portions of its outstanding debt but plans on relying on its operations to fund its working capital needs.

Regulatory Matters

General

Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or interpretation of such laws and regulations by agencies and the courts, occur frequently.

Environmental, Health and Safety Matters

Federal, state and local environmental laws and regulations regulate, and impose liability for, among other things, releases of hazardous or toxic substances into the environment. Under certain of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held jointly and severally and strictly liable to a government entity or to third parties for property damage and for investigation, clean-up, monitoring, and reporting costs incurred by those parties in connection with the actual or threatened contamination. These laws may impose clean-up responsibility and liability without regard to fault, legality of conduct, or whether the current or previous owner, operator or tenant knew of, or caused, the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. In addition, some environmental laws may create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. As the owner or operator of real estate, we also may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the real estate. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral and may adversely impact our investment in that property.

Some of our properties contain, have contained, or are adjacent to or near other properties that have contained or currently contain, storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of our properties were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. These operations create a potential for the release of petroleum products or other hazardous or toxic substances, and we could potentially be required to pay to clean up any related contamination. In addition, environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions, water discharges and exposure to lead-based paint or other hazardous or toxic building materials. Such laws may impose fines or penalties for violations and may require permits or other governmental approvals to be obtained for the operation of a business involving such activities. As a result of the foregoing, we could be materially and adversely affected.

Environmental, health and safety laws also govern the presence, maintenance and removal of asbestos-containing materials (“ACM”). Federal regulations require building owners and those exercising control over a building’s management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to ACM in their building. The regulations also include employee training, record keeping and due diligence requirements pertaining to ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building’s management may be subject to an increased risk of litigation, including for personal injury, from workers, residents and others exposed to ACM. The presence of ACM and governing regulations may affect the value of a building in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to be assessed on, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper exposure associated with ACM.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels has been alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs.

With respect to each of the properties in our initial portfolio, JOSS Realty has obtained Phase I environmental site assessments. We typically obtain Phase I environmental assessments on all properties we acquire and expect that practice to continue after the completion of this offering. Phase I environmental site assessments evaluate the property condition of such properties using record reviews, visual inspections, and interviews, and therefore are limited in scope and may not reveal all environmental conditions affecting a property. However, to the extent necessary and recommended in the Phase I environmental site assessments, we may undertake additional site assessments such as soil and/or groundwater sampling or other limited subsurface investigations and ACM or mold surveys to test for substances of concern. A prior owner or operator of a property or historic operations at our properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after existing assessments were completed or may arise in the future, and future laws, ordinances or regulations may impose requirements that result in material additional environmental liability. If environmental concerns are not satisfactorily resolved in any initial or additional assessments, we may obtain environmental insurance policies to insure against potential environmental risk or loss depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant. Our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any.

Generally, our leases require the lessee to comply with environmental law and provide that the lessee will indemnify us for any loss or expense we incur as a result of the lessee’s violation of environmental law or the presence, use or release of hazardous materials on our property attributable to the lessee. If our lessees do not comply with environmental law, or we are unable to enforce the indemnification obligations of our lessees, our results of operations would be adversely affected.

We cannot predict what other environmental, health or safety legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental or health or safety conditions may be found to exist on our properties in the future. Compliance with existing and new laws and regulations may require us or our tenants to spend funds to remedy environmental, health or safety problems. If we or our tenants were to become subject to significant environmental, health and safety liabilities, we could be materially and adversely affected.

Other Regulations

Our properties are also subject to various federal, state and local regulatory requirements, such as fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed, or that new requirements will not be imposed, which would require significant unanticipated expenditures by us, which expenditures could have an adverse effect on our business, financial condition, liquidity, results of operations and prospects.

Insurance

We carry insurance for the risks arising out of our business and operations, including coverage on all of our properties in an amount that we believe adequately covers any potential casualty losses. However, there are certain losses that we are not generally insured against or that we are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not covered by insurance (in part or at all), the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties. Any such losses could materially and adversely affect us. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future on favorable terms or at all.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. We are not a party to, nor is any of our property a subject of, any material litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings which, in the opinion of management, individually or in the aggregate, would have a material impact on our business, financial condition, liquidity, results of operations and prospects.

Competition

We compete against other real estate owners with similar properties located in our markets and distinguish ourselves to tenants and buyers primarily on the basis of location; rental rates and sales prices; services provided; proximity to public transit; reputation; design, condition, and resiliency of our facilities; operational efficiencies; and availability of amenities. We also compete against other real estate companies, financial institutions, pension funds, partnerships, individual investors, and others when attempting to acquire, redevelop, or sell properties.

Human Capital Resources

We are committed to creating a work environment that supports the growth and success of our team members. We currently employ 5 people.

Culture and Inclusion

The diversity of our team members’ experiences and backgrounds is core to our innovative culture. We are committed to providing a working environment in which all team members, customers and community partners should know they are respected. It is our policy to recruit talent based on skill, knowledge and experience, without discrimination. We are an equal opportunity employer, with all qualified applicants receiving consideration for employment without regard to race, color, national origin, ancestry, religion, genetic information, physical or mental disability, marital status, age, sexual orientation or identification, gender, veteran status, political affiliation, physical appearance, or any other characteristic protected by federal, state or local law. We evaluate compensation equity regularly and address pay disparities as appropriate. We are committed to developing and implementing programs and practices that create a supportive learning environment and encompasses the inclusion of diverse perspectives and experiences. We are committed to team member development and training. Our team members are offered regular opportunities to participate in formal and informal personal growth and professional development programs and opportunities.

Business Conduct and Ethics

We believe that a strong culture is the foundation of a strong company. At JOSS, our values define who we are and connect us to one another and to our work. We are striving to be the standard for honest, ethical and responsible business in our industry. To support this commitment, we recently adopted a Code of Conduct addressing the need for employees to act respectfully and responsibly in the workplace; work ethically with customers and stakeholders; and supporting our surrounding communities and protecting our planet. We also maintain an anti-discrimination and anti-harassment policy that includes mandatory harassment training for team members. We do not tolerate any form of racism, sexism or injustice within our facilities or across our organization.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

The following table sets forth certain information concerning the individuals who will be our directors and executive officers upon the completion of this offering:

Name	Age	Position
Larry Botel	59	Chief Executive Officer, President, and Director
Larry McCulley	72	Chief Operating Officer, Secretary, and Director Nominee
Barry Regenstein	68	Interim Chief Financial Officer
Matthew Cypher	48	Director Nominee
Marc Pfeffer	59	Director Nominee
Linda Lewis	57	Director Nominee

Biographical Summaries of Director Nominees and Executive Officers

Executive Officers

Larry Botel, our founder, has served as the Managing Partner of JOSS Realty Partners since 2005. Throughout the course of his 35-year career in real estate and private equity, Mr. Botel’s work has included all facets of acquisitions and sales, complex financing structures and asset debt securitizations. He has underwritten, negotiated and closed over $4 billion in property, company and real estate debt and recapitalizations, over $2.5 billion in real estate financings, and over $1.5 billion in real estate securitizations. Prior to founding JOSS Realty Partners, Mr. Botel served in various roles with Solomon Partners and became a Senior Advisor from 2023 to 2024. He also served as the Chief Operating Officer of Broadway Real Estate Partners LLC from 2000 to 2004. Prior to joining Broadway Real Estate Partners LLC, Mr. Botel was the Vice President of Fortress Investment Group from 1997 to 2000. Additionally, he was an Associate at Mutual of New York Real Estate from 1993 to 1996 and an Analyst at Prudential Realty Commercial from 1988 to 1991. Mr. Botel holds a Bachelor of Science in Business Administration (BSBA) from Georgetown University and a Master of Business Administration (MBA) from the University of Chicago Booth School of Business. He is also an Executive in Residence at the Steers Center for Global Real Estate at Georgetown University. We believe Mr. Botel’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.

Larry McCulley is a veteran commercial real estate executive with over 40 years of experience managing institutional-grade properties across the Washington, D.C. region and beyond. He has served as Chief Operating Officer at JOSS Realty Partners since April 1, 2024, where he oversees all operational aspects of the firm’s portfolio, bringing decades of hands-on leadership to support investment and asset strategies. Mr. McCulley began his career in 1982 at Jones Lang Wooten Management Services, where he spent over 17 years directing property management services for approximately 4–5 million square feet of commercial real estate in the Washington, D.C. area. He then held senior executive roles at several national real estate firms, including Crescent Real Estate from 1999–2001, Shorenstein Properties from 2001–2003, and Broadway Real Estate Partners from 2003–2005, managing Class A office assets across Washington, D.C., Miami, and other major markets. In 2005, Mr. McCulley founded BMS Realty Services (“BMS”), where he served as President until its acquisition by Avison Young in 2020. At BMS, he oversaw management of over 3 million square feet of office space across the United States. He built and led cross-functional teams responsible for operations, engineering, maintenance, accounting, and financial reporting, overseeing high-profile assets and tenant relationships including JOSS Realty Partners, the NFL Players Association and Washington Harbour. Following the acquisition, he remained with Avison Young as Executive Vice President of Real Estate Services, where he managed over 1.5 million square feet of property until 2023. We believe Mr. McCulley’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.

Barry Regenstein, our Chief Financial Officer, joined us in 2025. Mr. Regenstein is currently employed as an independent consultant by DLA, LLC, a professional accounting consulting services firm. He has over 30 years of business leadership experience in financial management, capital markets, and real estate development for multi-location private and public companies. Mr. Regenstein has served as President and Co-Founder of SIRE Group LLC, a global development platform specializing in 3D-printed construction and conventional real estate projects, since 2022. He also serves as President and Co-Founder of Sperry RE Capital LLC, a commercial real estate capital markets platform focused on debt and equity solutions for investors and developers nationwide, since 2021. From 2016 to 2024, Mr. Regenstein was Managing Director and Chief Financial Officer of SC Property Development, LLC, where he led financing and development operations for ground-up real estate projects. Previously, he served as Interim Chief Financial Officer of Tumbleweed Holdings from 2015 to 2018, where he was recruited by private equity to establish and manage the finance organization for a development stage company. Mr. Regenstein is a Certified Public Accountant and a licensed real estate broker in the State of New York. He received a Bachelor of Science in Accounting from the University of Maryland and a Master of Science in Taxation from Long Island University.

Director Nominees

Matthew L. Cypher, Ph.D. is the director of the Steers Center for Global Real Assets at Georgetown University’s McDonough School of Business. Dr. Cypher serves as the Atara Kaufman Professor of Real Estate and tailors coursework to teach the Four Quadrants of the real assets capital markets - public, private, debt and equity. He currently serves on the board of directors for Global Medical REIT (NYSE: GMRE) where he chairs the nominating and governance committee. From 2005 to 2012, Dr. Cypher served as a director at Invesco Real Estate (“Invesco”) where he was responsible for oversight of the underwriting group, which acquired $10.2 billion worth of institutional real estate during his leadership tenure. He also oversaw the valuations group, which marked to market Invesco’s North American portfolio and served as a member of the firm’s investment committee and investment strategy group. He has held positions as an Adjunct Professor at Southern Methodist University and a Visiting Professor at University of Texas at Arlington. Dr. Cypher holds a B.S. from the Pennsylvania State University and a M.S. and a Ph.D. from Texas A&M University. We believe Dr. Cypher’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.

Marc Pfeffer was a Co-Founding Partner, and the President and Chief Operating Officer of Warlander Asset Management, LP, an alternative investment manager focused on corporate and structured credit markets. Before Warlander, Mr. Pfeffer was a Managing Director at Benefit Street Partners where he served as the Chief Business Officer and an Investment Committee Member of their commercial real estate finance business. In this capacity, he was responsible for investor relations, risk management, finance and operations as well as leading the origination and securitization teams. Before Benefit Street Partners, Mr. Pfeffer spent 11 years at Deutsche Bank serving in several senior positions as the bank grew its presence in the United States and global capital markets. He was the President and a member of the Board of Directors of Deutsche Bank Securities Inc., the firm’s U.S. broker dealer entity. In that role, Mr. Pfeffer oversaw finance, regulatory reporting, compliance, legal and operations functions. During the financial crisis, he was the Global Head of Commercial Real Estate Restructuring and Workouts, leading a team managing over $30 billion of distressed mortgage, syndicated loan, warehouse line and derivative exposures. Before the commercial real estate group, he served as Chief Operating Officer of Deutsche Bank’s Corporate & Investment Bank – Americas and, prior to that role, as Chief Operating Officer of Deutsche Bank’s Global Credit Trading business. Prior to Deutsche Bank, he was Global Head of the Collateralized Debt Obligations group at Merrill Lynch. Mr. Pfeffer began his career as an investment banker at Merrill Lynch and Hambros Resource Development. Mr. Pfeffer received a B.A. with Highest Honors from Rutgers College and an M.S. in Management from the MIT Sloan School of Management. We believe Mr. Pfeffer’s experience in the industry and extensive business knowledge qualifies him to serve on our board of directors.

Linda Lewis has over 25 years of experience in real estate and capital markets. She is a Managing Director of Dominion Financial Services, LLC, a leading national lender that has provided over $4 billion in mortgage financing for residential real estate investment property. Prior thereto, Ms. Lewis was CFO & Chief Structuring Officer for Waypoint Residential, a national multifamily investment firm with over 28,000 units. She was also COO & Chief Compliance Officer of a national broker dealer where she conducted more than 100 private equity offerings that raised over $2 billion for multifamily and office investments. Previously, she held senior positions including CFO & Head of IR and Portfolio Manager at various real estate private equity funds. Ms. Lewis is a graduate of the University of Pennsylvania and has an MBA from the Kellogg Business School. We believe Ms. Lewis’ experience in the industry and extensive business knowledge qualifies her to serve on our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

●	our board of directors will not be classified and each of our directors will be subject to election annually, and our charter will provide that we may not elect to be subject to the provision of the MGCL that would permit us to classify our Board, unless we receive prior approval from stockholders;

●	we will have a lead independent director;

●	we will have a fully independent audit committee and independent director representation on our compensation and nominating and corporate governance committees immediately at the time of the offering, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors qualifies as an “audit committee financial expert” by applicable SEC regulations and all members of the audit committee are financially literate in accordance with the NYSE American listing standards;

●	we have opted out of the control share acquisition statute in the MGCL and exempted from the Maryland Business Combination Act any business combination involving us and any person, provided such business combination is first approved by our board of directors, including a majority of our directors who are not affiliates or associates of the acquirer;

●	we will not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (i) the approval of our stockholders or (ii) seeking ratification from our stockholders within 12 months of adoption of the plan if our board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval; and

●	our bylaws will provide that our stockholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Our directors will stay informed about our business by attending meetings of our board of directors and the committees on which they serve and through supplemental reports and communications.

Director Independence

We expect our board of directors to determine that each of Mr. Cypher, Mr. Pfeffer and Ms. Lewis is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE American.

Board Committees

Upon the completion of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board’s oversight of management of the business and affairs of our Company. The charter of each committee will be available on our website at www.jrpllc.com upon the completion of this offering. The information on, or otherwise accessible through, our website does not constitute part of this prospectus.

Audit Committee

In connection with this offering, our board of directors will adopt an audit committee charter, which will define the audit committee’s principal functions, including oversight related to:

●	our accounting and financial reporting processes;

●	the integrity of our consolidated financial statements and financial reporting process;

●	our systems of disclosure controls and procedures and internal control over financial reporting;

●	our compliance with financial, legal and regulatory requirements;

●	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

●	the performance of our internal audit functions; and

●	our overall risk exposure and management.

The audit committee will also be responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.

Upon the completion of this offering, our audit committee will be composed of Mr. Cypher, Mr. Pfeffer and Ms. Lewis. Ms. Lewis will serve as chair of our audit committee. Our board of directors is expected to determine affirmatively that (i) Ms. Lewis qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our audit committee is “financially literate” as that term is defined by NYSE American listing standards and meets the definition of “independence” for the purposes of serving on our audit committee under NYSE American listing standards and Rule 10A-3 under the Exchange Act.

Compensation Committee

In connection with this offering, our board of directors will adopt a compensation committee charter, which will define the compensation committee’s principal functions to include:

●	assisting the board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

●	annually reviewing and approving our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluating each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the board of directors;

●	providing oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

●	reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

●	reviewing and discussing with management our compensation discussion and analysis required by SEC regulations and recommending to the board of directors that such compensation discussion and analysis be included in our annual report; and

●	preparing the compensation committee report to be included in our annual report.

The compensation committee shall have the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. Upon the completion of this offering, our compensation committee will be composed of Mr. Cypher, Mr. Pfeffer and Ms. Lewis. Mr. Cypher will serve as chair of our compensation committee. Our board of directors is expected to determine affirmatively that each member of our compensation committee meets (i) the definition of “independence” for the purpose of serving on our compensation committee under applicable rules of the NYSE American and (ii) the definition of a “non-employee director” for the purpose of serving on our compensation committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

In connection with this offering, our board of directors will adopt a nominating and corporate governance committee charter, which will define the nominating and corporate governance committee’s principal functions, to include:

●	identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

●	developing, and recommending to the board of directors for its approval, qualifications for director candidates and periodically reviewing these qualifications with the board of directors;

●	reviewing the committee structure of the board of directors and recommending directors to serve as members or chairs of each committee of the board of directors;

●	reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

●	developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the board of directors for approval as necessary;

●	overseeing the annual self-evaluations of the board of directors and management; and

●	reviewing and approving or ratifying any transaction between us and a related person that is required to be disclosed under the rules of the SEC.

Upon the completion of this offering, we will establish a nominating and corporate governance committee comprised of Mr. Cypher, Mr. Pfeffer and Ms. Lewis. Mr. Cypher will serve as chair of our nominating and corporate governance committee. Our board of directors is expected to determine affirmatively that each member of our nominating and corporate governance committee meets the definition of “independence” under NYSE American listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our Company.

Offer Letters

Effective upon completion of this offering, we will enter into offer letters with each of Mr. Botel and Mr. McCulley. For a description of the terms of these agreements, see “Executive and Director Compensation—2024 Executive Compensation—Narrative to Summary Compensation Table—Named Executive Officer Agreements.”

Director Compensation

Upon the consummation of this offering, we intend to approve and implement a compensation program for our non-employee directors that consists of annual cash fees and long-term equity awards.

Code of Conduct

Our board of directors has adopted a code of conduct that applies to our directors, officers and employees. Among other matters, our code of conduct is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code;

●	accountability for adherence to the code of conduct;

●	the protection of the company’s legitimate business interests, including its assets and corporate opportunities; and

●	confidentiality of information entrusted to directors, officers and employees by our Company and our customers.

Any waiver of the code of conduct for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE American regulations.

Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.” The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our Company or any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of such person’s service in that capacity, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

●	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

●	a written undertaking by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.” Our charter will also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

2024 Executive Compensation

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for the year ended December 31, 2024.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Larry Botel (Chief Executive Officer and President	50,000	-	-	-	-	-	-	50,000

Larry McCulley (Chief Operating Officer)	62,400	-	-	-	-	-	-	62,400

Narrative to Summary Compensation Table

Named Executive Officer Agreements

We intend to enter into offer letters with each of Mr. Botel and Mr. McCulley, our Chief Executive Officer and Chief Operating Officer, respectively, to be co-employed by the Company and a professional employer organization. Under the offer letters, Mr. Botel and Mr. McCulley are entitled to an annual base salary of $175,000 and $125,000, respectively, and a target annual bonus equal to 100% of base salary, which can be paid in cash or grants. If the executive’s employment is terminated by the Company without “cause” or he resigns for “good reason”, the executive will be entitled to a severance payment equal to the sum of base salary and a bonus equal to 100% of his base salary, payable over twelve (12) months following their separation from service to the Company. Under the offer letters, Mr. Botel and Mr. McCulley are at-will employees and will be subject to the terms and conditions of all Company policies. We intend to enter into these offer letters upon the completion of this offering.

Our named executive officers did not have any equity awards outstanding in 2024.

Barry Regenstein, our interim chief financial officer, is not a named executive officer and he will be compensated at a rate of $360 per hour.

2025 Equity Incentive Plan

Prior to the consummation of this offering, our board of directors will adopt and our stockholders will approve, the JOSS Realty REIT, Inc. 2025 Equity Incentive Plan. Any awards granted under the 2025 Equity Incentive Plan will remain subject to the terms of the 2025 Equity Incentive Plan and any applicable award agreements. The following is a summary of the material terms of the 2025 Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the 2025 Equity Incentive Plan, which will be filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose. The purpose of the 2025 Equity Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, and/or equity interest in our operating partnership, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock. This equity interest will strengthen our participants’ commitment to our welfare and will align their interests with those of our stockholders.

Administration. The 2025 Equity Incentive Plan will be administered by the compensation committee of our board of directors or another committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors, or the Committee (as defined in the 2025 Equity Incentive Plan). The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2025 Equity Incentive Plan and any instrument or agreement relating to, or any award granted under, the 2025 Equity Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the 2025 Equity Incentive Plan; adopt sub-plans; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2025 Equity Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2025 Equity Incentive Plan. Unless otherwise expressly provided in the 2025 Equity Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2025 Equity Incentive Plan or any award or any documents evidencing awards granted pursuant to the 2025 Equity Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders. The Committee may make grants of awards to eligible persons pursuant to terms and conditions set forth in the applicable award agreement, including subjecting such awards to performance criteria listed in the 2025 Equity Incentive Plan.

Awards Subject to 2025 Equity Incentive Plan. The 2025 Equity Incentive Plan provides that no award may, at the time of its grant, cause the total number of shares of common stock subject to all outstanding awards under the 2025 Equity Incentive Plan to exceed seven percent (7%) of the issued and outstanding shares of common stock on a fully diluted basis (assuming, if applicable, the exercise of all outstanding stock options and the conversion of all warrants and convertible securities into shares of common stock, including, for the avoidance of doubt, the conversion of all operating partnership units and LTIP units granted under the 2025 Equity Incentive Plan into shares of common stock) (the “Absolute Share Limit”). No more than     shares of common stock may be issued in the aggregate pursuant to the exercise of incentive stock options. The maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director for services rendered as a non-employee director during the fiscal year, may not exceed $750,000 in total value in respect of any fiscal year occurring after the first year of any non-employee director’s service on the Board and $1,500,000 in respect of the first fiscal year of such non-employee. Except for substitute awards (as described below), in the event any award expires or is settled in cash, cancelled, forfeited, terminated or accelerated without issuance to the participant of the full number of shares to which the award related, the unissued shares of common stock may be granted again under the 2025 Equity Incentive Plan. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the 2025 Equity Incentive Plan after the tenth anniversary of the effective date of the 2025 Equity Incentive Plan, but awards granted before then may extend beyond that date.

Options. The Committee may grant non-qualified stock options and incentive stock options, under the 2025 Equity Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2025 Equity Incentive Plan. All stock options granted under the 2025 Equity Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options need to be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2025 Equity Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised; (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Committee to avoid adverse accounting treatment); or (3) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights under the 2025 Equity Incentive Plan, with terms and conditions determined by the Committee that are consistent with the 2025 Equity Incentive Plan. The Committee may award stock appreciation rights in tandem with options or independent of any option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (2) the number of shares of common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant, but in no event may such amount be less than 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted (except for stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units. The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of common stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the 2025 Equity Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock. Participants have no rights or privileges as a stockholder with respect to restricted stock units.

Phantom Shares. Phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the Committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the Committee or as may be provided by the Committee at grant). The Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Restricted Limited Partnership Units. The 2025 Equity Incentive Plan lets us grant restricted limited partnership units that are issued by our operating partnership. A restricted limited partnership unit may be a full operating partnership unit or may include LTIP units. LTIP units are structured as profits interests in our operating partnership and provide distributions to the holder of the award based on the achievement of specified levels of profitability by the operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. When the capital accounts of the holders of LTIP units equalize with the capital accounts of other operating partnership unit holders, the LTIP units will achieve full parity with OP units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide part of an award (other than an option or SAR) with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend or dividend equivalent payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by the Company and remain subject to the same vesting conditions and risks of forfeiture as the underlying award to which the dividend or dividend equivalent relates.

Long-Term Incentive Plan Units. LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the 2025 Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. Subject to the terms of any applicable award agreement, upon reaching parity, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our shares of common stock whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of common stock.

Other Equity-Based Awards and Cash-Based Awards. The Committee may grant other equity-based or cash-based awards under the 2025 Equity Incentive Plan, with terms and conditions determined by the Committee that are consistent with the 2025 Equity Incentive Plan.

Effect of Certain Events on 2025 Equity Incentive Plan and Awards. In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a change in control, as defined in the 2025 Equity Incentive Plan), or (2) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (1) or (2), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the 2025 Equity Incentive Plan with respect to the number of awards which may be granted under the 2025 Equity Incentive Plan, (B) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the 2025 Equity Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (i) the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (ii) the exercise price or strike price with respect to any award, or (iii) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

In connection with any change in control, the Committee may, in its sole discretion, provide for any one or more of the following, unless provided otherwise in an award agreement: (1) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, the acceleration of vesting of, the exercisability of, or lapse of restrictions on awards and (2) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

Nontransferability of Awards. Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue, or terminate the 2025 Equity Incentive Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the 2025 Equity Incentive Plan or for changes in U.S. GAAP to new accounting standards; (2) it would materially increase the number of securities which may be issued under the 2025 Equity Incentive Plan (except for adjustments in connection with certain corporate events); or (3) it would materially modify the requirements for participation in the 2025 Equity Incentive Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, terminate or accelerate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the 2025 Equity Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, termination or acceleration that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in the 2025 Equity Incentive Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (2) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or stock appreciation right; and (3) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by our board of directors or the Committee and as in effect from time to time and (2) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

In connection with offering, we intend to grant our Chief Executive Officer and Chief Operating Officer 154,500 and 27,300 shares of restricted stock, respectively (and such restrictions will lapse based on continued service and a portion will lapse based on achievement of performance).

2024 Director Compensation

None of the members of the board of directors of JOSS Realty REIT, Inc. received compensation from the company for their services on our board of directors in 2024. See “Certain Relationships and Related Party Transactions.” Messrs. Botel and McCulley did not receive any distributions from JOSS Realty Partners B, LLC and/or our affiliates in 2024. Mr. Botel holds a 5.93% equity ownership interest in 165 Township Line Road, a 2.19% equity ownership interest in 55 Walkers Brook, and a 5.00% equity ownership interest in the 26.6% ownership stake held by the company in Napa Square. Mr. McCulley does not own any equity ownership in these entities.

In connection with this initial public offering, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. It is anticipated that each non-employee directors will receive an annual cash retainer of $10,000 and will receive an upfront equity award in connection with this offering of 8,190 shares of restricted stock subject to vesting over three years subject to continued service. The compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions are transactions in which we are a participant where the amount involved exceeds the lesser of $120,000 or 1% of our total assets, and a member of our board of directors or a director nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. The following is a summary of related party transactions since January 1, 2022, other than compensation arrangements that are described under the sections of this prospectus entitled “Management—Director Compensation” and “Executive and Director Compensation.”

Partnership Agreement

Concurrently with the completion of this offering, we will enter into the partnership agreement for JOSS REIT Holdings, LP, See “Limited Partnership Agreement of Our Operating Partnership”

Pursuant to the partnership agreement, members of our operating partnership will have rights beginning twelve months after the issuance of the OP units to require our operating partnership to redeem all or part of their OP units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our election, to exchange their OP units for shares of our common stock on a one-for-one basis subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the maximum extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Employment Agreements

Effective upon completion of this offering, we will enter into offer letters with each of Mr. Botel and Mr. McCulley. For a description of the terms of these agreements, see “Executive and Director Compensation—2024 Executive Compensation—Narrative to Summary Compensation Table—Named Executive Officer Agreements.”

Equity Incentive Plan

Before the completion of this offering, we intend to adopt the Equity Incentive Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete.

Statement of Policy Regarding Transactions with Related Persons

Upon completion of this offering, we will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of our total assets, and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

We are the sole general partner of our Operating Partnership. Substantially all of our assets will be held by, and our operations will be conducted through JOSS REIT Holdings, LP, our Operating Partnership. Following the completion of this offering and the formation transactions, we will have a total 71.9% ownership interest in our Operating Partnership (74.1% if the underwriters exercise their option to purchase additional shares of our common stock in full). Our interest in our Operating Partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage ownership. We will generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our Operating Partnership, subject to certain approval and voting rights of the limited partners, which are described more fully below in “Limited Partnership Agreement of Our Operating Partnership” Our board of directors will manage our business and affairs.

Beginning on and after the date that is twelve months after the issuance of the OP units, each limited partner of our Operating Partnership will have the right to require our Operating Partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” Each redemption of OP units will increase our percentage ownership interest in our Operating Partnership and our share of its cash distributions and profits and losses. See “Limited Partnership Agreement of Our Operating Partnership”

Formation Transactions

Prior to completion of this offering and the formation transactions, our properties were owned and managed by JOSS Realty Partners B, LLC and its affiliates (collectively, “JOSS Realty”). We were formed as a Maryland corporation on April 15, 2025, and our Operating Partnership was formed as a Delaware limited partnership in         , 2025. In connection with our formation, Mr. Botel has invested $1,000 in us for 100 shares of our common stock. Such shares will be repurchased by us at the closing of this offering for $1,000. We expect to effect the following transactions in substantially the form described below (the “formation transactions”), prior to, concurrently with or shortly after the completion of this offering.

●	We will redeem the preferred equity holder in 55 Walkers Brook Drive Venture LLC (i.e., 55 Walkers Brook Holdco LLC) in full for cash, and the entity 55 Walkers Brook Drive Venture LLC will be dissolved. Pursuant to the terms of the Operating Agreement governing 55 Walkers Brook Drive Venture LLC, the company may optionally redeem the preferred equity holder for cash at any time, for an amount equal to the preferred holder’s capital contribution, plus a 15% return, certain management fees, paydown of any amounts loaned by the preferred holder, and a make-whole amount equal to any amounts in excess of 140% of the holder’s initial capital contribution divided by the sum of all distributions received prior to the date of redemption. We expect that the aggregate cash payment to the preferred holder will be approximately $7.1 million.

●	Each of the property-owning entities 55 Walkers Brook Drive Owner, LLC, 165 Township Line Road Owner LLC, and Napa Square Owner NY LLC will be contributed to the Operating Partnership in exchange for OP units.

●	Investors in 55 Walkers Brook Drive Owner, LLC, 165 Township Line Road Owner LLC, and Napa Square Owner NY LLC will receive in-kind distributions of OP units based on their percentage ownership. In total, investors will receive an aggregate of 1,200,000 OP units in the exchange, or if such investors are not accredited investors at the time of merger, cash based on fair market valuations of the related properties. Following such contribution, each property-owning entity other than Napa Square Owner NY LLC will be dissolved.

●	We will sell 3,000,000 shares of our common stock in this offering (or 3,450,000 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).

●	We will contribute to our Operating Partnership the net proceeds from this offering and receive 3,000,000 OP units (or 3,450,000 OP units if the underwriters exercise their option to purchase additional shares of our common stock in full), in exchange.

●	We will have adopted the 2025 Plan, under which we will grant cash and equity-based incentive awards to officers and employees in order to attract, motivate and retain talent.

The amount of cash and OP units that we will pay or issue in exchange for the properties in our initial portfolio was determined by management and not through arm’s length negotiations with an independent third party. In determining the fair market value of our initial portfolio, management undertook a diligence and underwriting process that took into account, among other factors, market capitalization rates, net operating income, landlord obligations to fund future capital expenditures, lease duration, functionality and ability to release should a tenant not renew its lease, tenant creditworthiness and discount rates based on tenant creditworthiness, property location, property age, comparable sales information and capitalization rates for properties leased to tenants with similar credit profiles and lease durations, tenant operating performance and the fact that brokerage commissions would not be payable in connection with the formation transactions. No single factor was given greater weight than any other in valuing our initial portfolio. The value attributable to our initial portfolio does not necessarily bear any relationship to the value of any particular property within that portfolio. Furthermore, we did not obtain any third-party property appraisals for the properties in our initial portfolio or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we have agreed to pay in connection with the formation transactions may exceed the fair market value of our initial portfolio.

The following table sets forth the aggregate amount of OP units that will be issued to investors in each property included in the initial portfolio in connection with the formation transactions:

Property	OP Units
55 Walkers Brook	480,000
165 Township	240,000
Napa Square	480,000

Consequences of this Offering and the Formation Transactions

The following chart sets forth information about our Company, our Operating Partnership, certain related parties and the ownership interests therein on a pro forma basis. Ownership percentages in our Company and our Operating Partnership are presented assuming that the underwriters’ option to purchase additional shares of our common stock is not exercised.

Common Shareholders
OP Unitholders
JOSS Realty REIT, Inc.
GP Interests
LP Interests
JOSS REIT Holdings, LP
100%
55 Walkers Brook Drive Owner LLC
100%
165 Township Line Road Owner LLC
26.6% TIC
Napa Square Owner NY LLC
100%
100%
55 Walker's Brook Drive
Reading, MA
165 Township Line Road
Jenkintown, PA
Napa Square
Napa, CA

Benefits to Related Parties

Upon completion of this offering and the formation transactions, our directors and executive officers will receive material benefits, including the following:

●	We will have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our directors and executive officers in their capacities as such.

●	We will have entered into new offer letters with each of Mr. Botel and Mr. McCulley. For a description of the terms of these offer letters, see “Executive and Director Compensation—2024 Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Agreements.”

●	We will have adopted the Equity Incentive Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. See “Executive and Director Compensation—Equity Incentive Plan” for further details.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our objective primarily through the ownership by our operating partnership of our existing properties and other acquired properties and assets. We seek to invest primarily in industrial real estate in the form of multi-tenant office properties. Our future investment and development activities are not currently limited to any geographic area or property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase assets for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly reducing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness that may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

In order to maximize the performance and manage the risks within our portfolio, we intend to selectively dispose of any of our properties that we determine are not suitable for long-term investment purposes based upon management’s review of our portfolio. We will ensure that such action would be in our best interest and consistent with our intention to continue to qualify for taxation as a REIT for U.S. federal income tax purposes.

Financings and Leverage Policy

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur. We intend to target an overall debt-to-gross total assets ratio of 55%–65%, which we believe is appropriate for a real estate investment company that seeks to grow and ultimately de-lever. Over time, we expect our overall debt-to-gross total assets ratio will decrease to approximately 50%.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and investment opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.

Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of our common stock or units in our operating partnership in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Code of Conduct

We have adopted a code of conduct that seeks to identify and mitigate conflicts of interest between our employees, directors and officers and our Company. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

Interested Director Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely because of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

●	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

●	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

●	the contract or transaction is fair and reasonable to us.

Upon completion of this offering, we will adopt a policy regarding transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any related persons on the other hand, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of our total assets, and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. Such transaction must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited consolidated financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC.

LIMITED PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

A summary of the material terms and provisions of the Agreement of Limited Partnership of JOSS REIT Holdings, LP, which we refer to as the “partnership agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us,” “our Company” and the “general partner” refer to JOSS Realty REIT, Inc., in our capacity as the general partner of our operating partnership.

General

Our operating partnership’s partnership interests are currently classified as OP units. JOSS Realty REIT, Inc. is currently the general partner of our operating partnership and is authorized to cause our operating partnership to issue additional partnership interests, including OP units, at such prices and on such other terms as we determine in our sole discretion.

Our operating partnership is structured to permit each OP unit holder (other than the general partner in its capacity as a limited partner), through the exercise of its redemption rights, to redeem its OP units in our operating partnership for cash in an amount equal to the product of the per share market value of our shares of our common stock multiplied by the number of OP units in our operating partnership to be redeemed by such holder, subject to certain adjustments, as described in our partnership agreement. However, we may determine, in our sole and absolute discretion, to satisfy any such redemption request by acquiring some or all of the number of OP units in our partnership to be redeemed in exchange for shares of our common stock, subject to certain adjustments as described in our operating partnership agreement, in lieu of cash. For further detail on redemption and exchange, see “—Redemption of OP Units.”

The general partner of our operating partnership is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. The general partner has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership; provided, however, that the approval of the holders of a majority of the OP units may be required for certain actions, including amendments to our partnership agreement (except as discussed below and in our partnership agreement) and any action in contravention of an express prohibition or limitation of our partnership agreement. The general partner may not perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in our partnership agreement or under the Delaware Revised Uniform Limited Partnership Act.

Amendments to our partnership agreement may only be proposed by the general partner of our operating partnership. Under certain circumstances, our partnership agreement expressly provides that the general partner may amend our partnership agreement in its sole discretion, without the consent of the other partners, such as to (1) reflect sales, exchanges, conversions, transfers, redemptions, capital contributions, the issuance of additional partnership units or similar events having an effect on a partner’s ownership of partnership units, (2) reflect the admission of additional partners to our operating partnership and (3) reflect the exchange of interests in one or more of our subsidiaries for OP units.

Regulatory Requirements

Our partnership agreement provides that our operating partnership is to be operated in a manner that will (i) allow our company to satisfy the requirements for qualification and taxation as a REIT under the Code and avoid any U.S. federal income or excise tax liability and (ii) ensure that our operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

Distributions

We are entitled to cause our operating partnership to make distributions to our OP unit holders in our operating partnership from time to time in our sole discretion. We may, in our sole and absolute discretion, distribute the cash available for distribution on a more or less frequent basis. We shall make such reasonable efforts, as determined in our sole and absolute discretion and consistent with our qualification as a REIT, to cause our operating partnership to distribute sufficient amounts to enable us to pay shareholder dividends that will (a) satisfy the requirements for our qualification as a REIT under the Code and Regulations and (b) except to the extent otherwise determined by us, in our sole and absolute discretion, avoid any federal income or excise tax liability.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of OP units or LTIP units holding the same class or series of OP units or LTIP units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit or LTIP units holders. The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of OP units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”

We, as the general partner of the operating partnership, have sole discretion to ensure that allocations of income, gain, loss and deduction of the operating partnership are in accordance with the interests of the partners as determined under the Code and all matters concerning allocations of tax items not expressly provided for in the operating partnership agreement may be determined by us in our sole discretion. In addition, we, as general partner of the operating partnership, may adopt such conventions and methods of accounting for determining asset values, basis and identities of partners for proper administration of the operating partnership and to preserve the uniformity of each series of OP units that will be traded on the NYSE American.

Allocation of Capital Contributions

We, as the general partner of our operating partnership, in our discretion, have the right to increase or decrease, as appropriate, the amount of capital contributions allocated to our operating partnership in general to reflect capital expenditures made by our operating partnership in respect of each portfolio, the sale or refinancing of all or a portion of the properties comprising the portfolio, the distribution of capital transaction proceeds by our operating partnership, the retention by our operating partnership of cash for working capital purposes and other events impacting the amount of capital contributions allocated to the holders. In addition, to avoid conflicts of interests, any decision by us to increase or decrease allocations of capital contributions must also be approved by a majority of our independent directors.

Additional Distribution Considerations

Notwithstanding the foregoing, we, as the general partner of our operating partnership, shall make such reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT to cause our operating partnership to distribute sufficient amounts to enable us to pay stockholder dividends that will (i) satisfy the requirements for our qualification as a REIT and (ii) except to the extent otherwise determined by us, as the general partner, in our sole and absolute discretion, avoid any U.S. federal income or excise tax liability.

Redemption of OP Units

Subject to certain limitations and exceptions as described in our partnership agreement, each existing holder of OP units at the time of completion of this offering (other than the general partner in its capacity as a limited partner) will have the right to cause our operating partnership to redeem all or a portion of his, her or its OP units for cash in an amount equal to the product of the per share market value of shares of our common stock multiplied by the number of OP units in our operating partnership to be redeemed by such holder, subject to certain adjustments, as described in our partnership agreement. The market value of a share of common stock for this purpose will be equal to the average of the closing trading price of a share of common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to us. If a holder of OP units has tendered its OP units for redemption, we, in our sole and absolute discretion, may elect to assume and satisfy our operating partnership’s obligation and acquire some or all of the tendered OP units in exchange for shares of our common stock, on a one-for-one basis, subject to certain adjustments, in lieu of our operating partnership paying cash for such tendered OP units. A tendering OP unit holder may elect to withdraw its redemption request at any time prior to the acceptance of cash from the operating partnership or shares of our common stock from our company. Redemption rights of OP unit holders may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would result in any person owning shares in excess of the ownership limit or any other restriction on ownership and transfer of our shares set forth in our charter.

LTIP Units

Upon completion of this offering, we may cause our operating partnership to issue LTIP units to our independent directors, executive officers and certain other employees. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with our OP units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with OP units and therefore accrete to an economic value for the holder equivalent to OP units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into OP units.

Transferability of Limited Partner Interests

The limited partners of our operating partnership will not be able to transfer their OP units, in whole or in part, without the general partner’s written consent; provided, that a limited partner may transfer all or any portion of its OP units for bona fide estate planning purposes to an immediate family member or the legal representative, estate, trustee or other successor in interest, as applicable, of such limited partner.

Transferability of the General Partner Interest in our Operating Partnership; Extraordinary Transactions

We, as general partner of our operating partnership, will not be able to (i) voluntarily withdraw from our operating partnership, or (ii) transfer or assign our general partner interest in our operating partnership, including our limited partner interest, without the consent of more than 50% of the OP unit holders. In addition, subject to certain limited exceptions, we, as the general partner, will not engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our operating partnership unless:

●	we receive the consent of OP unit holders holding more than 50% of the OP units (other than those held by our company or its subsidiaries), or as a result of such transaction all OP unit holders receive for each OP unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of our outstanding shares of common stock, each holder of OP units shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that an OP unit holder would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may transfer all or any portion of our directly or indirectly held general partnership interest to a wholly-owned subsidiary, and following such transfer may withdraw as the general partner.

Dissolution of our Operating Partnership

Our operating partnership will continue in full force perpetually or until sooner dissolved in accordance with its terms or as otherwise provided by law.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which OP units are exchangeable, immediately following the completion of this offering and the formation transactions, and after giving effect to the issuance of 3,000,000 shares of common stock issued in this offering and the share awards to be made in connection with this offering and the formation transactions, for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any restricted stock unit or other right to acquire shares of common stock and (2) the exchange of OP units for shares of our common stock upon redemption of outstanding OP units.

Unless otherwise indicated, the address of each named person is c/o JOSS Realty REIT, Inc., 650 5th Avenue, Suite 2700, New York, New York 10019. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock(1)	Number of Shares and OP Units Beneficially Owned	Percentage of Common Stock and OP Units(2)
Greater than 5% Stockholders
Director, Director Nominees and Named Executive Officers(3)
Larry Botel			77,242	1.84%
Barry Regenstein	-	-	-	-
Larry McCulley	-	-	-	-
Matthew Cypher	-	-	-	-
Marc Pfeffer	-	-	-	-
Linda Lewis	-	-	-	-

All Director, Director Nominees and Executive Officers as a Group (6 persons)			77,242	1.84%

*	Represents less than 1.0%.

(1)	Assumes 3,000,000 shares of our common stock are outstanding immediately following this offering. Does not include rights to acquire shares of our common stock, such as OP units.
(2)	Includes 3,000,000 shares of common stock issued in this offering and 1,200,000 OP units issued in connection with the Formation Transactions.
(3)	Does not include 206,370 restricted shares granted to certain officers and directors in connection with this offering, which are subject to certain vesting conditions.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the Maryland General Corporation Law, or MGCL. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action on the part of our common stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series of stock. Immediately after completion of this offering, 3,000,000 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

All of the shares of common stock offered by this prospectus will, upon issuance, be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our shares of stock, holders of our common stock:

●	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

●	are entitled to share ratably in the assets of our Company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or, unless our board of directors determines otherwise, appraisal rights with respect to our common stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of common stock entitles the holder to one vote on all matters on which the stockholders are entitled to vote, including the election of directors. There is no cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the vote of the holders of the remaining shares will not be sufficient to elect any directors.

Under the MGCL and our charter, we generally cannot amend our charter, consolidate, convert, merge, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership and wholly owned subsidiaries of our operating partnership, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors may, without common stockholder approval, classify any unissued shares of our preferred stock and reclassify any unissued shares of our common stock or shares of our preferred stock into other classes or series of stock. Prior to the issuance of classified or reclassified shares of any new class or series, our board of directors must set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, our charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that we are authorized to issue. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Taxation of Our Company.”

Our charter contains certain restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock, 9.8% (in value or in number of shares, whichever is more restrictive) of any outstanding series or class of our preferred stock or 9.8% (in value) of the aggregate of all classes and series of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limits.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of the aggregate of all classes and series of our outstanding stock, or the acquisition of an interest in an entity that owns our stock could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limits.

Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or ruling from the IRS, satisfactory to our board of directors in order to determine or ensure our qualification as a REIT and may impose such other conditions and limitations as our board of directors may determine.

Our board of directors may, at any time, increase or decrease any or all of the ownership limits for one or more persons unless, after giving effect to any increased or decreased ownership limit, five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) would beneficially own, in the aggregate, more than 49% in value of the aggregate outstanding shares of our stock, cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the interest is held during the last half of a taxable year) or cause us to otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person whose ownership of our stock at the time the ownership limit is decreased exceeds the decreased ownership limit until the person’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock (or increased beneficial ownership or constructive ownership of shares of our stock) by such a person after the decrease in the ownership limit will violate the decreased ownership limit.

In addition to the ownership limits, our charter prohibits:

●	any person from beneficially or constructively owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

●	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of our stock in a manner that will or may violate any of the foregoing restrictions on transfer and ownership, or any person who would have owned shares of our stock transferred to a charitable trust as described below, must give written notice immediately to us or, in the case of a proposed or attempted transaction, give us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

Any attempted transfer of shares of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be void and the intended transferee will acquire no rights in the shares. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limits, our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to one or more trusts for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in the transfer to the trust. If the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer which, if effective, would have resulted in a violation of the restrictions on ownership and transfer of our stock will be void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The proposed transferee will have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of our stock. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee (acting for the benefit of the charitable beneficiary). However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee, that could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock contained in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

●	the price paid by the proposed transferee for the shares (or, if the proposed transferee did not pay market price in connection with the event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

●	the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares.

The trustee may reduce the amount payable to the proposed transferee by the amount of any dividends or other distributions that we paid to the proposed transferee and that is owed by the proposed transferee to the trustee as described above. The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, if any, the amount that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the shares being transferred to the trust did not involve a purchase of such shares at market price, the market price of the shares on the day of the event causing the shares to be held in the trust); and

●	the market price on the date we, or our designee, accept the offer.

We may reduce the amount so payable by the amount of any dividends or other distributions that we paid to the proposed transferee and that is owed by the proposed transferee to the trustee as described above, and we may pay such amount to the trustee for distribution to the charitable beneficiary of the trust. We have the right to accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale and any remaining funds held by the charitable trust with respect to the shares to the proposed transferee.

Every owner of at least five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any or all of these restrictions is no longer required in order for us to qualify as a REIT.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock will be Broadridge Corporate Issuer Solutions, LLC. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, New York 11717.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, including the MGCL, and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, nor, unless our bylaws are amended, more than fifteen. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Pursuant to our charter and bylaws, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of our common stock have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the vote of the holders of the remaining shares will not be sufficient to elect any directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. These provisions, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, generally precludes stockholders from filling the vacancies created by the removal of any director with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares of stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination approved by our board of directors, including a majority of our directors who are not affiliates or associates of the person party to the business combination. As a result, any such persons may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. We cannot assure you that our board of directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares of stock entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares of stock that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares of stock are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the board of directors;

●	a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we will also (i) vest in our board the exclusive power to fix the number of directorships and (ii) require, unless called by our Chairman, Chief Executive Officer, President or our board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting to call a special meeting. We have not elected to be subject to any of the other provision of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the provision of Subtitle 8 that permits our board of directors to classify itself.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our charter and bylaws, as applicable, on removal of directors and the filling of director vacancies under Subtitle 8 and the restrictions on ownership and transfer of shares of stock, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Amendments to Our Charter and Bylaws

Under the MGCL and our charter, amendments to our charter generally must be declared advisable by a majority of our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. In addition, the stockholders may alter or repeal any provision of our bylaws and adopt new bylaws with the approval by a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. In addition, our Chairman, Chief Executive Officer, President or our board of directors may call a special meeting of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information and other materials required by our bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to our board of directors and proposals of other business to be considered by stockholders at any annual meeting of our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving of notice by the stockholder as provided for in our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in and provided the information and other materials required by our bylaws. Stockholders generally must provide notice to our secretary not before the 150th day or after 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting except that notice of any nomination or other business to be properly brought before the first annual meeting of our stockholders convened after the closing of this offering or if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Only the business specified in our notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in and provided the information and other materials required by our bylaws. Stockholders generally must provide notice to our secretary not before the 120th day before such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after public announcement of the date of the special meeting.

No Stockholder Rights Plan

We do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if such court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim based on an alleged breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, or (b) any other action asserting a claim that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our bylaws will contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

●	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership. See “Limited Partnership Agreement of Our Operating Partnership.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification Agreements.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if the board of directors determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering, we expect to have outstanding 3,000,000 shares of our common stock (3,450,000 shares if the underwriters’ option to purchase additional shares is exercised in full). In addition, a total of 1,200,000 shares of our common stock are issuable upon exchange of OP units that we expect to be outstanding upon completion of this offering.

Of these shares, the 3,000,000 shares of our common stock sold in this offering (3,450,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter.

There is currently no public market for our common stock. Trading of our common stock on the NYSE American is expected to commence following the pricing of this offering. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares of our common stock issued upon the exchange of OP units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering and Ownership of Shares of Our Common Stock.”

For a description of certain restrictions on ownership and transfer of shares of our common stock held by certain of our stockholders, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering, we expect that no shares of our outstanding common stock and 1,200,000 OP units will be “restricted” securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the shares of our common stock then outstanding, which we expect will equal approximately 30,000 shares immediately after this offering (34,500 shares if the underwriters exercise in full their option to purchase additional shares); or

●	the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Generally, an employee, officer, director or qualified consultant of ours who purchased shares of our common stock before the effective date of the registration statement relating to this prospectus, or who holds options as of that date, pursuant to a written compensatory plan or contract may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell those securities, commencing 90 days after the effective date of the registration statement, without having to comply with the current public information and minimum holding period requirements of Rule 144. These persons who are our affiliates may generally sell those securities under Rule 701, commencing 90 days after the effective date of the registration statement, without having to comply with Rule 144’s minimum holding period restriction.

Lock-Up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144, Rule 701 and other provisions of the Securities Act, we, our directors, director nominees and executive officers and certain of our shareholders (including each holder who holds 5% or more of our outstanding shares of common stock on a fully diluted basis immediately prior to the consummation of the offering) have agreed not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of our common stock or securities convertible or exchangeable into shares of our common stock (including OP units) owned by them at the completion of this offering and the formation transactions or thereafter acquired by them for a period of 180 days after the date of this prospectus, subject to specified exceptions, without the prior consent of the representative of the underwriters in this offering. See “Underwriting.”

The representative of the underwriters in this offering has advised us that they have no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any shares subject to a lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the representative on behalf of the underwriters in this offering will consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of our common stock. Accordingly, such fiduciary should consider, among other factors, (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in the shares of our common stock should also consider whether the acquisition or the continued holding of the shares of our common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued under ERISA, the Code or the guidance related thereto.

The Department of Labor (the “DOL”), has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

We believe our common stock will be “widely held” and “freely transferable,” and therefore that our common stock should be publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be “plan assets” of any plan that invests in our common stock. However, no assurance can be given that this will be the case. OP units may not be sold to or held by any “benefit plan investor” as defined under Section 3(42) of ERISA.

Each holder of our common stock will be deemed to have represented and agreed that either it is not subject to ERISA or Section 4975 of the Code, or its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Each fiduciary of an employee benefit plan subject to ERISA or plan subject to the Code should consult with its legal counsel or other advisor concerning the potential consequences to such a plan under ERISA and the Code of an investment in our common stock.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only JOSS Realty REIT, Inc., and not its subsidiaries or other lower-tier entities, except as otherwise indicated and references to a REIT are to an entity treated as a real estate investment trust for U.S. federal income tax purposes. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not address any U.S. federal estate or gift tax consequences, the alternative minimum tax, or any state, local, or non-U.S. tax consequences. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

●	U.S. expatriates;

●	persons who mark-to-market our common stock;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	RICs;

●	REITs;

●	holders who receive our common stock through the exercise of employee share options or otherwise as compensation;

●	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest through a partnership or similar pass-through entity;

●	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

●	tax-exempt organizations; and

●	non-U.S. stockholders (as defined below).

This summary assumes that stockholders hold our common stock as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AND HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company

We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2025. We believe that we have been organized and operated and intend to continue to be organized and to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2025.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2025, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions and limitations relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this registration statement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this registration statement. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with such representations and covenants. While we believe that we have been organized and operated and intend to continue to be organized and to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we have in fact qualified or will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions or that a court will not sustain such a challenge. In addition, Clifford Chance US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Our qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year have satisfied or will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification— General.” While we intend to be organized and to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

U.S. stockholders (as defined below) who are individuals, trusts and estates are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by non-corporate U.S. stockholders from us or from other entities that are taxed as REITs are not eligible for the reduced rate, and will continue to be taxed at rates applicable to ordinary income, which are as high as 37%; however, individuals, trusts, and estates that own stock in REITs are generally permitted to deduct up to 20% of dividends received on such stock, subject to certain limitations, generally resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

Even if we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

●	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

●	Net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, is subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

●	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

●	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

●	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

●	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

●	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (“required distribution”), we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

●	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of its stockholders, as described below in “—Requirements for Qualification—General.”

●	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs, if and to the extent that the IRS successfully adjusts the reported amounts of these items.

●	If we acquire any asset from a corporation that is not a REIT, a RIC or a corporation taxable under subchapter S of the Code (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the asset in our hands is less than the fair market value of the asset, determined as of the date on which we acquired the asset, or we hold any asset currently and held it at a time when we were not treated as a REIT, and in each case we subsequently recognize gain on the disposition of the asset during the 5-year period (or with respect to certain prior years the 10-year period) beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) or were otherwise treated as a C corporation for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualified as a REIT. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

●	We may elect to retain and pay income tax on our net long-term capital gain. In that case, each stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in shares of our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

●	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any taxable REIT subsidiaries, or TRSs, the earnings of which could be subject to U.S. federal corporate income tax

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, transfer, franchise, property, excise and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record- keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement. Furthermore, a corporation does not qualify as a REIT for a given taxable year if, as of the final day of the taxable year, the corporation has any undistributed earnings and profits that accumulated during a period that the corporation was not treated as a REIT for U.S. federal income tax purposes or that the corporation inherited in the tax-deferred acquisition of another corporation and that were attributable to a period when such other corporation did not qualify as a REIT. We do not believe that we have any earnings and profits attributable to any C corporation.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income or franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

We may jointly elect to treat a subsidiary corporation as a TRS. This would allow the TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees or fees for certain non-customary services to tenants of the REIT). If dividends are paid to us by any TRS that we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates may be eligible for taxation at the preferential tax rates applicable to qualified dividend income rather than at ordinary income rates. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets (other than income or gains with regard to debt instruments issued by public REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, including any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales, or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from the subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease for the taxable year. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds the 1% threshold, none of the gross income from the property for the relevant taxable year is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

●	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

●	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

●	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

●	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We may directly or indirectly receive distributions from any TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

To the extent we acquire any real-estate related debt investment, interest income on such debt will constitute qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then, subject to the exception described below, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a loan is secured by both real property and personal property and the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan, interest on the loan is treated as interest paid on a loan secured solely by real property for purposes of these rules. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (3) primarily to manage risk with respect to a hedging transaction described in clause (1) or (2) after the extinguishment of such borrowings or disposal of the asset producing such income that is hedged by the hedging transaction, provided, in each case, that the hedging transaction is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the applicable gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If we fail to satisfy one or both of the gross income tests and these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of Our Company” and “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, interests in mortgages secured by real property or by interests in real property, certain kinds of mortgage-backed securities and mortgage loans, and debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value securing such mortgage, and personal property to the extent income from such personal property is treated as “rents from real property” because the personal property is rented in connection with a rental of real property and constitutes less than 15% of the aggregate property rented. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 20% (25% beginning in 2026) of the value of our total assets. Fifth, the aggregate value of debt instruments issued by publicly offered REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests described above do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, for purposes of applying the 10% value test, (1) a REIT’s interest as a partner in a partnership is not considered a security issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

To the extent we make real estate-related debt investments, a real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% gross asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan or the value of the real property and personal property securing the loan is equal to or greater than the principal amount of the loan and the value of the personal property securing the loan does not exceed 15% of the total value of all of the property securing the loan. Furthermore, unlike the rules described above that are applicable to the gross income tests, we would not be required to treat any portion of a mortgage loan as non-qualifying for the 75% asset test if at the time that we acquire the loan our acquisition price for the loan (that is, the fair market value of the loan at the time that we acquired it) does not exceed the fair market value of the real property securing the loan or the value of the real property and personal property securing the loan is equal to or greater than the acquisition price of the loan and the value of the personal property securing the loan does not exceed 15% of the total value of all of the property securing the loan. Furthermore, although modifications of a loan held by us generally may be treated as an acquisition of a new loan for U.S. federal income tax purposes, a modification would not be treated as an acquisition of a new loan for these purposes provided that the modification is occasioned by a default or a significant risk of default.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below. We believe that our holdings assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort.

Moreover, the values of some of our assets, including the securities of any TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not successfully contend that our assets do not meet the requirements of the REIT asset tests.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate (currently 21%) multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

●	90% of our “REIT taxable income” for the taxable year (computed without regard to our deduction for dividends paid and by excluding our net capital gains), and

●	90% of the net income, if any (after tax), from foreclosure property, as described below, and recognized built-in gain, as discussed above, minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our net taxable income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class. However, these preferential dividend limitations do not apply to us during any period that we are treated as a publicly offered REIT, which generally includes a REIT required to file annual and periodic reports with the SEC. Since we will be a publicly offered REIT following this offering, we do not expect to be subject to these preferential dividend rules.

To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% non-deductible excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax. In addition, certain amounts can generate mismatches between net taxable income and available cash, such as rental real estate financed through debt, which requires some or all of available cash flow to service borrowings. In certain circumstances, our deductions of interest on such borrowings could be limited for tax purposes absent our election out of such limitation.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In addition, we are required to recognize certain categories of income for U.S. federal income tax purposes no later than such items are reported on our financial statements, which could result in the acceleration of income in some cases. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable share dividends. In the case of a taxable share dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our shares. Both a taxable share distribution and sale of shares resulting from such distribution could adversely affect the price of our shares.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value of the assets, determined at the time we acquired such assets, and if we subsequently dispose of any such assets during the 5-year period following the acquisition of the assets from the C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to us over the basis of such assets on such date, which we refer to as built-in gains. In addition, if we were treated as a C corporation that is not a RIC or a REIT for any period of time, any asset that we held during such period of time generally would be subject to this tax on built-in-gains. Similarly, to the extent that any C corporation holds an interest in an entity treated as a partnership for U.S. federal income tax purposes (either directly or through one or more other entities treated as partnerships for U.S. federal income tax purposes) and we acquire appreciated assets from such partnership in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value determined at the time we acquired such assets, determined by reference to the adjusted tax basis of the assets in the hands of the partnership, the underlying C corporation’s proportionate share of such assets will be treated as contributed by a C corporation and therefore will be subject to the tax on built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax upon the transfer. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property as described below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that the real properties owned by us or our pass-through subsidiaries will not be treated as held as inventory or primarily for sale to customers, and that a sale of any properties by us or our pass-through subsidiaries will not be treated as in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively (or 20% of the aggregate adjusted basis or 20% of the fair market value, in each case where the three-year average adjusted percentage for the taxable year does not exceed 10%), of all of our assets as of the beginning of the taxable year.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by such property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Tax Aspects of Investments in Partnerships

General

We will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although our OP units, as defined below, are not traded on an established securities market, there is a significant risk that the right of a holder of such OP units to redeem the OP units for cash or, at our option, our common stock, could cause the units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership currently satisfies one or more of the applicable safe harbors. However, we cannot provide any assurance that our operating partnership will, in each of its taxable years, qualify for one of these safe harbors. If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consisted of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership has sufficient qualifying income so that it would be taxed as a partnership even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If our operating partnership were taxable as a corporation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification—General—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Failure to Qualify,” below, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership item of income, gains, losses, deductions, and credits for any taxable year of such partnership ending with our taxable year, without regard to whether we have received or will receive any distribution from the partnership. However, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of OP units in proportion to the number of OP units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

Our operating partnership has issued partnership units in exchange for contributions of certain properties. The partnership agreement of our operating partnership requires that allocations with respect to such properties, and any other properties that our operating partnership acquires in exchange for interests in our operating partnership, be made in a manner consistent with Section 704(c) of the Code. In addition, we and our operating partnership have agreed to use the “traditional method” with respect to such appreciated properties. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.

Failure to Qualify

In the event that we violate a provision of the Code that would result in a failure to qualify as a REIT, such REIT may nevertheless continue to qualify as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect, (2) the REIT pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above. This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. Relief provisions are also available for failures of the income and asset tests, as described above in “—Requirements for Qualification—General—Failure to Satisfy the Gross Income Tests” and “—Requirements for Qualification—General—Asset Tests.” If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which such entity is not a REIT will not be deductible by us, nor will we be required to make any distributions. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable as regular corporate dividends. In the case of U.S. stockholders (as defined below) who are individuals, trusts or estates, such dividends may be eligible for the preferential income tax rates applicable to qualified dividend income (at a maximum rate of 20%), and dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has in place a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and generally will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential income tax rates applicable to non-corporate U.S. stockholders who receive qualified dividend income from taxable subchapter C corporations. However, non-corporate taxpayers may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, generally resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, trusts and estates and 21% in the case of U.S. stockholders that are corporations. Capital gain dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. stockholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, estates or trusts, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at the rates applicable to long-term capital gains, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT and non-RIC C corporations (including any TRS in which we may own an interest);

(b)	the excess of any “undistributed” net taxable income recognized during the immediately preceding year over our U.S. federal income tax with respect to such undistributed net taxable income;

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain; and

(d)	any earnings and profits that accumulated during a period that we were not treated as a REIT or a RIC for U.S. federal income tax purposes or that were inherited from a C corporation in a tax-deferred reorganization or similar transaction;

provided that, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our stockholders as dividends with respect to the taxable year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Effect of Subsidiary Entities—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates of up to 37% if such shares were held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

U.S. stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals and certain noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive activity losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of common stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and capital gains from the sale or other disposition of common stock. Non-corporate U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.

Foreign Accounts

Dividends paid to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these withholding rules on their ownership and disposition of our common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and our stock is not used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust that (1) is described in Section 401(a) of the Code, and (2) is tax exempt under Section 501(a) of the Code (a “qualified pension trust”) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) at least one qualified pension trust owns more than 25% of the value of our stock, or (B) one or more qualified pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Although we do not believe that we are or will be treated as a pension-held REIT, there can be no assurance that this will be the case. Prospective stockholders who are tax-exempt organizations should consult with their tax advisors regarding the tax consequences of investing in our common stock. The ownership limits contained in our charter generally prevent a tax-exempt entity from directly owning more than 10% of the value of our common stock. However, no assurance can be provided that such ownership limits will prevent us from being treated as a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For these purposes, a non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders are urged to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws and any applicable tax treaty on the exchange of your notes for shares of our common stock and the ownership and disposition of shares of our common stock, including any reporting requirements.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will not be subject to the 30% withholding described above and will be subject to U.S. federal income tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (1) our common stock constitutes a U.S. real property interest (a “USRPI”), or (2) either (A) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain unless otherwise provided in an applicable tax treaty) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain from U.S. sources for the year as reduced or eliminated by an applicable income tax treaty), distributions by us which are not out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the stockholder’s share of our earnings and profits unless an appropriate exemption certificate is provided. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 21% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions to a non-U.S. corporate shareholder subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty). However, the 21% withholding tax will not apply to any capital gain dividend (i) with respect to any class of our common stock which is regularly traded on an established securities market located in the United States as defined by applicable Treasury regulations if the non-U.S. stockholder did not own more than 10% of such class of common stock at any time during the one-year period ending on the date of such dividend or (ii) received by certain non-U.S. publicly traded investment vehicles meeting certain requirements. Instead, any such capital gain dividend received by such a stockholder will be treated as a distribution subject to the rules discussed above under “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. In addition, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from income and withholding taxes applicable under FIRPTA on distributions from us to the extent attributable to USRPI capital gains.

A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain unless otherwise provided in an applicable tax treaty) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain from U.S. sources for the year, unless reduced or eliminated by an applicable income tax treaty).

Dispositions of Our Shares. Unless our common stock constitutes a USRPI, a sale of the common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that more than 50% of our assets will consist of interests in real property located in the United States.

However, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of or a distribution on its shares or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. For this purpose, a REIT may generally presume that any class of the REIT’s share that are “regularly traded,” as defined by the applicable Treasury Regulations, on an established securities market located in the United States is held by U.S. persons, except in the case of holders of 5% or more of such class of shares, and except to the extent that the REIT has actual knowledge that such shares are held by non-U.S. persons. In addition, certain look-through and presumption rules apply for this purposes to any shares of a REIT that are held by a RIC or another REIT. Because our common stock will be publicly traded, however, no assurance can be given that we are, or that if we are, that we will remain, a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is regularly traded on an established securities market located in the United States, and (2) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding shares at all times during a specified testing period. In addition, even if we do not qualify as a domestically controlled REIT and our common stock is not regularly traded on an established securities market located in the United States, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from tax under FIRPTA on the sale of our common stock.

Specific “wash sales” rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled REIT. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the common stock, in certain cases, could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain unless otherwise provided in an applicable tax treaty, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding, with respect to dividends paid, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Pursuant to rules generally referred to as FATCA, withholding taxes may be imposed (at a 30% rate) on U.S. source payments made to “foreign financial institutions”. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The withholding tax may be imposed on dividends on our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Alternatively, if the foreign financial institution is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, it must comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding these withholding rules. Non-U.S. stockholders should consult their tax advisors to determine the applicability of FATCA in light of their individual circumstances.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by Congress and persons involved in the legislative process and by the IRS and the U.S. Treasury Department and may be changed at any time possibly with retroactive effects. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

UNDERWRITING

We are offering our shares of common stock described in this prospectus through the underwriters named below. D. Boral Capital LLC, or D. Boral, is acting as representative of the underwriters (the “Representative”). The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. We will enter into an underwriting agreement with the Representative. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to issue and sell to the underwriters the number of shares of common stock listed in the following table.

Underwriters	Number of Shares
D. Boral Capital LLC	3,000,000
Total	3,000,000

The underwriting agreement provides that the underwriters must purchase all of the shares of common stock being sold in this offering if they purchase any of them. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ option to purchase additional shares of common stock as described below.

JOSS’s shares of common stock are offered subject to a number of conditions, including:

●	receipt and acceptance of JOSS’s shares of common stock by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

JOSS has been advised by the Representative that the underwriters intend to make a market in JOSS’s shares of common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriters may distribute prospectuses electronically.

We agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters will offer the shares of common stock to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $       per share of common stock. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

We have granted the underwriters an option, exercisable during the 45-day period after the closing of this offering, to purchase up to 450,000 shares of common stock, or 15% additional shares of common stock to be issued by JOSS at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. If any shares of common stock are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

Fees, Commissions and Expense Reimbursement

Shares of common stock sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, the Representative may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares of common stock at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 450,000 shares of common stock, or 15% additional shares of common stock. Amounts are presented in US$.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public Offering Price	$5.00	$15,000,000	$17,250,000
Underwriting discount(1)	$0.35	$1,050,000	$1,207,500
Proceeds to Us, Before Expenses	$4.65	$13,950,000	$16,042,500

(1)	Represents underwriting discounts equal to 7.00% of the common stock offering price.

We have agreed to pay the Representative reasonable out-of-pocket expenses including but not limited to, (i) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of JOSS’s “blue sky” counsel, which will be the Representative’s counsel, provided that such fees will not exceed $1,000 unless consented to in writing by JOSS) unless such filings are not required in connection with JOSS’s proposed listing on a national exchange, if applicable; (ii) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (iii) the costs of all mailing and printing of the offering documents; (iv) transfer and/or stamp taxes, if any, payable upon the transfer of securities from JOSS to the Representative; (v) all filing fees and communication expenses associated with the review of the offering by FINRA; (vi) up to $20,000 of the Representative’s actual accountable road show expenses and due diligence expenses for the offering; (vii) the cost in the amount of $29,500 associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering and (viii) the fees for the Representative’s legal counsel, such total legal fees in an amount not to exceed $125,000. For the avoidance of doubt, the Representative’s total out-of-pocket reimbursable expenses will be limited to $125,000.

JOSS shall be responsible for the Representative’s external counsel legal costs detailed above, any background check costs incurred by the Representative and any due diligence costs, irrespective of whether the offering is consummated or not, limited to $50,000 if this offering is not consummated. We have agreed to pay an advance of $50,000 to the Representative for its anticipated out-of-pocket expenses; any advance will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). Upon the earlier of the termination of the Representative’s engagement letter or completion of this offering, JOSS agrees to pay promptly in cash any unreimbursed expenses that the Representative actually incurred as of such date.

Tail Financing

We have also agreed to pay the Representative a tail fee equal to 7.00% of the total gross proceeds received by us from the sale of any equity and/or equity derivative instruments to any investor who was contacted by the Representative during the term of its engagement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction within 8 months after final closing of this offering.

Right of First Refusal

The underwriting agreement will provide that for a period of 8 months from the closing of the offering, we will grant the Representative an irrevocable right of first refusal to act as sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent, at the representative’s sole discretion, for each and every future public equity offering, including all equity linked financings, during such 8-month period for us, or any successor to or any subsidiary of us, on terms customary to the Representative. The Representative has the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Advisory Services

We have also engaged the Representative to provide advisory services from time to time. As part of the advisory services, the Representative may introduce us to third parties which may be interested in financing or entering into a merger, acquisition or such similar transaction (each an “M&A transaction”). We have agreed that if during the twelve months following the final closing of this offering we or any party the Representative to whom we were introduced, proposes and then consummates a financing or M&A transaction, we shall pay the Representative an agreed upon fee, payable upon closing of such transaction.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities.

Application for NYSE American Market Listing

We have applied to have our shares of common stock approved for listing/quotation on the NYSE American under the symbol “JOSS”. We will not consummate and close this offering without a listing approval letter from the NYSE American.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Electronic Offer, Sale and Distribution of Shares of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the Representative. In addition, the shares of common stock may be sold by the Representative to securities dealers who resell the shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as Representative and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of JOSS’s shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of JOSS’s shares of common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising the underwriters’ option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriters may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This permits a particular underwriter to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of JOSS’s shares of common stock or preventing or retarding a decline in the market price of JOSS’s shares of common stock. As a result of these activities, the price of JOSS’s shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NYSE American, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for JOSS’s shares of common stock. The initial public offering price will be determined by negotiation between JOSS and the Representative. The principal factors to be considered in determining the initial public offering price include, but are not limited to:

●	the information set forth in this prospectus and otherwise available to the Representative;

●	our history and prospects and the history and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities market at the time of this offering;

●	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

●	other factors deemed relevant by the Representative and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for JOSS’s shares of common stock or that the shares of common stock will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Lock-up Agreements

We have agreed that, without the prior written consent of the Representative, for a period of 180 days after the closing of this offering (the “Lock-Up Period”), not to:

●	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except to the Representative; or

●	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares of common stock or any such other securities convertible into or exercisable or exchangeable for our shares of common stock or any such other securities, except to the Representative,

The lock-up restrictions for JOSS do not apply to: (A) the securities being offered in this offering, (B) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of JOSS, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the lock-up period and provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of JOSS, but shall not include a transaction in which JOSS is issuing securities primarily for the purpose of raising capital.

Each of our directors and officers and certain holders of our outstanding shares of common stock (including each holder who holds 5% or more of our outstanding shares of common stock on a fully diluted basis immediately prior to the consummation of the offering) have agreed or are otherwise contractually restricted for a period of 180 days after the closing of this offering, without the prior written consent of the Representative not to directly or indirectly:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities of JOSS (including the issuance of shares of common stock upon the exercise of options) (collectively, the “Lock-Up Securities”), whether now owned or hereafter acquired by such shareholder, directors and/or officers or with respect to which such shareholder, director or officer has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing; or

●	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities;

The shareholders, directors and officers subject to the lock-up restrictions may transfer the Lock-Up Securities without the prior consent of the Representative provided that (1) the Representative receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the SEC, or otherwise and (4) such shareholder, directors and/or officers subject to the lock-up restriction does not otherwise voluntarily effect any public filing or report regarding such transfers. In addition, the above restrictions will not apply to Lock-Up Securities transferred:

(i)	as a bona fide gift or gifts (including but not limited to charitable gifts); or

(ii)	by will, other testamentary document or intestate succession; or

(iii)	to any member of the immediate family of shareholder, directors and/or officers subject to the lock-up restriction or to a trust or other entity for the direct or indirect benefit of, or wholly-owned by, such shareholder, directors and/or officers or the immediate family of such shareholder, directors and/or officers (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iv)	pursuant to an order of a court or regulatory agency having jurisdiction over the undersigned; or

(v)	to any corporation, partnership, limited liability company or other entity of which the undersigned or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; or

(vi)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above; or

(vii)	if the shareholder, directors and/or officers subject to the lock-up restriction is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such shareholder, directors and/or officers or (2) distributions of shares of common stock or any security convertible into or exercisable for shares of common stock to limited partners, limited liability company members or stockholders of such shareholder, directors and/or officers; or

(viii)	if the shareholder, directors and/or officers subject to the lock-up restriction is a trust, transfers to the beneficiary of such trust; or

(ix)	by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;

(x)	pursuant to any employee benefit plan, qualified stock option plan or other employee compensation plan of JOSS or our operating partnership;

(xi)	in connection with the formation transactions; or

(xii)	pursuant to a trading plan established pursuant to Rule 10b5-1 of the Exchange Act.

There are no existing agreements between the Representative and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by Clifford Chance US LLP, New York, NY. Winston & Strawn LLP, Houston, TX, will act as counsel to D. Boral Capital LLC.

EXPERTS

The financial statements of JOSS Realty REIT, Inc. as of April 15, 2025, have been included herein in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

The combined consolidated financial statements of JOSS Realty as of December 31, 2024 and 2023, and for the years then ended have been included herein in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing. The report of CohnReznick LLP contains an explanatory paragraph about the ability of JOSS Realty to continue as a going concern.

The financial statements of the property located at 1401-1485 1st Street, Napa, CA (“Napa Square”) as of December 31, 2024 and 2023, and for the years then ended have been included herein in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing. The report of CohnReznick LLP contains an explanatory paragraph about the ability of Napa Square to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a web site at www.jrpllc.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site to be part of this prospectus.

We have filed a registration statement on Form S-11, of which this prospectus constitutes a part, with the SEC under the Securities Act with respect to this offering of our common stock. This prospectus does not contain all of the information set forth in the registration statement, which also includes numerous exhibits and schedules. For further information with respect to our Company and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and where such document has been filed as an exhibit to the registration statement, each statement is qualified in all respects by reference to the contents of the full document. Our SEC filings, including our registration statement, are available to you, free of charge, on the SEC’s web site, www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and through the SEC’s web site referred to above.

JOSS REALTY REIT, INC.

Pro Forma Condensed Consolidated Balance Sheet

	As of September 30, 2025		Pro Forma Adjustments						Pro Forma As of September 30, 2025
	JOSS REALTY REIT, INC.	JOSS REALTY PARTNERS	AJE #1	AJE #2	AJE #3	AJE #4	AJE #5	AJE #6	COMBINED ENTITY
	(Historical)	(Historical)	Elimination of Due to/From Between Entities	Elimination of Historical Equity of Joss Realty Partners	Issuance of Common Stock Upon IPO	Recognition of Transaction Expenses	Payoff of Preferred Equity	Buyout of Non-Participating Property Owners in OP	RX
ASSETS
Investments in real estate:
Land and improvements	$-	$5,277,196							$5,277,196
Buildings and improvements	-	31,447,168							31,447,168
Tenant improvements	-	7,107,888							7,107,888
Total investments in real estate	-	43,832,252	-	-	-	-	-	-	43,832,252
Less: Accumulated depreciation	-	(12,976,389)							(12,976,389)
Investments in real estate, net	-	30,855,863	-	-	-	-	-	-	30,855,863

Cash	704	782,607			15,000,000	(4,250,000)	(7,064,659)	(1,500,000)	2,968,652
Restricted cash	-	536,963							536,963
Tenant receivables	-	127,624							127,624
Due from Joss Realty REIT	-	24,786	(24,786)						-
Deferred rent receivables	-	2,233,733							2,233,733
Prepaid expenses and other assets	25,000	1,412,811							1,437,811
Deferred transaction costs	1,823,232	-	(24,786)			(1,798,446)			-
Equity method investment		9,094,890							9,094,890
Total Assets	$1,848,936	$45,069,277	$(49,572)	$-	$15,000,000	$(6,048,446)	$(7,064,659)	$(1,500,000)	$47,255,536

LIABILITIES, PREFERRED EQUITY AND MEMBERS’ EQUITY (STOCKHOLDERS’ EQUITY)
Liabilities:
Mortgage notes payable, net	$-	$34,129,185							$34,129,185
Due to Joss Realty Partners	24,786	-	(24,786)						-
Accounts payable and accrued liabilities	1,824,921	1,909,808				(1,798,446)			1,936,283
Accrued interest	-	62,175							62,175
Mandatorily redeemable preferred equity	-	7,064,659					(7,064,659)		-
Total Liabilities	1,849,707	43,165,827	(24,786)	-	-	(1,798,446)	(7,064,659)	-	36,127,643

Commitments and contingencies

Members’ equity (Stockholders’ Equity)
Common stock (Par Value $0.01)	-	-			30,000				30,000
Additional paid-in capital	-	-		1,878,664	14,970,000	(4,250,000)		(1,500,000)	11,098,664
Retained earnings	(771)	1,903,450	(24,786)	(1,878,664)					(771)
Total members’ equity (stockholders’ equity)	(771)	1,903,450	(24,786)	-	15,000,000	(4,250,000)	-	(1,500,000)	11,127,893
Noncontrolling interest									-
Total liabilities, preferred equity, and members’ equity (stockholders’ equity)	$1,848,936	$45,069,277	$(49,572)	$-	$15,000,000	$(6,048,446)	$(7,064,659)	$(1,500,000)	$47,255,536

JOSS REALTY REIT, INC.

Financial Statements

As of April 15, 2025 (inception)

JOSS REALTY REIT, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholder

JOSS Realty REIT, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of JOSS Realty REIT, Inc. (the “Company”) as of April 15, 2025 (date of inception), and the related statements of operations, changes in stockholder’s deficit, and cash flows as of April 15, 2025 (date of inception), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 15, 2025 (date of inception), and the results of its operations and its cash flows as of April 15, 2025 (date of inception) in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as auditor of an affiliate of the Company since 2024.

New York, New York

May 12, 2025

JOSS REALTY REIT, INC.

BALANCE SHEET

April 15, 2025 (inception)
Assets
Total Assets	$-

Liabilities and stockholder’s equity
Accrued formation costs	771
Total liabilities	771

Commitments and Contingencies (Note 4)

Stockholder’s deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 100 shares issued and outstanding as of inception	-
Additional paid-in capital	10
Stock subscription receivable	(10)
Accumulated deficit	(771)
Total stockholder’s deficit	(771)
Total liabilities and stockholder’s deficit	$-

The accompanying notes are an integral part of these financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF OPERATIONS

April 15, 2025
(inception)
Formation costs	$771
Net loss	$(771)

Weighted average shares outstanding, basic and diluted	100
Basic and diluted net loss per share	$(7.71)

The accompanying notes are an integral part of these financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock		Additional Paid in	Stock Subscription	Accumulated	Stockholder’s
	Shares	Amount	Capital	Receivable	Deficit	Deficit
April 15, 2025 (inception)	-	$-	$-	$-	$-	$-
Net loss	-	-	-	-	(771)	(771)
Issuance of common stock	100	-	10	(10)	-	-
Inception	100	$-	$10	$(10)	$(771)	$(771)

The accompanying notes are an integral part of these financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF CASH FLOWS

April 15, 2025 (inception)
Cash Flows from Operating Activities
Net loss	$(771)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued formation costs	771
Net cash used in operating activities	-

Net Change in Cash
Cash - beginning of period	-
Cash - end of period	$-

The accompanying notes are an integral part of these financial statements.

JOSS REALTY REIT, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern

JOSS Realty REIT, Inc. (the “Company”) is a Maryland corporation formed on April 15, 2025 (inception). The Company has not yet commenced operations. Upon the completion of the Formation Transactions, as described below, the Company expects to conduct its business through a traditional UPREIT structure in which substantially all its assets are owned by subsidiaries of JOSS Realty Holdings, LP (the “Operating Partnership”). The Company will be the general partner of the Operating Partnership. Any activity of the Company relates to the Company’s formation. The Company will not generate any operating revenues until after the completion of the initial public offering and the completion of the Formation Transactions, at the earliest.

Prior to the completion of the proposed initial public offering and the completion of the Formation Transactions, each of the properties that are expected to be contributed to the Operating Partnership are owned by JOSS Realty Partners B, LLC. While JOSS Realty Partners B, LLC owns and controls other certain properties, the properties included in the Formation Transactions, referred to as its initial portfolio, are as follows:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

The Formation Transactions further include JOSS Realty Partners B, LLC’s investment in Napa Square (Napa, California), for which it owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”).

The Proposed Initial Public Offering

The Company is planning to complete an offering (the “Proposed Initial Public Offering”) whereby the ownership interests in the properties outlined in the initial portfolio will be contributed to the Operating Partnership in exchange for ownership interests in the Operating Partnership.

The Operating Partnership

Following the completion of the Proposed Initial Public Offering and the Formation Transactions, as outlined below, substantially all the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. The Company will be the sole general partner of the Operating Partnership. As of the date of these financial statements, the limited partnership agreement between the Company and the Operating Partnership, which governs the Operating Partnership, has not yet been executed.

Formation Transactions

Each property that is controlled by JOSS Realty Partners B, LLC within the initial portfolio will be owned by the Operating Partnership upon the completion of the Offering and the Formation Transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations in which JOSS Realty Partners B, LLC and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “Ownership Entities.” The financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related Formation Transactions, the current owners of the following will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to the Company or the Operating Partnership in exchange for partnership units of the Operating Partnership:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

c.	Napa Square (Napa, California)

The amount of cash and Operating Partnership Units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third party.

Upon the completion of the Formation Transactions, the Company will indirectly own the equity interests in the initial portfolio.

Going Concern Consideration

As of inception, the Company did not have any operations. Furthermore, the Company did not have any cash or working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the financial statements. Management plans to address this uncertainty through a Proposed Initial Public Offering. There is no assurance that the Company’s plans to complete the Proposed Initial Public Offering will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company intends to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results may differ materially and adversely from these estimates. The Company is not aware of any significant estimates that required management to exercise significant judgment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not incurred any loss due to this concentration risk since inception.

Segments

The Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the Company’s business activities as a single operating and reportable segment. Accordingly, the Company’s CODM uses net income/loss to measure the Company’s single segment’s performance and allocate resources. Further, the CODM reviews and utilizes functional expenses to manage the Company’s operations. The Company has no operations as of the date of inception.

Income Taxes

The Company intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) under the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ending December 31, 2025. As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational requirements.

If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This standard improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

Management does not believe that any additional recently issued, but not yet effective, accounting standards, if currently adopted, would have a material impact on the Company’s financial statements.

Note 3 — Commitments and Contingencies

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. The Company does not have any commitments as of inception.

Note 4 — Related Party Transactions

In April 2025, the Company issued 100 shares of the Company’s common stock for an aggregate purchase price of $10 per share to Larry Botel, the Company’s Chief Executive Officer. Such shares on the date of issuance were duly and validly authorized and issued. Each outstanding share of stock has voting power equal to one vote on each matter submitted at any stockholder’s meeting. As of the date of these financial statements, no consideration has been received from Mr. Botel for the issuance of these shares. Accordingly, the Company has recorded a “Stock subscription receivable” within the stockholder’s equity section on its balance sheet as of inception.

Note 5 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after inception to May 12, 2025, the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

JOSS REALTY

Combined Consolidated Financial Statements

As of and for the years ended December 31, 2024 and 2023

JOSS REALTY

Report of Independent Registered Public Accounting Firm

To the Managing Member

JOSS Realty

Opinion on the Financial Statements

We have audited the accompanying combined consolidated balance sheets of JOSS Realty (the “Predecessor”) as of December 31, 2024 and 2023, and the related combined consolidated statements of operations, changes in members’ equity, and cash flows for years then ended, and the related notes and financial statement schedule III Real Estate and Accumulated Depreciation (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Predecessor’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Predecessor will continue as a going concern. As discussed in Note 1 to the financial statements, the Predecessor has suffered recurring losses from operations. In addition, certain of the Predecessor’s debt matures in less than 12 months from the date the financial statements are available to be issued. Accordingly, substantial doubt exists about the Predecessor’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Predecessor in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CohnReznick LLP

We have served as the Predecessor’s auditor since 2024.

New York, New York

July 14, 2025

JOSS REALTY

COMBINED CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Investments in real estate:
Land and improvements	$5,277,196	$5,277,196
Buildings and improvements	31,476,294	31,015,870
Tenant improvements	6,931,410	4,618,155
Total investments in real estate	43,684,900	40,911,221
Less: Accumulated depreciation	(11,970,507)	(10,783,723)
Investments in real estate, net	31,714,393	30,127,498

Cash	1,204,717	1,889,848
Restricted cash	935,218	838,009
Tenant receivables	134,225	106,427
Deferred rent receivables	2,468,577	2,125,174
Prepaid expenses and other assets	1,330,588	722,290
Equity method investment	9,110,917	9,216,903
Total Assets	$46,898,635	$45,026,149

LIABILITIES, PREFERRED EQUITY AND MEMBERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$33,693,123	$34,166,234
Accounts payable and accrued liabilities	2,386,131	1,471,200
Accrued interest	78,440	73,635
Mandatorily redeemable preferred equity	6,802,348	5,220,000
Total Liabilities	42,960,042	40,931,069

Commitments and contingencies (Note 8)

Members’ equity
Total members’ equity	3,938,593	4,095,080
Total liabilities, preferred equity, and members’ equity	$46,898,635	$45,026,149

The accompanying notes are an integral part of these combined consolidated financial statements.

JOSS REALTY

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2024	2023
Revenues:
Revenues	$6,371,871	$6,733,419
Operating expenses:
Property operating expenses	2,194,158	1,864,943
Real estate taxes	588,581	780,297
Repairs and maintenance	413,681	427,283
Management fees	141,648	169,094
Other operating expenses	246,917	283,689
Depreciation and amortization	1,385,059	2,057,936
Total operating expenses	4,970,044	5,583,242
Income from operations	1,401,827	1,150,177
Other expenses:
Interest expense	2,640,199	1,916,515
Loss on equity method investment	105,985	116,088
Total other expenses	2,746,184	2,032,603
Net loss	$(1,344,357)	$(882,426)

The accompanying notes are an integral part of these combined consolidated financial statements.

JOSS REALTY

COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Members’ Equity
Balance as of December 31, 2022	$4,977,506
Net loss	(882,426)
Balance as of December 31, 2023	4,095,080
Net loss	(1,344,357)
Contributions	1,187,870
Balance as of December 31, 2024	$3,938,593

The accompanying notes are an integral part of these combined consolidated financial statements.

JOSS REALTY

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,344,357)	$(882,426)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	1,385,059	2,057,936
Loss on equity method investments	105,984	116,088
Noncash interest on mandatorily redeemable preferred equity	582,348	-
Amortization of deferred financing costs	272,727	16,250
Changes in current assets and liabilities
Tenant receivables	(27,798)	(4,404)
Deferred rent receivables	(343,403)	93,688
Prepaid expenses and other assets	(806,573)	(347,466)
Accounts payable and accrued liabilities	914,931	811,992
Accrued interest	4,805	(18,017)
Net cash provided by operating activities	743,723	1,843,641

Cash flows from investing activities:
Investments in real estate	(2,773,677)	(354,493)
Net cash used in investing activities	(2,773,677)	(354,493)

Cash flows from financing activities:
Repayment of mortgage notes payable	(745,838)	(613,810)
Issuance of mandatorily redeemable preferred equity	1,000,000	-
Contributions of capital	1,187,870	-
Net cash provided by (used in) financing activities	1,442,032	(613,810)

Increase (decrease) in cash and restricted cash	(587,922)	875,338
Cash and restricted cash, beginning of year	2,727,857	1,852,519
Cash and restricted cash, end of year	$2,139,935	$2,727,857

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,844,454	$1,334,340
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these combined consolidated financial statements.

JOSS REALTY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation, Combination, and Consolidation

As used herein, Joss Realty (the “Company”) refers to certain properties controlled by JOSS Realty Partners B, LLC and its affiliates. While JOSS Realty Partners B, LLC owns and controls other certain properties, the properties included within these financial statements are presented on a combined consolidated basis. The combined consolidated financial statements include the accounts and operations of the following entities and their respective properties:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

The combined consolidated financial statements further include the Company’s investment in Napa Square (Napa, California), for which it owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”).

The Company’s primary investment objectives are to increase the cash flow and value of its portfolio of office properties thereby increasing the value of its equity for its Members. To accomplish these goals, the Company intends to focus on its investment strategy. The Company’s investment strategy, which it has been executing since 2005, is to acquire and improve under-valued and compelling office properties in the economically diverse Metropolitan Statistical Areas (“MSA’s”) of the Northeast, Mid-Atlantic, Southeast, and the West Coast.

The properties and equity method investment included within the definition of the Company, as discussed above, has been identified as the Predecessor to JOSS Realty REIT, Inc. in accordance with the requirements set forth by the Securities and Exchange Commission (the “SEC”). JOSS Realty REIT, Inc. plans to complete an initial public offering (the “Offering”). In connection with this Offering, certain formation transactions (the “Formation Transactions”) will be executed (see Note 2). Upon completion of the Formation Transactions and the Offering, the existing property investors’ ownership interests in each property will be contributed to JOSS Realty Holdings, LP (the “Operating Partnership”) in exchange for limited partner interests in the Operating Partnership. JOSS Realty REIT, Inc. will be the sole general partner of the Operating Partnership. Substantially all of JOSS Realty REIT, Inc.’s operations will be conducted through its Operating Partnership. As a result, the new offering investors and the original investors collectively will own the Operating Partnership. See additional disclosure regarding the offering and formation transactions in Note 3 of these combined consolidated financial statements.

The Company prepared the combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the SEC.

The combined consolidated financial statements have been prepared from each company’s respective historical accounting records and are presented to include the historical financial position, results of operations, and cash flows applicable to the Company under U.S. GAAP. All material balances and transactions between the combined and consolidated entities of the Company have been eliminated.

Liquidity and Operations

The Company’s combined consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

The Company incurred net losses of $1,344,357 and $882,426 for the years ended December 31, 2024 and 2023, respectively. Additionally, under its current debt agreements, it is expected that the Company will have to make payments of $8,121,496 through July 2026. The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of debt and equity securities and extending existing debt agreements. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. Furthermore, there can be no assurance that JOSS Realty B, LLC will contribute incremental capital to the Company to fund its operations. Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.

The combined consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.

Note 2: Structure of the Company

The Company’s Initial Portfolio

The Company owns 100% of the interests in two multi-tenant office properties and a 26.6% ownership in one multi-tenant office property, all three of which are referred to collectively as its “initial portfolio.” These properties are as follows:

55 Walkers Brook, Reading, MA (“55 Walkers Brook”)- The Company acquired 55 Walkers Brook in December 2018 for $32.25 million.

165 Township Line Road, Jenkintown, PA (“165 Township Line Road”)- The Company acquired 165 Township Line Road in October 2017 for $12.1 million.

1401-1485 1st Street, Napa, CA (“Napa Square”)- The Company acquired a 26.6% equity interest in Napa Square in April 2016 for $11.0 million, inclusive of $5.0 million in cash and the Company’s proportionate share of a term loan agreement for $6.0 million. See Note 6 for further information.

The Proposed Offering

The Company is planning to complete an offering (the “Proposed Offering”) whereby the Company’s ownership interests in the properties outlined in its initial portfolio will be contributed to a Delaware limited partnership in exchange for ownership interests in the limited partnership (the “Operating Partnership”).

The Operating Partnership

Following the completion of the proposed Offering and the Formation Transactions, as outlined below, substantially all the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. Joss Realty REIT, Inc., a related party, will be the sole general partner of the Operating Partnership.

Formation Transactions

Each property that is owned by the Company will be owned by the Operating Partnership upon the completion of the Offering and the Formation Transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations in which JOSS Realty Partners B, LLP and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “Ownership Entities.” The combined consolidated financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related Formation Transactions described in Note 3 to the combined consolidated financial statements, the current owners of the following will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to the Company or the Operating Partnership in exchange for partnership units of the Operating Partnership:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

c.	Napa Square (Napa, California)

The amount of cash and Operating Partnership Units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third party. In determining the fair market value of its initial portfolio, management undertook a diligence and underwriting process that took into account, among other factors, market capitalization rates, net operating income, landlord obligations to fund future capital expenditures, lease duration, functionality and ability to release should a tenant not renew its lease, tenant creditworthiness and discount rates based on tenant creditworthiness, property location, property age, comparable sales information and capitalization rates for properties leased to tenants with similar credit profiles and lease durations, tenant operating performance and the fact that brokerage commissions would not be payable in connection with the formation transactions. No single factor was given greater weight than any other in valuing the Company’s initial portfolio. The value attributable to its initial portfolio does not necessarily bear any relationship to the value of any particular property within that portfolio. Furthermore, the Company did not obtain any third-party property appraisals for the properties in the initial portfolio or any other independent third-party valuations or fairness opinions in connection with the formation transactions.

Upon the completion of the Formation Transactions, JOSS Realty REIT, Inc. will indirectly own the equity interests in the Company’s initial portfolio.

Note 3: Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of the combined consolidated financial statements in conformity with U.S. GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from management’s estimates. Significant estimates include revenue recognition, the various useful lives of depreciable and amortizable assets, the evaluation of the Company’s equity method investment for impairment, the evaluation of the Company’s investment properties for impairment, and the purchase price allocation relating to acquisitions of investment properties.

Investment Properties

The Company records investment properties and related intangibles at cost less accumulated depreciation and amortization. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred. The Company capitalizes interest on projects during periods of construction until the projects reach the completion point that corresponds with their intended purpose. The Company did not capitalize any interest during the years ended December 31, 2024 and 2023.

The Company accounts for investment properties that it has acquired using the asset acquisition method. The Company allocates the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the Company may utilize third-party valuation specialists. These components typically include buildings, land, and any intangible assets related to in-place leases the Company determines to exist.

The Company records depreciation on buildings and building improvements utilizing the straight-line method over the estimated useful life of the asset. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. The useful lives of the Company’s assets ranges based upon the type of asset, as outlined below:

Useful life
Buildings	23 to 40 years
Building improvements	1 to 35 years
Tenant improvements	Shorter of lease term or occupancy term of tenant

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy, and fair market value. The Company measures any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects, and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. No properties were sold and no impairments were recognized during the years ended December 31, 2024 and 2023.

Depreciation expense for the years ended December 31, 2024 and 2023 was $1,385,059 and $2,057,936, respectively.

Cash

The Company maintains its cash in bank deposit accounts. Cash is held by financial institutions and are federally insured up to certain limits. At times, the Company’s cash balance exceeds the federally insured limits. The Company’s management believes that the Company is not exposed to significant credit risk due to the financial position of the financial institutions in which the Company’s cash is held.

Restricted Cash

Restricted cash primarily consists of amounts held by mortgage lenders and the Company to provide for real estate tax expenditures, tenant improvements, capital expenditures and security deposits, as well as escrow accounts related to principal and interest payments on bonds.

Equity-Method Investments

The Company holds a 26.6% undivided interest in the Napa Square property pursuant to the TIC Agreement. Per the TIC Agreement, all tenants-in-common hold an individual, undivided ownership interest in the property. Undivided ownership interests are arrangements in which two or more parties jointly own the property and the title is held individually to the extent of each party’s interest. Pursuant to Accounting Standards Codification (“ASC”) Topic 810, Consolidation, (“ASC 810”) a variable interest entity is a legal entity subject to consolidation according to the provisions of ASC 810. Management concluded that the TIC itself is not a legal entity and the Company’s undivided interest represents an interest in the Napa Square property itself, not in an entity that owns the Property. Based upon the nature of such interests, the Company concluded that consolidation guidance is not appropriate, as consolidation guidance applies to the consolidation of separate legal entities. Rather, the Company determined that the equity method of accounting is the appropriate method of accounting for its tenant-in-common interests based on the guidance in ASC Topic 970, Real Estate.

Pursuant to the TIC agreement, the Company has the ability to exercise significant influence, but not control the property related to the TIC. Accordingly, the Company’s pro rata share of the applicable entity’s earnings or losses is included in its combined consolidated statements of operations within the caption “Loss on equity method investment.”

The Company initially records its investments based on either the carrying value for properties contributed or the cash invested.

For the purposes of presentation in its combined consolidated statements of cash flows, the Company follows the “cumulative earnings” approach for classification of distributions from joint ventures. Under the cumulative earnings approach, all distributions received by the investor are deemed to be returns on the investment (and thus classified as operating cash flows), unless the cumulative distributions exceed the cumulative equity in earnings recognized by the investor. The excess distributions are deemed to be returns of the investment and are classified as investing cash flows.

The Company evaluates its equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying value of its investments may exceed the fair value. If it is determined that a decline in the fair value of its investments is not temporary, and if such reduced fair value is below its carrying value, an impairment is recorded. Determining fair value involves significant judgment. The Company’s estimates consider available evidence including the present value of the expected future cash flows discounted at market rates, general economic conditions, and other relevant factors. The Company did not record any impairments related to its equity-method investments for the years ended December 31, 2024 and 2023.

Leasing Commissions

Leasing commissions represent payments made to third parties for services directly relating to securing lease agreements. Initial incremental costs that would not have been incurred if the lease had not been obtained are capitalized and amortized. These leasing commissions are recorded as a component of Prepaid expenses and other current assets within the Company’s combined consolidated balance sheets. Total amortization expense for leasing commission for the years ended December 31, 2024 and 2023 were $25,885 and $105,670, respectively.

Revenue Recognition

As a lessor, the Company’s leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under ASC 842, the lease of space is considered a lease component while the common area maintenance, property taxes and other recoverable costs billings are considered non lease components, which fall under revenue recognition guidance in accordance with ASC Topic 606, Revenue Recognition (“ASC 606”). However, the Company determined that its tenant leases met the criteria to apply the practical expedient provided by ASC 842 to recognize the lease and non-lease components together as one single component. This conclusion was based on the consideration that (1) the timing and pattern of transfer of the non-lease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties is the predominant component of the Company’s leasing arrangements, it accounted for all lease and non-lease components as one-single component under ASC 842.

The Company recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Company. Recognizing income on a straight-line basis requires the Company to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in the combined consolidated balance sheets within the caption “Deferred rent receivables”. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. The Company assesses the collectability of straight-line rent in accordance with the applicable accounting standards and reserve policy. If the lessee becomes delinquent in rent owed under the terms of the lease, the Company may provide a reserve against the recognized straight-line rent receivable asset for a portion, up to its full value, that the Company estimates may not be recoverable.

The tenant is considered to have taken physical possession or have control of the physical use of the leased asset when the tenant obtains access to the leased property. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

●	whether the lease stipulates how a tenant improvement allowance may be spent;

●	whether the amount of a tenant improvement allowance is in excess of market rates;

●	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

●	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

●	whether the tenant improvements are expected to have any residual value at the end of the lease.

Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Company is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion and control in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.

Mandatorily Redeemable Preferred Equity

The Company has classified the mandatorily redeemable preferred equity as a liability in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity.” This is because under the terms of the agreements, neither the issuer nor the holder can have the unilateral discretion to avoid redemption except by both parties’ consent (i.e., they mutually agree to modify the terms). While the redeemable instruments are redeemable at the option of the issuer, there is a specific date that would require redemption by the holder. Furthermore, the amount that is to be redeemed to each holder is based upon a formula and varies. As such, these instruments are carried at the amount of cash that would be paid under the conditions specified within each contract if the mandatorily redeemable preferred equity were repurchased or redeemed as of the reporting date. Additionally, the related dividend payments made by the Company associated with these mandatorily redeemable preferred instruments are treated as a component of interest expense in the accompanying consolidated statements of operations.

Debt Issuance Costs

Debt issuance costs related to debt instruments, excluding line of credit arrangements, are deferred, recorded as a reduction of the related debt liability, and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method.

Refinancings of convertible and promissory notes previously issued by the Company are evaluated under ASC 470-50, Modifications and Extinguishments. A refinancing is accounted for as an extinguishment if the present value of cash flows under the new terms differs by at least 10% from the original terms or if a substantive conversion option is added or eliminated. When an extinguishment occurs, the original debt is derecognized and the new debt is recorded at fair value, recognizing any gain or loss in earnings. If not extinguished, a refinancing is treated as a modification with no gain or loss recognition. If the Company were to experience multiple changes to the same debt within a one-year period, and the first of those changes were determined to be a modification, the Company would then evaluate the changes within the one-year period on a cumulative basis.

Segment Reporting

We currently operate as one segment, which is also our sole reportable segment. Our chief operating decision maker (“CODM”) is the Chief Executive Officer of JOSS Realty Partners B, LLC. We generate our revenue primarily from the leasing of the Company’s properties to tenants. The CODM evaluates performance and allocates resources based on combined consolidated net income (loss), which is also reported as combined consolidated net income (loss) on our combined consolidated statements of operations. Our combined consolidated net income (loss) is primarily derived through the difference in rental revenue, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense. Accordingly, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense, as reported on our combined consolidated statements of operations, represent the Company’s most significant segment expenses. Additionally, the measure of segment assets is reflected on the combined consolidated balance sheets as total assets.

The CODM uses combined consolidated net income (loss) to make key operating decisions, such as identifying attractive real estate investment opportunities, evaluating the performance of the Company’s real estate assets, and deciding on the sources of financing.

Fair Value Measurement

In connection with the acquisition of an investment property, the Company measures and discloses the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

●	Level 1—quoted prices for identical instruments in active markets;

●	Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

●	Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures fair value using a set of standardized procedures that are outlined herein for all assets and liabilities which are required to be measured at fair value. When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classifies such items in Level 1. In instances where a market price is available, but the instrument is in an inactive or over-the-counter market, the Company consistently applies the dealer (market maker) pricing estimate and classifies the asset or liability in Level 2. If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and/or market capitalization rates. Items valued using such internally generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or Level 3 even though there may be some significant inputs that are readily observable. Internal fair value models and techniques used by the Company include discounted cash flow valuation models.

Income Taxes

The entities included within these combined consolidated financial statements are taxed as partnerships for United States income tax purposes for the years ended December 31, 2024 and 2023, thus the income or loss of the Company flows to the members. As partnerships, these legal entities are not subject to tax and any tax liability is the responsibility of the members of the Company. Accordingly, no provision for federal and state income taxes is included in the combined consolidated financial statements for the years ended December 31, 2024 and 2023.

The Company follows ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of December 31, 2024, the Company had no material uncertain tax positions to be accounted for in the financial statements. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense. The Company’s income tax returns for three years will be subject to examination by tax authorities and may change upon examination.

Earnings (Loss) Per Share

Basic and diluted earnings per share would be computed by dividing net income (loss) attributable to the Members for the years ended December 31, 2024 and 2023 by the weighted-average number of shares of common stock or potential common stock outstanding for those periods. There were no shares of common stock or potential common stock outstanding for the years ended December 31, 2024 and 2023 for the combined consolidated entity. Therefore, no earnings (loss) per share information has been presented for any periods.

Recently Issued Accounting Pronouncements

In August 2023, the FASB issued ASU 2023-05, Business Combinations – Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The standard addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture’s separate financial statements. The amendments in this update are effective to all joint venture formations with a formation date on or after January 1, 2025. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose additional categories about federal, state and foreign income taxes in the effective tax rate reconciliation as well as provide annual income taxes paid disaggregated by federal, state and foreign taxes. The standard is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This standard improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recognition of credit losses on loans and other financial instruments held by financial institutions and other organizations. The amendments in ASU 2016-13 eliminate the “probable” initial threshold for recognition of credit losses in current accounting guidance and, instead, reflect an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under current accounting guidance, an entity generally only considered past events and current conditions in measuring the incurred loss. The amendments in ASU 2016-13 broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss. A reporting entity is required to apply the amendments in ASU 2016-13 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-13 on January 1, 2023, was not material to the Company’s combined consolidated financial position and results of operations.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure. The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments do not change how segments are determined, aggregated, or how thresholds are applied to determine reportable segments. The Company adopted ASU No. 2023-07 beginning in 2024. Upon adoption, the guidance was applied retrospectively to all prior periods presented in the financial statements.

Note 4: Cash and Restricted Cash

The following table presents the Company’s cash and restricted cash:

	December 31,
	2024	2023
Cash	$1,204,717	$1,889,848
Restricted cash	935,218	838,009
Total	$2,139,935	$2,727,857

Note 5: Leases as a Lessor

As of December 31, 2024, the Company had leased 78 properties to tenant/operators at each of its properties. As of December 31, 2023 the company leased 74 properties.

As of December 31, 2024, total future minimum rental revenues for the Company’s tenants are as follows:

Year ending December 31,
2025	$5,678,691
2026	5,156,937
2027	4,951,947
2028	4,118,546
2029	3,269,274
Thereafter	8,335,152
Total	$31,510,547

Note 6: Mortgage Notes Payable, Net

Mortgage notes payable, net consists of:

	December 31,
	2024	2023
Mortgage notes payable	$33,870,679	$34,343,790
Deferred financing costs	(177,556)	(177,556)
Mortgage notes payable, net	$33,693,123	$34,166,234

The mortgage notes payable at each of the Company’s properties is further outlined below:

	December 31,
	2024	2023
55 Walkers Brook Road (Reading, Massachusetts)	$20,075,088	$20,301,647
165 Township Line Road (Jenkintown, Pennsylvania)	7,863,791	8,110,343
Napa Square (Napa, California)	5,931,800	5,931,800
	$33,870,679	$34,343,790

Year ending December 31,
2025	8,112,387
2026	6,198,948
2027	19,559,344
$33,870,679

The Company’s mortgage notes payable terms, by property, are outlined below:

55 Walkers Brooks Road

On October 26, 2018, the Company entered into a loan agreement (the “55 Walkers Initial Loan Agreement”) with East Boston Savings Bank for a total principal of $20,962,500. The 55 Walkers Initial Loan Agreement accrued interest annually with a fixed interest rate of 4.70% for the fixed term of the loan. On April 19, 2024, the Company entered into an amendment to the 55 Walkers Initial Loan Agreement (the “Amended Loan Agreement”) with Rockland Trust Company, the successor to East Boston Savings Bank. This amendment extended the maturity date of the loan held by this property to April 19, 2027. It further increased the fixed interest rate to 7.12%. Payments of principal and interest relating to the Amended Loan Agreement are due on a monthly basis in arrears on the 20th day of each calendar month. As a condition to the Amended Loan Agreement, the Company paid $53,254 to the lender which was capitalized as a deferred offering cost.

In connection with the amendment to the loan agreement on April 19, 2024, as discussed above, the Company further entered into a secondary loan commitment with Rockland Trust Company (the “Secondary Loan Agreement”) for a total of $1,000,000 in proceeds. The proceeds of the Secondary Loan Agreement are to be provided to the Company from time to time following the satisfaction of certain conditions, including permits and approvals regarding tenant improvements to the property. Subject to the satisfaction of receiving these permits and approvals, Rockland Trust Company would disburse funds relating to these tenant improvements to the Company. Future requests of advances can be made by the Company, which are subject to the same terms and conditions.

The Company assessed the treatment of the Amended Loan Agreement with Rockland Trust Company in accordance with ASC 470-50, Modifications and Extinguishments. From this, it was concluded that the terms of the Amended Loan Agreement were not substantially different from the 55 Walkers Brooks Road Initial Loan Agreement. As such, the amendment was accounted for as a modification of the 55 Walkers Brooks Road Initial Loan Agreement.

The Amended Loan Agreement and the Secondary Loan Agreement are subject to customary covenants. As of December 31, 2024 and 2023, the Company was not in violation of any of these covenants. The total outstanding borrowings relating to the Amended Loan Agreement and the Secondary Loan Agreement as of December 31, 2024 and 2023 were $20,075,088 and $20,301,647, respectively. The total interest accrued as of December 31, 2024 and 2023 was $32,375 and $42,207, respectively.

165 Township Road

On October 20, 2017, the Company entered into a loan and security agreement (the “Security Agreement”) with Beneficial Bank for a total principal of $9,225,000. The Security Agreement accrues interest annually at a rate of 4.50% per year. $8,558,000 of the Security Agreement was advanced to the Company for the acquisition of 165 Township Road. The balance of the Security Agreement, or $667,000 was to be used for tenant improvements and leasing commissions that would be advanced subject to the satisfaction of certain administrative requirements.

Monthly principal and interest payments relating to the Security Agreement are due in monthly installments in arrears. The Security Agreement can be prepaid at any time. If the Security Agreement is prepaid before its maturity date, the Company would incur a prepayment premium equal to 1.0% of the total prepayment. The Security Agreement is due April 1, 2025. The Company amended the Security Agreement on April 8, 2025 to further extend the maturity date of the Security Agreement to July 1, 2025.

The Security Agreement is subject to customary covenants. As of December 31, 2024 and 2023, the Company was not in violation of any of these covenants. The total outstanding borrowings as of December 31, 2024 and 2023 were $7,863,791 and $8,110,343, respectively. The total interest accrued as of December 31, 2024 and 2023 was $46,065 and $31,428, respectively.

Napa Square

On March 4, 2016, the Company, along with three other investors into this property, executed a promissory note (the “Napa Square Promissory Note”) with JP Morgan Chase for a total principal of $22,300,000. The Napa Square Promissory Note accrues interest annually at a fixed rate of 4.04% per year. Payment of interest is payable monthly until the maturity date, April 1, 2026, on which date the principal and any outstanding interest is due. The Company owns 26.6% of the outstanding equity of this property. As such, the Company is liable for its share of the mortgage payable, or a total of $5,931,800, as of December 31, 2024 and 2023.

The Napa Square Promissory Note is subject to customary covenants. As of December 31, 2024 and 2023, the property was not in violation of any of these covenants.

Note 7: Mandatorily Redeemable Preferred Equity

The legal entities that hold ownership interests in 55 Walker’s Brook Drive have issued mandatorily redeemable preferred equity to specific investors.

On December 20, 2018, a third-party investor contributed $5,220,000 in cash to the Company. In consideration of this capital contribution, the third-party investor received that value in preferred equity of 55 Walkers Brook Drive Venture, LLC, a wholly owned subsidiary of the Company. The mandatorily redeemable preferred equity accrues preferred dividends of 11% per year. Upon the occurrence of a default, such as if the Company were to default on its outstanding debt for this property, not make minimum dividend payments, not redeem the preferred interests on the mandatory redemption date, or sell substantially all the assets or transfer more than fifty percent of the equity interests to a separate company, the dividend percentage will be increased to the lesser of 13% or the highest per year interest rate permitted under the law.

In April 2024, the investors contributed an additional $1,000,000 in cash to the Company. In consideration of this additional capital contribution, the third-party investor received that value in preferred equity of 55 Walkers Brook Drive Venture, LLC under the same terms and conditions as the initial investment.

On an annual basis, regardless of whether the Company has available positive cash flow, one twelfth of a minimum dividend is payable in each twelve-month period from the date of the issuance of the contribution. This minimum dividend is defined as the total amount of contributed capital made by the investor multiplied by the annual preferred dividend interest rate of 11% per year.

Prior to the dissolution of the Company and the commencement of the liquidation of its assets, the operating cash flow of the legal entity that owns this property would be distributed first to the preferred equity holder until all capital contributions and accrued preferred dividend interest are repaid. Any remaining amounts would be distributed to the common members.

Given that the mandatorily redeemable preferred equity was outstanding on December 20, 2023, the fifth anniversary of the date of issuance, the Company is required to pay the total sum of the initial investment made by the third-party investor, plus any accrued but unpaid dividends, plus an amount equal to the excess of 140% of the initial capital contribution over the sum of all distributions made to the third-party investor, plus any amounts outstanding relating to any additional loans made by the third-party investor on the date of redemption. On August 30, 2021, the Company entered into an amendment to the original agreement, allowing for three additional extension terms through August 30, 2026. As of December 31, 2024 and 2023, the total amount due to the third-party investors were $6,802,348 and $5,220,000, respectively.

Note 8: Commitments and Contingencies

Litigation

The Company, from time to time, is subject to legal proceedings and claims that arise in the ordinary course of business. Resolution of any such matter could have a material adverse effect on the results of operations and financial condition. The Company considers all claims on a periodic basis and based on known facts assesses whether potential losses are considered reasonably possible, probable and estimable. Based upon this assessment, the Company then evaluates disclosure requirements and whether to accrue for such claims in its combined consolidated financial statements.

The Company records a provision for a contingent liability when it is both probable that a loss has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of the Company, there are no legal proceedings pending against or involving the Company whose outcome is likely to have a material adverse effect upon the Company’s financial position or results of operations.

Environmental Matters

The Company is not aware of any environmental claims existing as of December 31, 2024 and 2023, that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity. There can be no assurance, however, that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered on the Company’s properties.

Commitments

The Company guarantees from time-to-time obligations of its wholly-owned subsidiaries.

Contingencies

The Company’s operating results and financial condition are dependent on the ability of its tenants to meet their lease obligations. Although the amount of rent that the Company receives from its tenants is not dependent on the tenants’ operating results, the tenants’ ability to fulfill their lease obligations, including the payment of rent, could be adversely affected if the Company’s tenants encountered significant financial difficulties.

Note 9: Concentrations of Risk

As of December 31, 2024, the Company owned one property in each Massachusetts, and Pennsylvania, not including its ownership in its equity-method investment. Accordingly, there is a geographic concentration of risk subject to economic conditions in certain states.

For the year ended December 31, 2024, there were two tenants that made up more than 10% of total combined consolidated revenue. For the year ended December 31, 2024, tenant A represented 10% of total revenue while tenant B represented 11% of total revenue. For the year ended December 31, 2023, tenant A did not represent greater than 10% of total combined consolidated revenue while tenant B represented 10% of total combined consolidated revenue.

Rental revenue, as a percentage of the total recognized for the years ended December 31, 2024 and 2023 were the following by property:

	2024	2023
55 Walkers Brook Road (Reading, Massachusetts)	64%	56%
165 Township Line Road (Jenkintown, Pennsylvania)	36%	44%

Note 10: Equity-Method Investments

Pursuant to the TIC Agreement, each TIC interest holder is responsible for its pro-rata share of contributions which may be required thereunder in connection with the ownership, operation, management, and maintenance of the commonly held property, and each TIC interest holder is entitled to receive its pro-rata share of applicable revenues and proceeds derived from the commonly held property in accordance with the terms thereof. Furthermore, all tenants-in-common hold an individual, undivided ownership interest in the property. Undivided ownership interests are arrangements in which two or more parties jointly own the property and the title is held individually to the extent of each party’s interest.

The Company accounts for its 26.6% ownership interest in Napa Square under the equity method of accounting. The value of its equity method investment was $9,110,917 and $9,216,903 as of December 31, 2024 and 2023 respectively. The Company recognized a loss on its equity method investment during the years ended December 31, 2024 and 2023 of $105,985 and $116,088, respectively. The Company received no distributions of capital from its equity method investment during the years ended December 31, 2024 and 2023.

Summarized financial information as of and for the years ended December 31, 2024 and 2023 for the Company’s equity method investment was as follows:

	December 31, 2024	December 31, 2023
Current assets	$2,810,831	$2,841,773
Noncurrent assets	29,899,031	30,302,047
Noncurrent liabilities	22,300,000	22,300,000
Current liabilities	324,090	359,607
Gross revenues	2,802,961	2,588,717
Loss from continuing operations	535,103	489,623
Net loss	398,441	436,421
Net loss attributable to Joss Realty	105,985	116,088

Note 11: Property Management Agreements

The Company enters into property management agreements with independent third parties. Under these property management agreements, the property manager is to operate and manage the property and to maximize the income derived from the property. Furthermore, the property manager is to collect all rents associated with any tenants within the properties owned by the Company. The Company continues to have the authority to make all major policy and operational decisions relating to the operations of the property. The property managers are required to prepare and submit operating budgets, capital budgets, maintenance plans, repair, maintenance, and leasing of the property for each annual period. The Company is required to approve the budgets prior to execution. As compensation under this agreement, the Company pays a monthly fee, normally calculated as a minimum of monthly gross collections from tenants of the property and further sometimes includes a minimum required monthly fee.

Total costs associated with the Company’s property management agreements for the years ended December 31, 2024 and 2023 were $141,648 and $169,094, respectively, included within management fees in the combined consolidated statements of operations.

Note 12: Subsequent Events

The Company has completed an evaluation of all subsequent events through July 14, 2025 to ensure that these combined consolidated financial statements include appropriate disclosure of events both recognized in the combined consolidated financial statements and events which occurred but were not recognized in the combined consolidated financial statements. The following events were identified:

Agreement of Sale

On June 20, 2025, the Company entered into an Agreement of Purchase and Sale (the “Agreement of Sale”) by and between 165 Township Road Owner, LLC (the “Seller”), a wholly owned subsidiary of the Company, and 165 Township Holdings, LLC (the “Buyer”), an unrelated party. In accordance with the Agreement of Sale, the Company is to sell the second building within the location, along with all real property, to the Buyer, by December 31, 2025 for a total purchase price of $2,500,000. The closing of this transaction is subject to standard closing conditions.

JOSS REALTY REIT, INC. AND SUBSIDIARIES

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2024

Description of Property	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount of Which Carried at Close of Period			Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
		Land	Buildings and Improvements	Improvements	Carrying Costs	Land	Buildings and Improvements	Total
165 Township Road	$7,863,791	$1,174,450	$8,770,895	$714,319	$-	$1,174,450	$9,485,214.00	$10,659,664	$3,449,377	1985	October 20, 2017	Building - 23 years Improvements - 1 to 9 years, depending on nature of improvement
55 Walker	$20,075,088	$4,102,746	$25,952,202	$2,970,288	$-	$4,102,746	$28,922,490.27	$33,025,236	$8,521,130	1986	December 20, 2018	Building - 35 years Improvements - 1 to 35 years, depending on nature of improvement
	$27,938,879	$5,277,196	$34,723,097	$3,684,607	$-	$5,277,196	$38,407,704	$43,684,900	$11,970,507

(1)	The changes in investment in real estate and accumulated depreciation are as follows:

	For the years ended December 31,
	2024	2023
Cost
Balance at the beginning of the year	$40,911,221	$40,556,727
Acquisitions	2,773,679	354,494
Disposals	-	-
Balance at the end of the year	$43,684,900	$40,911,221

Accumulated Depreciation
Balance at the beginning of the year	$10,783,723	$9,132,683
Depreciation	1,186,784	1,651,040
Dispositions	-	-
Balance at the end of the year	$11,970,507	$10,783,723

Net Investments in real estate	$31,714,393	$30,127,498

(2)	The Company records depreciation on buildings and building improvements utilizing the straight-line method over the estimated useful life of the asset, as outlined below. The Company records depreciation on buildings and building improvements utilizing the straight-line method over the estimated useful life of the asset. For further information, please see Note 3 to the audited combined consolidated financial statements.

Useful Life
Buildings	23 to 40 years
Building improvements	1 to 35 years
Tenant improvements	Shorter of lease term or occupancy term of tenant

JOSS REALTY REIT, INC.

Unaudited Condensed Interim Financial Statements

As of September 30, 2025 and for the period from April 15, 2025 (Inception) through September 30, 2025

JOSS REALTY REIT, INC.

JOSS REALTY REIT, INC.

BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(Unaudited)

Assets
Currents assets:
Cash	$704
Deferred transaction costs	1,823,232
Other current assets	25,000
Total Assets	$1,848,936

Liabilities and stockholder’s deficit
Accounts payable and accrued expenses	$1,271,519
Due to JOSS Realty Partners	24,786
Due to JOSS Realty Partners B	24,785
Due to Napa Square	527,846
Accrued formation costs	771
Total liabilities	1,849,707

Commitments and Contingencies (Note 3)

Stockholder’s deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 100 shares issued and outstanding as of September 30, 2025	1
Additional paid-in capital	9
Stock subscription receivable	(10)
Accumulated deficit	(771)
Total stockholder’s deficit	(771)
Total liabilities and stockholder’s deficit	$1,848,936

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 15, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

(Unaudited)

Formation costs	$771
Net loss	$(771)

Weighted average shares outstanding, basic and diluted	100
Basic and diluted net loss per share	$(7.71)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM APRIL 15, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

(Unaudited)

	Common Stock		Additional Paid in	Stock Subscription	Accumulated	Stockholder’s
	Shares	Amount	Capital	Receivable	Deficit	Deficit
April 15, 2025 (inception)	-	$-	$-	$-	$-	$-
Net loss	-	-	-	-	(771)	(771)
Issuance of common stock	100	1	9	(10)	-	-
Balance at September 30, 2025 (unaudited)	100	$1	$9	$(10)	$(771)	$(771)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

JOSS REALTY REIT, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 15, 2025 (INCEPTION) TO SEPTEMBER 30, 2025

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(771)
Changes in operating assets and liabilities:
Accrued formation costs	771
Due to Napa Square	8,000
Net cash provided by operating activities	8,000

Cash Flows from Financing Activities:
Payment of deferred transaction costs	(7,296)
Net cash used in financing activities	(7,296)

Net change in cash	704
Cash - beginning of period	-
Cash - end of period	$704

Summary of noncash investing and financing activities:
Issuance of common stock	$10
Deferred offering costs included in Accounts payable and accrued expenses	$1,278,815
Deferred offering costs included in Due to JOSS Realty Partners	$24,786
Deferred offering costs included in Due to JOSS Realty Partners B	$24,785
Deferred offering costs included in Due to Napa Square	$494,846

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

JOSS REALTY REIT, INC.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern

JOSS Realty REIT, Inc. (the “Company”) is a Maryland corporation formed on April 15, 2025 (inception). The Company has not yet commenced operations. Upon the completion of the formation transactions, as described below (the “Formation Transactions”), the Company expects to conducts its business through a traditional UPREIT structure in which substantially all its assets are owned by subsidiaries of JOSS Realty Holdings, LP (the “Operating Partnership”). The Company will be the general partner of the Operating Partnership. Any activity of the Company relates to the Company’s formation and preparation for its initial public offering. The Company will not generate any operating revenues until after the completion of its initial public offering and the completion of the Formation Transactions, at the earliest.

Prior to the completion of the proposed initial public offering and the completion of the Formation Transactions, each of the properties that are expected to be contributed to the Operating Partnership are owned by JOSS Realty Partners B, LLC. While JOSS Realty Partners B, LLC owns and controls other certain properties, the properties included the Formation Transactions, referred to as its “Initial Portfolio,” are as follows:

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

The Formation Transactions further include JOSS Realty Partners B, LLC’s investment in Napa Square (Napa, California), for which it owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”).

The Proposed Initial Public Offering

The Company is planning to complete an offering (the “Proposed Initial Public Offering”) whereby the ownership interests in the properties outlined in the initial portfolio will be contributed to the Operating Partnership in exchange for ownership interests in the Operating Partnership (the “Proposed Exchange”).

The Operating Partnership

Following the completion of the Proposed Initial Public Offering and the Formation Transactions, as outlined below, substantially all the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. The Company will be the sole general partner of the Operating Partnership. As of the date of these condensed unaudited interim financial statements, the limited partnership agreement between the Company and the Operating Partnership, which governs the Operating Partnership, has not yet been executed.

Formation Transactions

Each property that is controlled by JOSS Realty Partners B, LLC within the initial portfolio will be owned by the Operating Partnership upon the completion of the Proposed Initial Public Offering and the Formation Transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations in which JOSS Realty Partners B, LLC and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “Ownership Entities.” The condensed unaudited interim financial statements are prepared under the assumption that prior to or contemporaneously with completing the Proposed Initial Public Offering and related Formation Transactions, the current owners of the following will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to the Company or the Operating Partnership in exchange for partnership units of the Operating Partnership (the “Operating Partnership Units”):

a.	55 Walkers Brook Road (Reading, Massachusetts)

b.	165 Township Line Road (Jenkintown, Pennsylvania)

c.	Napa Square (Napa, California)

The amount of cash and Operating Partnership Units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third-party.

Upon the completion of the Formation Transactions, the Company will indirectly own the equity interests in its Initial Portfolio.

The accompanying unaudited condensed interim financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of April 15, 2025 (inception), located elsewhere in this filing. The interim results for the period from April 15, 2025 (inception) to September 30, 2025 are not necessarily indicative of the results to be expected for the period from April 15, 2025 (inception) to December 31, 2025, or for any future periods.

Going Concern Consideration

As of September 30, 2025, the Company did not have any operations. Furthermore, the Company did not have any cash or working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the unaudited condensed interim financial statements. Management plans to address this uncertainty through the Proposed Initial Public Offering. There is no assurance that the Company’s plans to complete the Proposed Initial Public Offering will be successful. The unaudited condensed interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

There have been no changes to our significant accounting policies described within the Notes to the Company’s unaudited condensed interim financial statements as of April 15, 2025 (inception). Certain required disclosures relating to our significant accounting policies are disclosed below.

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Segment Reporting

The Company’s chief operating decision maker (“CODM”), the Chief Executive Officer, manages the Company’s business activities as a single operating and reportable segment. Accordingly, the Company’s CODM uses net income/loss to measure the Company’s single segment’s performance and allocate resources. Further, the CODM reviews and utilizes functional expenses to manage the Company’s operations. The Company has no operations as of the date of inception.

Income Taxes

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational requirements.

If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

Earnings (Loss) Per Share

Basic net loss per share is computed by dividing net loss attributable to the stockholder of the Company by the weighted-average number of shares of common stock or potential common stock outstanding for the period from April 15, 2025 (inception) to September 30, 2025. Diluted net loss per share includes the potential dilutive effect of common stock equivalents as if such securities were converted or exercised during the period, when the effect is dilutive. There were no common stock equivalents identified during the period from April 15, 2025 (inception) to September 30, 2025. Further, given the Company is in a net loss position for the period from April 15, 2025 (inception) to September 30, 2025, there is no difference between basic and diluted net loss per share.

Deferred Offering Costs

The Company follows the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. ASC 340-10-S99-1 states that, specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering, may be deferred, and charged against the gross proceeds of the offering when the offering occurs. In connection with the Company’s Proposed Initial Public Offering, any costs that meet the requirements of ASC 340-10-S99-1 are deferred and will be charged against the gross proceeds of the offering when the offering occurs. Currently, those properties that are planned to be contributed to the Operating Partnership in connection with the Formation Transactions are providing funding to the Company for these incremental costs directly attributable to the Proposed Initial Public Offering. As such, the Company has established a liability due to these properties, as reflected within the unaudited condensed balance sheet as of September 30, 2025.

Recently Issued Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This standard improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

Management does not believe that any additional recently issued, but not yet effective, accounting standards, if currently adopted, would have a material impact on the Company’s unaudited condensed interim financial statements.

Note 3 — Commitments and Contingencies

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. The Company does not have any commitments as of inception.

Note 4 — Related Party Transaction With Stockholder

In April of 2025, the Company issued 100 shares of the Company’s common stock for an aggregate purchase price of $10 to Larry Botel, the Company’s Chief Executive Officer. Such shares on the date of issuance were duly and validly authorized and issued. Each outstanding share of stock has voting power equal to one vote on each matter submitted at any stockholder’s meeting. As of the date of these unaudited condensed interim financial statements, no consideration has been received from Mr. Botel for the issuance of these shares. Accordingly, the Company has recorded a “Stock subscription receivable” within the stockholder’s equity section on its balance sheet as of inception.

Note 5 — Subsequent Events

The Company has completed an evaluation of all subsequent events to ensure that these unaudited condensed interim financial statements include appropriate disclosure of events both recognized in the unaudited condensed interim financial statements and events which occurred but were not recognized in the unaudited condensed interim financial statements. No subsequent events were identified as of the date that these unaudited condensed interim financial statements were issued.

JOSS REALTY

Unaudited Condensed Combined Consolidated Financial Statements

As of and for the nine months ended September 30, 2025 and 2024

JOSS REALTY

JOSS REALTY

CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Investments in real estate:
Land and improvements	$5,277,196	$5,277,196
Buildings and improvements	31,447,168	31,476,294
Tenant improvements	7,107,888	6,931,410
Total investments in real estate	43,832,252	43,684,900
Less: Accumulated depreciation	(12,976,389)	(11,970,507)
Investments in real estate, net	30,855,863	31,714,393

Cash	782,607	1,204,717
Restricted cash	536,963	935,218
Tenant receivables	127,624	134,225
Due from Joss Realty REIT	24,786	-
Deferred rent receivables	2,233,733	2,468,577
Prepaid expenses and other assets	1,412,811	1,330,588
Equity method investment	9,094,890	9,110,917
Total Assets	$45,069,277	$46,898,635

LIABILITIES, PREFERRED EQUITY AND MEMBERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$34,129,185	$33,693,123
Accounts payable and accrued liabilities	1,909,808	2,386,131
Accrued interest	62,175	78,440
Mandatorily redeemable preferred equity	7,064,659	6,802,348
Total Liabilities	43,165,827	42,960,042

Commitments and contingencies (Note 8)

Members’ equity
Total members’ equity	$1,903,450	$3,938,593
Total liabilities, preferred equity, and members’ equity	$45,069,277	$46,898,635

The accompanying notes are an integral part of these unaudited condensed combined consolidated financial statements.

JOSS REALTY

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the nine months ended September 30,
	2025	2024
Revenues:
Revenues	$4,064,899	$4,671,263
Operating expenses:
Property operating expenses	1,521,782	1,636,238
Real estate taxes	473,457	452,937
Repairs and maintenance	339,159	337,107
Management fees	91,314	113,102
Other operating expenses	202,433	217,089
Depreciation and amortization	1,247,296	1,019,926
Total operating expenses	3,875,441	3,776,399
Income from operations	189,458	894,864
Other expenses:
Interest expense	2,208,574	1,788,841
Loss on equity method investment	16,027	91,684
Total other expenses	2,224,601	1,880,525
Net loss	$(2,035,143)	$(985,661)

The accompanying notes are an integral part of these unaudited condensed combined consolidated financial statements.

JOSS REALTY

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(UNAUDITED)

Members’ Equity
Balance as of December 31, 2023	$4,095,080
Net loss	(985,661)
Contributions	1,187,871
Balance as of September 30, 2024	$4,297,290

Balance as of December 31, 2024	$3,938,593
Net loss	(2,035,143)
Balance as of September 30, 2025	$1,903,450

The accompanying notes are an integral part of these unaudited condensed combined consolidated financial statements.

JOSS REALTY

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,035,143)	$(985,661)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,247,295	1,019,926
Loss on equity method investments	16,027	91,684
Noncash interest on mandatorily redeemable preferred equity	728,671	219,709
Changes in current assets and liabilities
Tenant receivables	6,601	27,040
Due from Joss Realty REIT	(24,786)	-
Deferred rent receivables	234,844	153,737
Prepaid expenses and other assets	(224,621)	(710,500)
Accounts payable and accrued liabilities	(476,323)	(95,812)
Accrued interest	(16,265)	5,197
Net cash used in provided by operating activities	(543,700)	(274,680)

Cash flows from investing activities:
Investments in real estate	(193,730)	(1,321,971)
Net cash used in investing activities	(193,730)	(1,321,971)

Cash flows from financing activities:
Repayment of mortgage notes payable	(372,232)	(354,605)
Members’ contributions	-	1,187,871
Payment of interest on mandatorily redeemable preferred equity	(466,358)	-
Issuance of mortgage notes payable	755,655	-
Issuance of mandatorily redeemable preferred equity	-	1,000,000
Net cash (used in) provided by financing activities	(82,935)	1,833,266

Decrease in cash and restricted cash	(820,365)	236,615
Cash and restricted cash, beginning of period	2,139,935	2,727,857
Cash and restricted cash, end of period	$1,319,570	$2,964,472

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,489,803	$1,359,543

The accompanying notes are an integral part of these unaudited condensed combined consolidated financial statements.

JOSS REALTY

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1: Organization and Basis of Presentation, Combination, and Consolidation

JOSS Realty Partners B, LLC (“JOSS Realty”) is engaged in the real estate investment business and owns a portfolio of office properties. The Company’s investment strategy, which it has been executing since 2005, is to acquire and improve under-valued and compelling office properties in the economically diverse Metropolitan Statistical Areas (“MSA’s”) of the Northeast, Mid-Atlantic, Southeast, and the West Coast.

These unaudited condensed combined consolidated financial statements present the accounts and operations of the following legal entities consolidated by JOSS Realty and their respective properties:

a.	55 Walkers Brook Drive Owner, LLC (“55 Walkers Brook”)

b.	165 Township Line Road Owner, LLC (“165 Township”)

The unaudited condensed combined consolidated financial statements also include JOSS Realty’s equity investment in Napa Square Owner NY, LLC (“Napa Square”), for which JOSS Realty owns 26.6% of the outstanding equity through a Tenancy in Common Agreement (the “TIC” or the “TIC Agreement”). All significant intercompany balances and transactions have been eliminated in consolidation.

55 Walkers Brook, 165 Township and the equity method investment in Napa Square together are referred to as the Company.

The Company has been identified as the Predecessor to JOSS Realty REIT, Inc. in accordance with the requirements set forth by the Securities and Exchange Commission (the “SEC”). JOSS Realty REIT, Inc. plans to complete an initial public offering of its common stock (the “Offering”). In connection with this Offering, certain formation transactions (the “Formation Transactions”) will be executed (see Note 2). Upon completion of the Formation Transactions and the Offering, the ownership interests in each property will be contributed to JOSS Realty Holdings, LP (the “Operating Partnership”) in exchange for limited partner interests in the Operating Partnership. JOSS Realty REIT, Inc. will be the sole general partner of the Operating Partnership and substantially all of JOSS Realty REIT, Inc.’s operations will be conducted through its Operating Partnership. As a result, the new offering investors and the original investors collectively will own the Operating Partnership. See additional disclosure regarding the offering and formation transactions in Note 2 of these unaudited condensed combined consolidated financial statements.

The accompanying unaudited condensed combined consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed combined consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed combined consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto as of and for the years ended December 31, 2024 and 2023 located elsewhere in this filing. The interim results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Going Concern

The Company incurred net losses of $2,035,143 and $985,661 for the nine months ended September 30, 2025 and 2024, respectively. Additionally, under its current debt agreements, it is expected that the Company will have to make payments of $13,869,633 through September 2026. The Company’s ability to fund its operations is dependent upon the success of management’s plans, which include raising capital through issuances of debt and equity securities and extending existing debt agreements. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. Furthermore, there can be no assurance that JOSS Realty B, LLC will contribute incremental capital to the Company to fund its operations. Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the unaudited condensed combined consolidated financial statements are issued.

The unaudited condensed combined consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern.

Note 2: Structure of the Company, Sale of Certain Real Estate Assets, and the Proposed Offering

The Company’s Initial Portfolio

The Company owns 100% of the interests in two multi-tenant office properties and a 26.6% ownership in one multi-tenant office property, all three of which are referred to collectively as its “initial portfolio” (the “Properties”), including:

55 Walkers Brook- The Company acquired 55 Walkers Brook in December 2018 for $32.25 million.

165 Township Line Road- The Company acquired 165 Township Line Road in October 2017 for $12.1 million.

Napa Square- The Company acquired a 26.6% equity interest in Napa Square in April 2016 for $11.0 million, inclusive of $5.0 million in cash and the Company’s proportionate share of a term loan agreement for $6.0 million. See Note 6 for further information.

Sale of Certain Real Estate Assets

On June 20, 2025, 165 Township Line Road entered into an Agreement and Purchase of Sale (the “Agreement”) to sell certain building and land assets to a third-party. The Agreement contains standard provisions associated with the sale of building and land assets and provides a purchase price of $2.5 million. Subsequent to the closing of the sale, 165 Township Line Road will only hold ownership in one building asset. The closing of the sale is to occur no later than 30 days after approvals have been obtained from all parties specified in the Agreement, but no later than December 31, 2025. As of September 30, 2025, the sale had yet to close.

The Proposed Offering

The Company is planning to complete the “Proposed Offering” whereby the Company’s ownership interests in the Properties are contributed to a real estate investment trust in exchange for ownership interests in the Operating Partnership.

The Operating Partnership

Following the completion of the Proposed Offering and the Formation Transactions, as outlined below, the Properties will be held by, and its operations will be conducted through, the Operating Partnership. Joss Realty REIT, Inc., a related party, will be the sole general partner of the Operating Partnership.

Formation Transactions

Each property that is owned by the Company will be owned by the Operating Partnership upon the completion of the Offering and the Formation Transactions. These properties are currently owned, directly or indirectly by partnerships, limited liability companies or corporations in which JOSS Realty Partners B, LLP and its affiliates, certain of the Company’s other directors and executive officers and their affiliates, and/or other third parties own a direct or indirect interest. The unaudited condensed combined consolidated financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related Formation Transactions described in Note 3, the current owners of the Properties will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to the Company or the Operating Partnership in exchange for partnership units of the Operating Partnership.

The amount of cash and Operating Partnership Units that prior investors will receive in exchange for the properties was determined by management and not through arm’s length negotiations with an independent third-party. In determining the fair market value of its initial portfolio, management undertook a diligence and underwriting process that took into account, among other factors, market capitalization rates, net operating income, landlord obligations to fund future capital expenditures, lease duration, functionality and ability to release should a tenant not renew its lease, tenant creditworthiness and discount rates based on tenant creditworthiness, property location, property age, comparable sales information and capitalization rates for properties leased to tenants with similar credit profiles and lease durations, tenant operating performance and the fact that brokerage commissions would not be payable in connection with the Formation Transactions. No single factor was given greater weight than any other in valuing the Company’s initial portfolio. The value attributable to its initial portfolio does not necessarily bear any relationship to the value of any particular property within that portfolio. Furthermore, the Company did not obtain any third-party property appraisals for the properties in the initial portfolio or any other independent third-party valuations or fairness opinions in connection with the Formation Transactions.

Upon the completion of the Formation Transactions, JOSS Realty REIT, Inc. will indirectly own the equity interests in the Company’s initial portfolio.

Note 3: Summary of Significant Accounting Policies

There have been no changes to our significant accounting policies described within the Notes to the Company’s combined consolidated financial statements as of and for the years ended December 31, 2024 and 2023. Certain required disclosures relating to our significant accounting policies are disclosed below.

Investments in Real Estate

The Company records investment properties and related intangibles at cost less accumulated depreciation and amortization. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred. The Company capitalizes interest on projects during periods of construction until the projects reach the completion point that corresponds with their intended purpose. The Company did not capitalize any interest during the nine months ended September 30, 2025 and 2024.

The Company accounts for investment properties that it has acquired using the asset acquisition method. The Company allocates the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the Company may utilize third-party valuation specialists. These components typically include buildings, land, and any intangible assets related to in-place leases the Company determines to exist.

The Company records depreciation on buildings and building improvements utilizing the straight-line method over the estimated useful life of the asset. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. The useful lives of the Company’s asset ranges based upon the type of asset, are as outlined below:

Useful life
Buildings	23 to 40 years
Building improvements	1 to 35 years
Tenant improvements	Shorter of lease term or occupancy term of tenant

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy, and fair market value. The Company measures any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects, and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. No properties were sold and no impairments were recognized through September 30, 2025.

Depreciation expense for the nine months ended September 30, 2025 and 2024 was $1,052,257 and $852,792, respectively.

Restricted Cash

Restricted cash primarily consists of amounts held by mortgage lenders and the Company to provide for real estate tax expenditures, tenant improvements, capital expenditures and security deposits, as well as escrow accounts related to principal and interest payments on bonds.

Equity-Method Investments

The Company holds a 26.6% undivided interest in the Napa Square property pursuant to the TIC Agreement under which all tenants-in-common hold an individual, undivided ownership interest in the property. Management concluded that the TIC itself is not a legal entity and the Company’s undivided interest represents an interest in the Napa Square property itself, not in an entity that owns the Property. Based upon the nature of such interests, the Company determined that the equity method of accounting is the appropriate method of accounting for its tenant-in-common interests based on the guidance in Accounting Standards Codification (“ASC”) Topic 970, Real Estate. The equity investment balance includes the Company’s share the Napa Square Promissory Note (see Note 5).

The Company evaluates its equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying value of its investments may exceed the fair value. If it is determined that a decline in the fair value of its investments is not temporary, and if such reduced fair value is below its carrying value, an impairment is recorded. Determining fair value involves significant judgment. The Company’s estimates consider available evidence including the present value of the expected future cash flows discounted at market rates, general economic conditions, and other relevant factors. The Company did not record any impairments related to its equity-method investment through September 30, 2025.

Leasing Commissions

Leasing commissions represent payments made to third parties for services directly relating to securing lease agreements. Initial incremental costs that would not have been incurred if the lease had not been obtained are capitalized and amortized. These leasing commissions are recorded as a component of Prepaid expenses and other current assets within the Company’s unaudited condensed combined consolidated balance sheets. Total amortization expenses for the capitalized leasing commission for the nine months ended September 30, 2025 and 2024 were $195,038 and $167,133, respectively.

Segment Reporting

The Company currently operates as one segment, which is also the sole reportable segment. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer of JOSS Realty Partners B, LLC. The Company generates revenue primarily from the leasing of the Company’s properties to tenants. The CODM evaluates performance and allocates resources based on unaudited condensed combined consolidated net income (loss) as reported in the unaudited condensed combined consolidated statements of operations. The unaudited condensed combined consolidated net income (loss) is primarily derived through the difference in rental revenues, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense. Accordingly, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense, as reported on our unaudited condensed combined consolidated statements of operations, represent the Company’s most significant segment expenses. Additionally, the measure of segment assets is reflected on the unaudited condensed combined consolidated balance sheets as total assets.

The CODM uses unaudited condensed combined consolidated net income (loss) to make key operating decisions, such as identifying attractive real estate investment opportunities, evaluating the performance of the Company’s real estate assets, and deciding on the sources of financing.

Income Taxes

The legal entities included within these unaudited condensed combined consolidated financial statements are taxed as partnerships for United States income tax purposes, thus the income or loss of the Company flows to the members. As partnerships, these legal entities are not subject to tax and any tax liability is the responsibility of the members of the Company. Accordingly, no provision for federal and state income taxes is included in the unaudited condensed combined consolidated financial statements for the nine months ended September 30, 2025 and 2024.

The Company follows ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of September 30, 2025 and December 31, 2024, the Company had no material uncertain tax positions to be accounted for in the unaudited condensed combined consolidated financial statements. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense. The Company’s income tax returns for three years, with the latest being the year ended December 31, 2024, are subject to examination by tax authorities and may change upon examination.

Earnings (Loss) Per Share

Basic and diluted earnings per share would be computed by dividing net income (loss) attributable to the Members for the nine months ended September 30, 2025 and 2024 by the weighted-average number of shares of common stock or potential common stock outstanding for those periods. There were no shares of common stock or potential common stock outstanding for the nine months ended September 30, 2025 and 2024 for the combined consolidated entity. Therefore, no earnings (loss) per share information is included for any periods presented.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This standard improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is evaluating the impact of adopting this standard on its financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In August 2023, the FASB issued ASU 2023-05, Business Combinations – Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The standard addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture’s separate financial statements. The amendments in this update are effective to all joint venture formations with a formation date on or after January 1, 2025. The Company adopted this standard effective January 1, 2025, which did not have a material impact on these unaudited condensed combined consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose additional categories about federal, state and foreign income taxes in the effective tax rate reconciliation as well as provide annual income taxes paid disaggregated by federal, state and foreign taxes. The standard is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company adopted this standard on January 1, 2025 and determined that the adoption does not have a material impact on these unaudited condensed combined consolidated financial statements.

Note 4: Leases as a Lessor

The Company leases its properties to unrelated tenants in order to generate rental revenue. The Company’s leases require minimum monthly rental payments that escalate annually. The Company’s leases have a provision requiring the tenants to pay their proportionate share of real estate taxes, insurance costs and common area maintenance costs on a gross basis. Any other property-related costs the Company pays are to be reimbursed by the tenant.

Future minimum annual rental payments to the Company by the tenants due under the non-cancellable lease agreements are as follows:

Year ending December 31, 2025 (remaining)	$1,350,083
2026	5,255,559
2027	5,094,303
2028	4,351,029
2029	3,509,122
Thereafter	8,937,895
Total	$28,497,991

Note 5: Mortgage Notes Payable, Net

Mortgage notes payable, net consists of:

	September 30, 2025	December 31, 2024
Mortgage notes payable	$34,254,102	$33,870,679
Deferred financing costs	(124,917)	(177,556)
Mortgage notes payable, net	$34,129,185	$33,693,123

The mortgage notes payable at each of the Company’s properties is further outlined below:

	September 30, 2025	December 31, 2024
55 Walkers Brook Road (Reading, Massachusetts)	$20,646,853	$20,075,088
165 Township Line Road (Jenkintown, Pennsylvania)	7,675,449	7,863,791
Napa Square (Napa, California)	5,931,800	5,931,800
	$34,254,102	$33,870,679

The Company is contractual payments are as follows as it relates to the Company’s mortgage notes payable:

Year ending December 31, 2025 (remaining)	$7,739,285
2026	6,198,948
2027	20,315,869
$34,254,102

The Company’s mortgage notes payable terms, by property, are outlined below:

55 Walkers Brooks Road

On October 26, 2018, the Company entered into a loan agreement (the “55 Walkers Initial Loan Agreement”) with East Boston Savings Bank for a total principal of $20,962,500. The 55 Walkers Initial Loan Agreement accrued interest annually with a fixed interest rate of 4.70% for the fixed term of the loan. On April 19, 2024, the Company entered into an amendment to the 55 Walkers Initial Loan Agreement (the “Amended Loan Agreement”) with Rockland Trust Company, the successor to East Boston Savings Bank. This amendment extended the maturity date of the loan held by this property to April 19, 2027. It further increased the fixed interest rate to 7.12%. Payments of principal and interest relating to the Amended Loan Agreement are due on a monthly basis in arrears on the 20th day of each calendar month. As a condition to the Amended Loan Agreement, the Company paid $53,254 to the lender which was capitalized as a deferred financing cost.

In connection with the amendment to the loan agreement on April 19, 2024, as discussed above, the Company further entered into a secondary loan commitment with Rockland Trust Company (the “Secondary Loan Agreement”) for a total of $1,000,000 in proceeds. The proceeds of the Secondary Loan Agreement are to be provided to the Company from time to time following the satisfaction of certain conditions, including permits and approvals regarding tenant improvements to the property. Subject to the satisfaction of receiving these permits and approvals, Rockland Trust Company would disburse funds relating to these tenant improvements to the Company. Future requests of advances can be made by the Company, which are subject to the same terms and conditions. As of September 30, 2025, the Company has been provided proceeds of $755,655.

The Company assessed the treatment of the Amended Loan Agreement with Rockland Trust Company in accordance with ASC 470-50, Modifications and Extinguishments and concluded that the amendment should be accounted for as a modification on a prospective basis.

The Amended Loan Agreement and the Secondary Loan Agreement are subject to customary covenants. As of September 30, 2025, the Company was not in violation of any of these covenants. The total outstanding borrowings relating to the Amended Loan Agreement and the Secondary Loan Agreement as of September 30, 2025 and December 31, 2024 were $20,646,853 and $20,075,088, respectively. The total interest accrued as of September 30, 2025 and December 31, 2024 was $20,407 and $32,375, respectively.

165 Township Road

On October 20, 2017, the Company entered into a loan and security agreement (the “Security Agreement”) with Beneficial Bank for a total principal of $9,225,000. The Security Agreement accrues interest annually at a rate of 4.50% per year. $8,558,000 of the Security Agreement was advanced to the Company for the acquisition of 165 Township Road. The balance of the Security Agreement, or $667,000 was to be used for tenant improvements and leasing commissions that would be advanced subject to the satisfaction of certain administrative requirements.

Monthly principal and interest payments relating to the Security Agreement are due in monthly installments in arrears. The Security Agreement can be prepaid at any time. If the Security Agreement is prepaid before its maturity date, the Company would incur a prepayment premium equal to 1.0% of the total prepayment. The Security Agreement was due April 1, 2025. The Company amended the Security Agreement on April 8, 2025 to further extend the maturity date of the Security Agreement to July 1, 2025. The Company further amended the Security Agreement on July 21, 2025 to further extend the maturity date of the Security Agreement to October 1, 2025. The Company further amended the Security Agreement on October 15, 2025, and deposited $60,758 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security Agreement to November 1, 2025. The Company further amended the Security Agreement on November 20, 2025, and deposited $78,704 additional Debt Service Reserve (as defined), to further extend the maturity date of the Security Agreement to January 1, 2026.

The Security Agreement is subject to customary covenants. As of September 30, 2025, the Company was not in violation of any of these covenants. The total outstanding borrowings as of September 30, 2025 and December 31, 2024 were $7,675,449 and $7,863,791, respectively. The total interest accrued as of September 30, 2025 and December 31, 2024 was $41,769 and $46,065, respectively.

Napa Square

On March 4, 2016, the Company, along with three other investors into this property, executed a promissory note (the “Napa Square Promissory Note”) with JP Morgan Chase for a total principal of $22,300,000. The Napa Square Promissory Note accrues interest annually at a fixed rate of 4.04% per year. Payment of interest is payable monthly until the maturity date, April 1, 2026, on which date the principal and any outstanding interest is due. The Company owns 26.6% of the outstanding equity of this property. As such, the Company is liable for its share of the mortgage payable, or a total of $5,931,800, as of September 30, 2025 and December 31, 2024.

The Napa Square Promissory Note is subject to customary covenants. As of September 30, 2025 and December 31, 2024, the property was not in violation of any of these covenants.

Note 6: Mandatorily Redeemable Preferred Equity

On December 20, 2018, the Company received $5,220,000 from a third-party investor in exchange for the preferred equity in 55 Walkers Brook Drive Venture, LLC, a wholly owned subsidiary of the Company. The mandatorily redeemable preferred equity accrues preferred dividends of 11% per year. On April 19, 2024, the Company entered into the First Amendment to the Operating Agreement of 55 Walkers Brook Drive Venture, LLC, which among other terms, increased the preferred dividends accrual percentage to 13%.

Upon the occurrence of an event of default, such as if the Company were to default on its outstanding debt for this property, not make minimum dividend payments, not redeem the preferred interests on the mandatory redemption date, or sell substantially all the assets or transfer more than fifty percent of the equity interests to a separate company, the dividend percentage will be increased to the lesser of 15% or the highest per year interest rate permitted under the law.

On an annual basis, regardless of whether the Company has available positive cash flow, one twelfth of a minimum dividend is payable in each twelve-month period from the date of the issuance of the contribution. This minimum dividend is defined as the total amount of contributed capital made by the investor multiplied by the annual preferred dividend interest rate of 13% per year.

Prior to the dissolution of the 55 Walkers Brook Drive Venture, LLC and the commencement of the liquidation of its assets, the operating cash flow of the legal entity that owns this property are distributed first to the preferred equity holder until all capital contributions and accrued preferred dividend interest are repaid, and any remaining amounts are distributed to the common members.

The preferred equity was redeemable at the option of the holders on the fifth anniversary of the date of issuance, or December 20, 2023, which was amended as part of the First Amendment to the Operating Agreement of 55 Walkers Brook Drive Venture, LLC to be April 19, 2027, and accounted for as a liability on the condensed combined consolidated balance sheets. The preferred equity balances as of September 30, 2025 and December 31, 2024 were equal to the amount due to the investor, including the initial investment, plus any accrued but unpaid dividends, plus an amount equal to the excess of 140% of the initial capital contribution over the sum of all distributions made to the third-party investor, plus any amounts outstanding relating to any additional loans made by the third-party investor on the date of redemption, or a total of $7,064,659 and $6,802,348 as of September 30, 2025 and December 31, 2024, respectively.

Note 7: Commitments and Contingencies

Litigation

The Company, from time to time, is subject to legal proceedings and claims that arise in the ordinary course of business. Resolution of any such matter could have a material adverse effect on the results of operations and financial condition. The Company considers all claims on a periodic basis and based on known facts assesses whether potential losses are considered reasonably possible, probable and estimable. Based upon this assessment, the Company then evaluates disclosure requirements and whether to accrue for such claims in its unaudited condensed combined consolidated financial statements.

The Company records a provision for a contingent liability when it is both probable that a loss has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of the Company, there are no legal proceedings pending against or involving the Company whose outcome is likely to have a material adverse effect upon the Company’s financial position or results of operations.

Environmental Matters

The Company is not aware of any environmental claims existing as of September 30, 2025, that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity. There can be no assurance, however, that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered on the Company’s properties.

Commitments

The Company guarantees from time-to-time obligations of its wholly-owned subsidiaries.

Contingencies

The Company’s operating results and financial condition are dependent on the ability of its tenants to meet their lease obligations. Although the amount of rent that the Company receives from its tenants is not dependent on the tenants’ operating results, the tenants’ ability to fulfill their lease obligations, including the payment of rent, could be adversely affected if the Company’s tenants encountered significant financial difficulties.

Note 8: Concentrations of Risk

As of September 30, 2025 and December 31, 2024, the Company owned one property in both Massachusetts and Pennsylvania, not including its ownership in its equity-method investment. Accordingly, there is a geographic concentration of risk subject to economic conditions in certain states.

For the nine months ended September 30, 2025, there were four tenants that made up more than 10% of total unaudited condensed combined consolidated revenue. For the nine months ended September 30, 2025, tenant A represented 30.2% of total revenue, tenant B represented 14.3% of total revenue, tenant C represented 14.9% of total revenue, and tenant D represented 10.1% of total revenue. For the nine months ended September 30, 2024, tenant A represented 25.2% of total revenue, tenant B represented 11.7% of total revenue, and tenant C represented 14.0% of total revenue. Tenant D did not represent greater than 10% of total unaudited condensed combined consolidated revenue during the nine months ended September 30, 2024.

Rental revenues, as a percentage of the total recognized for the nine months ended September 30, 2025 and 2024 were the following by property:

	For the nine months ended September 30,
	2025	2024
55 Walkers Brook Road (Reading, Massachusetts)	76%	63%
165 Township Line Road (Jenkintown, Pennsylvania)	24%	37%

Note 9: Equity-Method Investment

Pursuant to the TIC Agreement, each TIC interest holder is responsible for its pro-rata share of contributions which may be required thereunder in connection with the ownership, operation, management, and maintenance of the commonly held property, and each TIC interest holder is entitled to receive its pro-rata share of applicable revenues and proceeds derived from the commonly held property in accordance with the terms thereof. Furthermore, all tenants-in-common hold an individual, undivided ownership interest in the property. Undivided ownership interests are arrangements in which two or more parties jointly own the property and the title is held individually to the extent of each party’s interest.

The Company accounts for its 26.6% ownership interest in Napa Square under the equity method of accounting. The value of its equity method investment was $9,094,890 and $9,110,917 as of September 30, 2025 and December 31, 2024, respectively. The Company recognized losses on its equity method investment during the nine months ended September 30, 2025 and 2024 of $16,027 and $91,684, respectively. The Company received no distributions of capital from its equity method investment during the nine months ended September 30, 2025 and 2024.

Summarized financial information as of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024 for the Company’s equity method investment was as follows:

	For the nine months ended September 30,
	2025	2024
Gross revenues	$2,223,914	$2,117,932
Loss (income) from continuing operations	(615,438)	(338,513)
Net loss	60,252	344,678
Net loss attributable to Joss Realty	$16,027	$91,684

	September 30, 2025	December 31, 2024
Current assets	$2,956,659	$2,810,831
Noncurrent assets	29,833,116	29,899,031
Current liabilities	$464,257	$324,090
Noncurrent liabilities	22,300,000	22,300,000

Note 10: Property Management Agreements

The Company enters into property management agreements with independent third parties. Under these property management agreements, the property manager is to operate and manage the property and to maximize the income derived from the property. Furthermore, the property manager is to collect all rents associated with any tenants within the properties owned by the Company. The Company continues to have the authority to make all major policy and operational decisions relating to the operations of the property. The property managers are required to prepare and submit operating budgets, capital budgets, maintenance plans, repair, maintenance, and leasing of the property for each annual period. The Company is required to approve the budgets prior to execution. As compensation under this agreement, the Company pays a monthly fee, normally calculated as a minimum of monthly gross collections from tenants of the property and further sometimes includes a minimum required monthly fee.

Total costs associated with the Company’s property management agreements for the nine months ended September 30, 2025 and 2024 were $91,314 and $113,102, respectively, included within management fees in the unaudited condensed combined consolidated statements of operations.

Note 11: Subsequent Events

The Company has completed an evaluation of all subsequent events to ensure that these unaudited condensed combined consolidated financial statements include appropriate disclosure of events both recognized in the unaudited condensed combined consolidated financial statements and events which occurred but were not recognized in the unaudited condensed combined consolidated financial statements. No subsequent events were identified other than those disclosed in the above as of the date that these financial statements were issued.

NAPA SQUARE

For the years ended December 31, 2024 and 2023

NAPA SQUARE

Independent Auditor’s Report

To Management of Napa Square

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of the property located at 1401-1485 1st Street, Napa, CA (“Napa Square” or the “Property”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Napa Square as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Napa Square and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Property’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Property will continue as a going concern. As discussed in Note 1 to the financial statements, the Property has suffered recurring losses from operations and the Property’s debt matures in less than 12 months from the date the financial statements are available to be issued. Accordingly, substantial doubt exists about the Property’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Napa Square’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Napa Square’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Napa Square’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ CohnReznick LLP

New York, New York

July 14, 2025

NAPA SQUARE

BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Investment in real estate:
Land and improvements	$8,037,352	$8,037,352
Buildings and improvements	26,475,552	26,404,927
Tenant improvements	2,989,726	2,916,871
Total investments in real estate	37,502,630	37,359,150
Less: Accumulated depreciation	(7,603,599)	(7,057,103)
Investments in real estate, net	29,899,031	30,302,047

Cash	1,324,535	1,400,994
Restricted cash	815,836	803,267
Tenant receivables	14,282	77,644
Deferred rent receivables	187,045	156,611
Prepaid expenses and other assets	469,133	403,257
Total Assets	$32,709,862	$33,143,820

LIABILITIES, PREFERRED EQUITY AND MEMBERS’ EQUITY
Liabilities:
Mortgage notes payable, net	$22,300,000	$22,300,000
Accounts payable and accrued liabilities	249,013	284,530
Accrued interest	75,077	75,077
Total Liabilities	22,624,090	22,659,607

Commitments and contingencies (Note 6)

Members’ equity
Total members’ equity	10,085,772	10,484,213
Total liabilities and members’ equity	$32,709,862	$33,143,820

The accompanying notes are an integral part of these financial statements.

NAPA SQUARE

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2024	2023
Revenues:
Rental revenues	$2,802,961	$2,588,717
Operating expenses:
Property operating expenses	591,141	564,975
Real estate taxes	420,513	444,633
Repairs and maintenance	159,362	200,973
Management fees	46,752	46,752
Other operating expenses	415,422	193,688
Depreciation and amortization	634,668	648,073
Total operating expenses	2,267,858	2,099,094
Income from operations	535,103	489,623
Other expenses:
Interest expense	933,544	926,044
Net loss	$(398,441)	$(436,421)

The accompanying notes are an integral part of these financial statements.

NAPA SQUARE

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Members’ Equity
Balance as of December 31, 2022	$10,920,634
Net loss	(436,421)
Balance as of December 31, 2023	10,484,213
Net loss	(398,441)
Balance as of December 31, 2024	$10,085,772

The accompanying notes are an integral part of these financial statements.

NAPA SQUARE

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(398,441)	$(436,421)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	634,668	648,073
Amortization of deferred financing costs	-	150,108
Changes in current assets and liabilities
Tenant receivables	63,362	(41,362)
Deferred rent receivables	(30,434)	23,721
Prepaid expenses and other assets	(154,048)	(328,690)
Accounts payable and accrued liabilities	(35,517)	(104,614)
Net cash provided by (used in) operating activities	79,590	(89,185)

Cash flows from investing activities:
Investments in real estate	(143,480)	(48,459)
Net cash used in investing activities	(143,480)	(48,459)

Decrease in cash and restricted cash	(63,890)	(137,644)
Cash and restricted cash, beginning of year	2,204,261	2,341,905
Cash and restricted cash, end of year	$2,140,371	$2,204,261

Supplemental disclosures of cash flow information:
Cash paid for interest	$900,920	$900,920

The accompanying notes are an integral part of these financial statements.

NAPA SQUARE

NOTES TO FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation

Organization

As used herein, Napa Square (the “Property”) refers to the operations of the property located at 1401 – 1485 1st Street, Napa, California. The Property was acquired by three separate investors in April of 2016 which operate under a tenancy-in-common arrangement. The Property has three separate tenants in common which have ownership interests in the Property as of December 31, 2024 and 2023:

●	Joss Realty Partners B- 26.6%

●	One Napa, LLC- 36.7%

●	JNK Napa Square, LLC- 36.7%

The Property generates income through leasing space throughout this property.

Basis of Presentation

The Property’s financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

Liquidity and Operations

The Property’s financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business.

Going Concern

The Property incurred net losses of $398,441 and $436,421 for the years ended December 31, 2024 and 2023, respectively. Additionally, under its current debt agreements, the Property is required to repay its entire mortgage note on April 1, 2026, totaling $22,300,000. The Property’s ability to fund its operations is dependent upon management’s plans, which include raising capital through issuances of debt and equity securities and extending existing debt agreements. The Property cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. A failure to raise sufficient financing and/or extend existing debt agreements, among other factors, will adversely impact the Property’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives. Furthermore, there can be no assurance that the investors in the property will contribute incremental capital to the Property to fund its operations. Accordingly, based on the considerations discussed above, management has concluded there is substantial doubt as to the ability to continue as a going concern within one year after the date the financial statements are available to be issued.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the property be unable to continue as a going concern.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of the financial statements in conformity with U.S. GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from management’s estimates. Significant estimates include revenue recognition, the various useful lives of depreciable and amortizable assets, and the evaluation of the Property’s investment properties for impairment.

Investment Property

The Property records investment properties and related intangibles at cost less accumulated depreciation and amortization. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity, or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred. The Property capitalizes interest on projects during periods of construction until the projects reach the completion point that corresponds with their intended purpose. The Property did not capitalize any interest during the years ended December 31, 2024 and 2023.

The Property accounts for investment properties that it has acquired using the asset acquisition method. The Property allocates the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the Property may utilize third-party valuation specialists. These components typically include buildings, land, and any intangible assets related to in-place leases the Property determines to exist.

The Property records depreciation on buildings and building improvements utilizing the straight-line method over the estimated useful life of the asset. The Property reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. The useful lives of the Property’s assets ranges based upon the type of asset, as outlined below:

Useful life
Buildings	50 years
Building improvements	1 to 14 years
Tenant improvements	Shorter of lease term or occupancy term of tenant

The Property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy, and fair market value. The Property measures any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Property charges to income the excess of carrying value of the property over its estimated fair value. The Property estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects, and local market information. The Property may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. No properties were sold, and no impairments were recognized during the years ended December 31, 2024 and 2023.

Depreciation expense for the years ended December 31, 2024 and 2023 was $634,668 and $648,073, respectively.

Cash

The Property maintains its cash in bank deposit accounts. Cash is held by financial institutions and are federally insured up to certain limits. At times, the Property’s cash balance exceeds the federally insured limits. The Property’s management believes that the Property is not exposed to significant credit risk due to the financial position of the financial institutions in which the Property’s cash is held.

Restricted Cash

Restricted cash primarily consists of amounts held by mortgage lenders and the Property to provide for real estate tax expenditures, tenant improvements, capital expenditures and security deposits, as well as escrow accounts related to principal and interest payments on bonds.

Leasing Commissions

Leasing commissions represent payments made to third parties for services directly relating to securing lease agreements. Initial incremental costs that would not have been incurred if the lease had not been obtained are capitalized and amortized. These leasing commissions are recorded as a component of Prepaid expenses and other current assets within the Property’s balance sheet. Total amortization expense for leasing commission for the years ended December 31, 2024 and 2023 were $88,172 and $101,426, respectively and are included in Prepaid expenses and other assets within the balance sheets.

Revenue Recognition

As a lessor, the Property’s leases with tenants generally provide for the lease of real estate properties, as well as common area maintenance, property taxes and other recoverable costs. Under ASC Topic 842, Leases, the lease of space is considered a lease component while the common area maintenance, property taxes and other recoverable costs billings are considered non lease components, which fall under revenue recognition guidance in accordance with ASC Topic 606, Revenue Recognition. However, the Property determined that its tenant leases met the criteria to apply the practical expedient provided by ASC 842 to recognize the lease and non-lease components together as one single component. This conclusion was based on the consideration that (1) the timing and pattern of transfer of the non-lease components and associated lease component are the same, and (2) the lease component, if accounted for separately, would be classified as an operating lease. As the lease of properties is the predominant component of the Property’s leasing arrangements, it accounted for all lease and non-lease components as one-single component under ASC 842.

The Property recognizes rental income from tenants under operating leases on a straight-line basis over the noncancelable term of the lease when collectability of such amounts is reasonably assured. Recognition of rental income on a straight-line basis includes the effects of rental abatements, lease incentives and fixed and determinable increases in lease payments over the lease term. If the lease provides for tenant improvements, management determines whether the tenant improvements, for accounting purposes, are owned by the tenant or by the Property. Recognizing income on a straight-line basis requires the Property to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in the balance sheets within the caption “Deferred rent receivables”. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. The Property assesses the collectability of straight-line rent in accordance with the applicable accounting standards and reserve policy. If the lessee becomes delinquent in rent owed under the terms of the lease, the Property may provide a reserve against the recognized straight-line rent receivable asset for a portion, up to its full value, that the Property estimates may not be recoverable.

The tenant is considered to have taken physical possession or have control of the physical use of the leased asset when the tenant obtains access to the leased property. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

●	whether the lease stipulates how a tenant improvement allowance may be spent;

●	whether the amount of a tenant improvement allowance is in excess of market rates;

●	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

●	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

●	whether the tenant improvements are expected to have any residual value at the end of the lease.

Tenant reimbursements of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred and presented gross if the Property is the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion and control in selecting the supplier and bears the associated credit risk. In instances where the operating lease agreement has an early termination option, the termination penalty is based on a predetermined termination fee or based on the unamortized tenant improvements and leasing commissions.

Debt Issuance Costs

Debt issuance costs related to debt instruments are deferred, recorded as a reduction of the related debt liability, and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method.

Segment Reporting

We currently operate as one segment, which is also our sole reportable segment. Our chief operating decision maker (“CODM”) is the Chief Executive Officer of JOSS Realty Partners B, LLC. We generate our revenue primarily from the leasing of the Property’s properties to tenants. The CODM evaluates performance and allocates resources based on net income (loss). Our net income (loss) is primarily derived through the difference in rental revenue, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense. Accordingly, property operating expenses, real estate taxes, repairs and maintenance, management fees, depreciation and amortization, and interest expense, as reported on our statements of operations, represent the Property’s most significant segment expenses. Additionally, the measure of segment assets is reflected on the balance sheets as total assets.

The CODM uses net income (loss) to make key operating decisions, such as identifying attractive real estate investment opportunities, evaluating the performance of the Property’s real estate assets, and deciding on the sources of financing.

Income Taxes

The Property is operated in accordance with a tenancy-in-common agreement and is not subject to tax and any tax liability is the responsibility of the members of the Property. Accordingly, no provision for federal and state income taxes is included in the financial statements for the years ended December 31, 2024 and 2023.

The Property follows ASC Subtopic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of December 31, 2024, the Property had no material uncertain tax positions to be accounted for in the financial statements. In the event that the Property is assessed interest or penalties at some point in the future, it will be classified in the financial statements as tax expense.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires entities to disclose additional categories about federal, state and foreign income taxes in the effective tax rate reconciliation as well as provide annual income taxes paid disaggregated by federal, state and foreign taxes. The standard is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Property is evaluating the impact of adopting this standard on its financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recognition of credit losses on loans and other financial instruments held by financial institutions and other organizations. The amendments in ASU 2016-13 eliminate the “probable” initial threshold for recognition of credit losses in current accounting guidance and, instead, reflect an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under current accounting guidance, an entity generally only considered past events and current conditions in measuring the incurred loss. The amendments in ASU 2016-13 broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss. A reporting entity is required to apply the amendments in ASU 2016-13 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-13 on January 1, 2023, was not material to the Property’s financial position and results of operations.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure. The ASU updates reportable segment disclosure requirements, primarily through requiring enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments do not change how segments are determined, aggregated, or how thresholds are applied to determine reportable segments. The Property adopted ASU No. 2023-07 beginning in 2024. Upon adoption, the guidance was applied retrospectively to all prior periods presented in the financial statements.

Note 3: Cash and Restricted Cash

The following table presents the Property’s cash and restricted cash:

	December 31,
	2024	2023
Cash	$1,324,535	$1,400,994
Restricted cash	815,836	803,267
Total	$2,140,371	$2,204,261

Note 4: Leases as a Lessor

As of December 31, 2024, the Property had leased 16 properties to tenant/operators at each of its properties. As of December 31, 2023 the Property leased 15 properties.

As of December 31, 2024, total future minimum rental revenues for the Property’s tenants are as follows:

Year ending December 31,
2025	$1,817,164
2026	1,463,798
2027	1,332,622
2028	922,977
2029	434,733
Thereafter	422,151
Total	$6,393,445

Note 5: Mortgage Notes Payable, Net

On March 4, 2016, the Property’s three investors executed a promissory note (the “Napa Square Promissory Note”) with JP Morgan Chase for a total principal of $22,300,000. The Napa Square Promissory Note accrues interest annually at a fixed rate of 4.04% per year. Payment of interest is payable monthly until the maturity date, April 1, 2026, on which date the principal and any outstanding interest is due. The total amount due as of December 31, 2024 and 2023 relating to the Napa Square Promissory Note was $22,300,000.

Minimum payments relating to the Property’s mortgage notes payable consist of:

Year ending December 31,
2025	$-
2026	22,300,000
Total	$22,300,000

Note 6: Commitments and Contingencies

Litigation

The Property, from time to time, is subject to legal proceedings and claims that arise in the ordinary course of business. Resolution of any such matter could have a material adverse effect on the results of operations and financial condition. The Property considers all claims on a periodic basis and based on known facts assesses whether potential losses are considered reasonably possible, probable and estimable. Based upon this assessment, the Property then evaluates disclosure requirements and whether to accrue for such claims in its financial statements.

The Property records a provision for a contingent liability when it is both probable that a loss has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of the Property, there are no legal proceedings pending against or involving the Property whose outcome is likely to have a material adverse effect upon the Property’s financial position or results of operations.

Environmental Matters

The Property is not aware of any environmental claims existing as of December 31, 2024 and 2023, that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity. There can be no assurance, however, that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered on the Property’s properties.

Commitments

The Property is not aware of any commitments that existed as of December 31, 2024 and 2023 that have not been provided for or would otherwise have a material impact on its financial position, results of operations, or liquidity.

Contingencies

The Property’s operating results and financial condition are dependent on the ability of its tenants to meet their lease obligations. Although the amount of rent that the Property receives from its tenants is not dependent on the tenants’ operating results, the tenants’ ability to fulfil their lease obligations, including the payment of rent, could be adversely affected if the Property’s tenants encountered significant financial difficulties.

Note 7: Concentrations of Risk

As of December 31, 2024, the Property operated one property in Napa, California. Accordingly, there is a geographic concentration of risk subject to economic conditions in that state.

For the year ended December 31, 2024, there were three tenants that made up more than 10% of total revenue. For the year ended December 31, 2024, tenant A represented 13% of total revenue, tenant B represented 12% of total revenue, and tenant C represented 17% of total revenue. For the year ended December 31, 2023, tenant A did not represent greater than 10% of total revenue, tenant B represented 12% of total revenue, tenant C represented 17% of total revenue, and another tenant, tenant D, represented 11% of total revenue.

Note 8: Property Management Agreements

The Property enters into property management agreements with independent third parties. Under these property management agreements, the property manager is to operate and manage the property and to maximize the income derived from the property. Furthermore, the property manager is to collect all rents associated with any tenants within the properties owned by the Property. The Property continues to have the authority to make all major policy and operational decisions relating to the operations of the property. The property managers are required to prepare and submit operating budgets, capital budgets, maintenance plans, repair, maintenance, and leasing of the property for each annual period. The Property is required to approve the budgets prior to execution. As compensation under this agreement, the Property pays a monthly fee, normally calculated as a minimum of monthly gross collections from tenants of the property and further sometimes includes a minimum required monthly fee.

Total costs associated with the Property’s property management agreements were $46,752 for both the years ended December 31, 2024 and 2023, and are included within management fees in the statements of operations.

Note 9: Subsequent Events

The Property has completed an evaluation of all subsequent events through July 14, 2025, the date the financial statements are available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. No subsequent events were identified that would have a material impact on the Property’s financial statements.

3,000,000 Shares

JOSS Realty REIT, Inc.

PRELIMINARY PROSPECTUS

D. Boral Capital

            , 2025

Until      , 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE American listing fee.

SEC registration fee		$2,858.67
FINRA filing fee		3,105.00
Stock exchange listing fee		5,000.00
Legal fees and expenses		2,000,000.00
Printing and engraving expenses		25,000.00
Transfer agent’s fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*
Total	$		*

*	To be completed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In April 2025, we have issued 100 shares of common stock to Larry Botel in exchange for an intention to invest $1,000 in cash as our initial capitalization. We will repurchase these shares at cost upon completion of this offering. Such issuance was exempt from the requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

In connection with the formation transactions, the operating partnership will issue OP units, with an aggregate value equal to approximately $6.0 million (based on the midpoint of the price range set forth on the cover page of the prospectus that forms a part of this registration statement).

In each case, the aforementioned securities issued as consideration in the formation transaction were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The charter of JOSS Realty REIT, Inc. (the “Company,” “we,” “us” and “our”) contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

●	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

We intend to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of JOSS REIT Holdings, LP, our operating partnership.

Item 35. Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us from the securities registered hereunder will be credited to the appropriate capital account.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements: see Index to Financial Statements.

(B) Exhibits: The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

^1.1	Form of Underwriting Agreement

^3.1	Articles of Incorporation of JOSS Realty REIT, Inc.

^3.2	Bylaws of JOSS Realty REIT, Inc.

^3.3	Form of Articles of Amendment and Restatement of JOSS Realty REIT, Inc., to be in effect upon the completion of this offering

^3.4	Form of Amended and Restated Bylaws of JOSS Realty REIT, Inc., to be in effect upon the completion of this offering

^4.1	Form of Common Stock Certificate of JOSS Realty REIT, Inc.

^5.1	Opinion of Clifford Chance US LLP

*8.1	Opinion of Clifford Chance US LLP with respect to tax matters

^10.1	Form of Partnership Agreement of JOSS REIT Holdings, LP, to be in effect upon the completion of this offering

^10.2	Form of Indemnification Agreement between JOSS Realty REIT, Inc. and each of its directors and executive officers

†*10.3	Form of Offer Letter between JOSS Realty REIT, Inc. and Larry Botel

†*10.4	Form of Offer Letter between JOSS Realty REIT, Inc. and Larry McCulley

†*10.5	JOSS Realty REIT, Inc. 2025 Equity Incentive Plan

†*10.6	Form of Restricted Stock Grant and Agreement for use under the JOSS Realty REIT, Inc. 2025 Equity Incentive Plan (Director Awards)

†*10.7	Form of Restricted Stock Grant and Agreement for use under the JOSS Realty REIT, Inc. 2025 Equity Incentive Plan

*10.8	Amended and Restated Loan Agreement, dated as of April 19, 2024, between 55 Walkers Brook Drive Owner LLC and Rockland Trust Company

*10.9	Construction Loan and Security Agreement, dated as of October 20, 2017, between 165 Township Line Road Owner LLC and Beneficial Bank

*10.10	First Amendment to Construction Loan and Security Agreement, dated as of January 31, 2020, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.11	Second Amendment to Construction Loan and Security Agreement, dated as of October 24, 2024, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.12	Third Amendment to Construction Loan and Security Agreement, dated as of April 8, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.13	Fourth Amendment to Construction Loan and Security Agreement, dated as of July 21, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.14	Fifth Amendment to Construction Loan and Security Agreement, dated as of October 15, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.15	Sixth Amendment to Construction Loan and Security Agreement, dated as of November 20, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.16	Open-End Mortgage and Security Agreement, dated as of October 20, 2017, between 165 Township Line Road Owner LLC and Beneficial Bank

*10.17	Mortgage Note, dated as of October 20, 2017, between 165 Township Line Road Owner LLC and Beneficial Bank

*10.18	First Amendment to Mortgage Note, dated as of October 24, 2024, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.19	Second Amendment to Mortgage Note, dated as of April 8, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.20	Third Amendment to Mortgage Note, dated as of July 21, 2025, between 165 Township Line Road Owner LLC and Wilmington Savings Fund Society, FSB

*10.21	Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of March 4, 2016, by and between Napa Square Owner NY LLC, One Napa LLC, JNK Napa Square LLC, First American Title Insurance Company, and Insurance Strategy Funding II, LLC

*10.22	Promissory Note, dated as of March 4, 2016, between Napa Square Owner NY LLC, One Napa LLC, JNK Napa Square LLC, and Insurance Strategy Funding II, LLC

*10.23	Tenancy in Common Agreement, dated as of March 4, 2016, between Napa Square Owner NY LLC, One Napa LLC, and JNK Napa Square LLC

*10.24	First Amendment of Tenancy in Common Agreement, dated as of March 4, 2016, between Napa Square Owner NY LLC, One Napa LLC, and JNK Napa Square LLC

^21.1	List of Subsidiaries of JOSS Realty REIT, Inc.

23.1	Consent of CohnReznick LLP as to the consolidated financial statements of JOSS Realty REIT, Inc.

23.2	Consent of CohnReznick LLP as to the consolidated financial statements of JOSS Realty

23.3	Consent of CohnReznick LLP as to the financial statements of Napa Square

^23.4	Consent of Clifford Chance US LLP (contained in Exhibit 5.1)

*23.5	Consent of Clifford Chance US LLP (contained in Exhibit 8.1)

^99.1	Consent of Matthew Cypher to be named as a Director Nominee

^99.2	Consent of L. McCulley to be named as a Director Nominee

^99.3	Consent of Marc Pfeffer to be named as a Director Nominee

^99.4	Consent of Linda Lewis to be named as a Director Nominee

^107	Filing Fee Table

*	To be filed by amendment.
^	Previously filed.
†	Indicates management contract or compensatory plan.
+	Pursuant to Item 601(a)(5) of Regulation S-K, the registrant has omitted schedules (or similar attachments) to this exhibit. The registrant agrees to furnish supplementally a copy of the omitted schedules (or similar attachments) to the Securities and Exchange Commission upon request.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 2nd day of December, 2025.

JOSS REALTY REIT, INC.

Signature	Title	Date

/s/ Larry Botel	Chief Executive Officer, President, and Sole Director	December 2, 2025
Larry Botel	(Principal Executive Officer)

*	Chief Financial Officer	December 2, 2025
Barry Regenstein	(Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Larry Botel
Name:	Larry Botel
Title:	Attorney-in-fact